EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

among

ENDURANCE SPECIALTY HOLDINGS LTD.,

VARIOUS DESIGNATED SUBSIDIARY BORROWERS,

VARIOUS LENDING INSTITUTIONS,

and

JPMORGAN CHASE BANK, N.A.

as ADMINISTRATIVE AGENT

Dated as of May 8, 2007

$1,175,000,000

J.P. MORGAN SECURITIES INC.,

and

WACHOVIA CAPITAL MARKETS, LLC
as JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as SYNDICATION AGENT

and

ING BANK N.V., LONDON BRANCH,
BANK OF AMERICA, N.A.,
BARCLAYS BANK PLC,
LLOYDS TSB BANK PLC,
THE BANK OF NEW YORK,
CALYON NEW YORK BRANCH,
as DOCUMENTATION AGENTS

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Page

SECTION 3. Fees; Commitments		39

3.01	Fees	39
3.02	Voluntary Reduction of Commitments	41
3.03	Mandatory Reduction of Commitments	42

SECTION 4. Payments		42

4.01	Voluntary Prepayments	42
4.02	Mandatory Repayments	42
4.03	Method and Place of Payment	45
4.04	Net Payments	45

SECTION 5. Conditions Precedent		48

5.01	Conditions Precedent to the Effective Date	48
5.02	Conditions Precedent to All Revolving Loans and Letters of Credit	50

SECTION 6. Representations, Warranties and Agreements		51

6.01	Corporate Status	51
6.02	Corporate Power and Authority	52
6.03	No Contravention of Laws, Agreements or Organizational Documents	52
6.04	Litigation and Contingent Liabilities	52
6.05	Use of Proceeds; Margin Regulations	52
6.06	Approvals	53
6.07	Investment Company Act	53
6.08	True and Complete Disclosure; Projections and Assumptions	53
6.09	Financial Condition; Financial Statements	53
6.10	Tax Returns and Payments	54
6.11	Compliance with ERISA	54
6.12	Subsidiaries	54
6.13	Capitalization	55
6.14	Indebtedness	55
6.15	Compliance with Statutes, etc	55
6.16	Insurance Licenses	55
6.17	Security Documents	56

SECTION 7. Affirmative Covenants		56

7.01	Information Covenants	56
7.02	Books, Records and Inspections	58
7.03	Insurance	58
7.04	Payment of Taxes	59
7.05	Maintenance of Existence	59
7.06	Compliance with Statutes, etc	59
7.07	ERISA	59
7.08	Maintenance of Property	60
7.09	Maintenance of Licenses and Permits	60
7.10	Claims Paying Ratings	60
7.11	End of Fiscal Years; Fiscal Quarters	60

Page

7.12	Borrowing Base Requirement	61
7.13	Further Assurances	61

SECTION 8. Negative Covenants		61

8.01	Changes in Business	61
8.02	Consolidations, Amalgamations, Mergers, Sales of Assets and Acquisitions	61
8.03	Liens	62
8.04	Indebtedness	63
8.05	Issuance of Stock	64
8.06	Dissolution	64
8.07	Restricted Payments	64
8.08	Transactions with Affiliates	64
8.09	Maximum Leverage Ratio	64
8.10	Minimum Consolidated Tangible Net Worth	64
8.11	Private Act	65
8.12	Restrictions on Transfers	65

SECTION 9. Events of Default		65

9.01	Payments	65
9.02	Representations, etc	65
9.03	Covenants	65
9.04	Default Under Other Agreements	65
9.05	Bankruptcy, etc	66
9.06	ERISA	66
9.07	Judgments	67
9.08	Insurance Licenses	67
9.09	Parent Borrower Guaranty	67
9.10	Security Documents	67
9.11	Ownership	67

SECTION 10. Definitions		68

SECTION 11. The Agents		92

11.01	Appointment	92
11.02	Delegation of Duties	92
11.03	Exculpatory Provisions	92
11.04	Reliance by Agents	93
11.05	Notice of Default	93
11.06	Non-Reliance	94
11.07	Indemnification	94
11.08	The Agents in Their Individual Capacities	95
11.09	Successor Agents	95

SECTION 12. Miscellaneous		95

12.01	Payment of Expenses, etc	95
12.02	Right of Setoff	96

Page

12.03	Notices	96
12.04	Benefit of Agreement	97
12.05	No Waiver; Remedies Cumulative	99
12.06	Payments Pro Rata	99
12.07	Calculations; Computations	100
12.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE	100
12.09	Counterparts	101
12.10	Headings Descriptive	102
12.11	Amendment or Waiver	102
12.12	Survival	103
12.13	Domicile of Revolving Loans	103
12.14	Confidentiality	103
12.15	WAIVER OF JURY TRIAL	104
12.16	Register	104
12.17	USA Patriot Act	105

SECTION 13. Parent Borrower Guaranty		105

13.01	The Guaranty	105
13.02	Bankruptcy	105
13.03	Nature of Liability	105
13.04	Independent Obligation	106
13.05	Authorization	106
13.06	Reliance	107
13.07	Subordination	107
13.08	Waiver	108

ANNEX I	List of Lenders and Commitments
ANNEX II	Lender Addresses
ANNEX III	Subsidiaries
ANNEX IV	Capitalization
ANNEX V	Indebtedness
ANNEX VI	[Intentionally Deleted]
ANNEX VII	Liens
ANNEX VIII	Existing Letters of Credit

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B-1	Form of Tranche 1 Note
EXHIBIT B-2	Form of Tranche 2 Note
EXHIBIT C-1	Form of Tranche 1 Letter of Credit Request
EXHIBIT C-2	Form of Tranche 2 Letter of Credit Request
EXHIBIT D	Form of Section 4.04(b)(ii) Certificate
EXHIBIT E-1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
EXHIBIT E-2	Form of Opinion of Appleby Spurling Hunter
EXHIBIT E-3	Form of Opinion of Ashurst
EXHIBIT F	Form of Officer’s Certificate
EXHIBIT G	Form of Assignment Agreement
EXHIBIT H	Form of DSB Assumption Agreement
EXHIBIT I-1	Form of Additional Tranche 1 Commitment Agreement
EXHIBIT I-2	Form of Additional Tranche 2 Commitment Agreement
EXHIBIT J	Form of Borrowing Base Certificate
EXHIBIT K	Form of Amended and Restated Pledge and Security Agreement
EXHIBIT L	Form of Existing Lender Agreement
EXHIBIT M	Form of Account Control Agreement

v

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 8, 2007, among ENDURANCE SPECIALTY HOLDINGS LTD., a company organized under the laws of Bermuda (the “Parent Borrower”), the Designated Subsidiary Borrowers (as hereinafter defined) from time to time party hereto, the lending institutions listed from time to time on Schedule I hereto under the captions “Continuing Lenders” (the “Continuing Lenders”) and “Additional Lenders” (the “Additional Lenders”, and together with the Continuing Lenders, (each a “Lender” and, collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”) amends and restates in full the Credit Agreement dated as of August 6, 2004, as amended on April 18, 2005, among the Parent Borrower, certain affiliates of the Parent Borrower, each lender party from time to time party thereto (“Original Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated supplemented or otherwise modified from time to time, the “Existing Credit Agreement”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.

WITNESSETH:

WHEREAS, the Existing Credit Agreement is to be amended and restated as provided herein (the “Amended and Restated Credit Agreement”);

WHEREAS, each of the lenders to the Existing Credit Agreement that is not a Continuing Lender (collectively, the “Retiring Lenders”) will cease being a “Lender” under the Existing Credit Agreement, and each of the Additional Lenders will become a “Lender” under the Amended and Restated Credit Agreement, in each case as of the effectiveness of this Agreement; and

WHEREAS, the Continuing Lenders and the Additional Lenders are willing, subject to the terms and conditions of this Amendment Agreement, to amend the Existing Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Amount and Terms of Credit.

1.01 Revolving Loans. (a) Subject to and upon the terms and conditions set forth herein (including, on and after the initial Additional Tranche 1 Commitment Date, Section 1.15), each Tranche 1 Lender severally agrees, at any time and from time to time after the Effective Date and prior to the Commitment Expiration Date, to make a loan or loans (each, a “Tranche 1 Revolving Loan” and, collectively, the “Tranche 1 Revolving Loans”) to one or more of the Borrowers (on a several basis), which Tranche 1 Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the respective Borrower, be incurred and maintained as and/or converted into Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 1.10(b), all Tranche 1 Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed at any time in accordance with the provisions hereof, (iv) shall not exceed for any Tranche 1 Lender at any time outstanding that aggregate principal amount which, when added to such Tranche 1 Lender’s Tranche 1 Percentage of the aggregate amount of all Tranche 1 Letter of Credit Outstandings (if any) (exclusive of Tranche 1 Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Tranche 1 Revolving Loans) at such time, equals the Tranche 1 Commitment of such Tranche 1 Lender at such time, (v) shall not exceed for any Borrower at any time outstanding that aggregate amount which, when added to all Tranche 1 Letter of Credit Outstandings (if any) (exclusive of Tranche 1 Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, Tranche 1 Revolving Loans) attributable to such Borrower at such time, equals such Borrower’s Borrowing Base at such time, and (vi) shall not exceed at any time outstanding that aggregate principal amount which, when added to all Tranche 1 Letter of Credit Outstandings at such time, equals the Total Tranche 1 Commitment at such time.

(b) Subject to and upon the terms and conditions set forth herein, each Tranche 2 Lender severally agrees, at any time and from time to time after the Effective Date and prior to the Commitment Expiration Date, to make a loan or loans (each, a “Tranche 2 Revolving Loan” and, collectively, the “Tranche 2 Revolving Loans”) to one or more of the Borrowers (on a several basis), which Tranche 2 Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the respective Borrower, be incurred and maintained as and/or converted into Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 1.10(b), all Tranche 2 Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed at any time in accordance with the provisions hereof, (iv) shall not exceed for any Tranche 2 Lender at any time outstanding that aggregate principal amount which, when added to such Tranche 2 Lender’s Tranche 2 Percentage of the aggregate amount of all Tranche 2 Letter of Credit Outstandings (if any) (exclusive of Tranche 2 Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Tranche 2 Revolving Loans) at such time, equals the Tranche 2 Commitment of such Tranche 2 Lender at such time and (v) shall not exceed at any time outstanding that aggregate principal amount which, when added to all Tranche 2 Letter of Credit Outstandings at such time, equals the Total Tranche 2 Commitment as such time.

1.02 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing hereunder shall not be less than $5,000,000. More than one Borrowing may be incurred on any day; provided that at no time shall there be outstanding more than ten Borrowings of Eurodollar Loans in the aggregate for all Tranches.

1.03 Notice of Borrowing. (a) Whenever a Borrower desires to incur Revolving Loans, it shall give the Administrative Agent at its Notice Office, (x) prior to 11:00 A.M. (New York time), at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans or (y) prior to 10:00 A.M. (New York time) on the day of each Borrowing of Base Rate Loans, prior written notice (or telephonic notice promptly confirmed in writing). Each such notice (a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.10, shall be irrevocable, and, in the case of a written notice and a confirmation of telephonic notice, shall be in the form of Exhibit A hereto, appropriately completed to specify (i) the aggregate principal amount of the Revolving Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of Tranche 1 Revolving Loans or Tranche 2 Revolving Loans, and (iv) whether the respective Borrowings shall consist of Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing.

(b) Without in any way limiting the obligation of each Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from an Authorized Officer of such Borrower. In each such case, the Administrative Agent’s record of the terms of any such telephonic notice shall be conclusive absent manifest error.

1.04 Disbursement of Funds. (a) Subject to the terms and conditions herein set forth, no later than 11:00 A.M. (New York time) on the date of each incurrence of Revolving Loans, each Lender with a Commitment of the respective Tranche will make available to the Administrative Agent its pro rata share of each Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender with a Commitment of the respective Tranche shall make available all amounts it is to fund under any Borrowing in Dollars and immediately available funds to the Administrative Agent at the Payment Office and the Administrative Agent will make available to the respective Borrower as promptly as practicable by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the respective Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the respective Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the respective Borrower, and such Borrower shall pay such corresponding amount to the Administrative Agent within two Business Days. The Administrative Agent shall also be entitled to recover from the Lender or the applicable Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate or (y) if paid by such Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08(a) or (b), as the case may be, for the respective Revolving Loans.

(c) Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any default by such Lender hereunder.

1.05 Notes. (a) Each Borrower’s obligation to pay the principal of, and interest on, all of the Revolving Loans made to it by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.16 and shall, if requested by such Lender, also be evidenced by (i) in the case of Tranche 1 Revolving Loans, a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each, a “Tranche 1 Note” and collectively, the “Tranche 1 Notes”) and (ii) in the case of Tranche 2 Revolving Loans, a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each, a “Tranche 2 Note” and collectively, the “Tranche 2 Notes”).

(b) The Tranche 1 Note issued to each Tranche 1 Lender that has requested same shall (i) be executed by the respective Borrower, (ii) be payable to the order of such Tranche 1 Lender and be dated the Effective Date (or if issued after the Effective Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Tranche 1 Commitment of such Tranche 1 Lender and be payable in a principal amount equal to the amount of the Tranche 1 Revolving Loans made by such Tranche 1 Lender and which are outstanding from time to time, (iv) mature on the Commitment Expiration Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents. Upon receipt of an affidavit of an officer of a Tranche 1 Lender (together with a customary indemnity from such Tranche 1 Lender in form and substance satisfactory to the respective Borrower) that a Tranche 1 Note has been lost, stolen, destroyed or mutilated, such Borrower will issue a replacement Tranche 1 Note in the same principal amount thereof and otherwise of like tender.

(c) The Tranche 2 Note issued to each Tranche 2 Lender that has requested same shall (i) be executed by the respective Borrower, (ii) be payable to the order of such Tranche 2 Lender and be dated the Effective Date (or if issued after the Effective Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Tranche 2 Commitment of such Tranche 2 Lender and be payable in a principal amount equal to the amount of the Tranche 2 Revolving Loans made by such Tranche 2 Lender and which are outstanding from time to time, (iv) mature on the Commitment Expiration Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents (other than the Security Documents). Upon receipt of an affidavit of an officer of a Tranche 2 Lender (together with a customary indemnity from such Tranche 2 Lender in form and substance satisfactory to the respective Borrower) that a Tranche 2 Note has been lost, stolen, destroyed or mutilated, such Borrower will issue a replacement Tranche 2 Note in the same principal amount thereof and otherwise of like tender.

(d) Each Lender will record on its internal records the amount of each Revolving Loan made by it and each payment in respect thereof and will prior to any transfer of its Note endorse on the reverse side thereof the outstanding principal amount of Revolving Loans evidenced thereby. Failure to make any such notation or any error in any such notation shall not affect the respective Borrower’s obligations in respect of such Revolving Loans.

(e) Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Revolving Loans to the respective Borrower shall affect or in any manner impair the obligations of such Borrower to pay the Revolving Loans (and all related Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement. Any Lender which does not have a Note evidencing its outstanding Revolving Loans shall in no event be required to make the notations otherwise described in preceding clause (e). At any time when any Lender requests the delivery of a Note to evidence any of its Revolving Loans, each Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Revolving Loans.

1.06 Conversions. Each Borrower shall have the option to convert on any Business Day all or a portion at least equal to $1,000,000 of the outstanding principal amount of its Revolving Loans of one Type and Tranche into a Borrowing or Borrowings of the same Tranche but other Type of Revolving Loans; provided that (i) no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans pursuant to such Borrowing to less than $1,000,000, (ii) Base Rate Loans may not be converted into Eurodollar Loans if any Default or Event of Default is in existence on the date of the conversion if the Administrative Agent or the Required Lenders have previously advised the Borrowers that conversions will not be permitted while such Default or Event of Default, as the case may be, remains in existence, (iii) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02, (iv) Eurodollar Loans may only be converted into Base Rate Loans on the last day of the Interest Period applicable thereto, and (v) each such conversion shall be made pro rata among the Revolving Loans of each Lender of the Type and Tranche being converted. Each such conversion shall be effected by the respective Borrower by giving the Administrative Agent at its Notice Office, prior to 11:00 A.M. (New York time), at least three Business Days’ (or one Business Day’s in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion”) specifying the Revolving Loans to be so converted, the Type and Tranche of Revolving Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Revolving Loans.

1.07 Pro Rata Borrowings. All Borrowings of Revolving Loans under this Agreement shall be incurred by the respective Borrower from the Lenders pro rata on the basis of their Tranche 1 Commitments or Tranche 2 Commitments, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Revolving Loans hereunder and that each Lender shall be obligated to make the Revolving

 Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

1.08 Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall at all times be the Applicable Margin then in effect for Base Rate Loans plus the Base Rate in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan or (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Sections 1.06, 1.09 or 1.10(b), as applicable, at a rate per annum which shall at all times be the Applicable Margin then in effect for Eurodollar Loans plus the relevant Eurodollar Rate for the Interest Period applicable to such Eurodollar Loan.

(c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Revolving Loan and any other overdue amount payable hereunder shall be payable on demand and shall bear interest at a rate per annum equal to the Applicable Margin then in effect for Base Rate Loans of the respective Tranche plus the Base Rate in effect from time to time plus 2%, provided that overdue principal in respect of Eurodollar Loans shall bear interest until the end of the Interest Period applicable to such Eurodollar Loans at a rate per annum equal to 2% in excess of the rate otherwise applicable to such Eurodollar Loans.

(d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each calendar quarter, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six months, on the date occurring three months after the first day of such Interest Period and (iii) in respect of each Revolving Loan, on any conversion or prepayment (on the amount so converted or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) All computations of interest on Revolving Loans hereunder shall be made in accordance with Section 12.07(b).

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the respective Borrower and the Lenders thereof.

1.09 Interest Periods. At the time a Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the

Interest Period to be applicable to such Borrowing, which Interest Period shall, at the option of the respective Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

(i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) no Interest Period may be elected if it would extend beyond the Commitment Expiration Date; and

(v) no Interest Period may be selected at any time when a Default or Event of Default is then in existence if the Administrative Agent or the Required Lenders have previously advised the Borrowers that the selection of Interest Periods will not be permitted while such Default or Event of Default, as the case may be, remains in existence.

If upon the expiration of any Interest Period, the respective Borrower has failed, or is not permitted, to elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, such Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

1.10 Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent, or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for any Interest Period, that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from a change in the rate of taxes or similar charges) because of (x) any change since the Effective Date in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, (A) a change in the basis of taxation of payment to any Lender of the principal of, or interest on, the Revolving Loans or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts owed to such Lender under Section 4.04(a), or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any change since the Effective Date in any law, governmental rule, regulation, guideline or order, or the interpretation or application thereof, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Effective Date which materially adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (x) on such date and (y) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Parent Borrower and to the Administrative Agent of such determination and the reason therefor (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by a Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by such Borrower or, in the case of a Notice of Borrowing, shall, at the option of such Borrower, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Parent Borrower agrees to pay to such Lender, within 10 Business Days following receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine in good faith) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, which basis shall be reasonable and consistently applied, submitted to the Parent Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the respective Borrower or Borrowers shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the respective Borrower may (and, in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii), the respective Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the applicable Borrower was notified by a Lender (or on the next Business Day if the applicable Borrower received such notice after 3:00 p.m. (New York time)) pursuant to Section 1.10(a)(ii) or (iii), cancel said Borrowing, convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans or require the affected Lender to make its requested Revolving Loan as a Base Rate Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender to convert each such affected Eurodollar Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

(c) If any Lender shall have determined in good faith that after the Effective Date the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, in each case made subsequent to the Effective Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, upon demand by such Lender (with a copy to the Administrative Agent), the Parent Borrower agrees to pay such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Parent Borrower, which notice shall set forth the basis of the calculation of such additional amounts, which basis must be reasonable and consistently applied, although the failure to give any such notice shall not release or diminish the Parent Borrower’s obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

1.11 Compensation. The Parent Borrower agrees to compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding any loss of anticipated profit with respect to such Revolving Loans) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the respective Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment, prepayment, assignment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the respective Borrower; or (iv) as a consequence of (x) any other failure by the respective Borrower to repay its Revolving Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b).

1.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii) or Section 4.04 with respect to such Lender, or if any Lender that is currently an NAIC approved lender ceases to be an NAIC approved lender, it will, if requested by the respective Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that, in the opinion of such Lender, such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Section 1.10 or Section 4.04.

1.13 Replacement of Lenders. (a) Upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii) or Section 4.04 with respect to any Lender which results in such Lender charging to one or more Borrowers increased costs in excess of those being generally charged by the other Lenders, (b) if a Lender becomes a Defaulting Lender, (c) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders and/or (d) if any Lender that is currently an NAIC approved lender ceases to be an NAIC approved lender, the Parent Borrower shall have the right, if no Default or Event of Default then exists and in accordance with the requirements of Section 12.04(b), to replace such Lender (the “Replaced Lender”), upon prior written notice to the Administrative Agent and such Replaced Lender, with one or more NAIC approved banks or other financial institutions (unless otherwise agreed by the Parent Borrower and the Administrative Agent) (none of whom shall constitute a Defaulting Lender at the time of such replacement) reasonably acceptable to the Administrative Agent (collectively, the “Replacement Lender”) or, in the case of a replacement as provided in the immediately preceding clause (c) of this Section 1.13 where the consent of the respective Lender is required with respect to less than all Tranches of its Revolving Loans, Letters of Credit or Commitments, at the option of the Parent Borrower, to replace only the Commitments, outstanding Letters of Credit and/or outstanding Revolving Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments, Letters of Credit and/or Revolving Loans of the respective Tranche provided by the Replacement Lender, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender and the Replaced Lender shall enter into one or more Assignment Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Revolving Loans (or, in the case of the replacement of less than all the Tranches of Commitments, outstanding Letters of Credit and outstanding Revolving Loans of the respective Replaced Lender, all of the Commitments and all then outstanding Letters of Credit and Revolving Loans relating to the Tranche or Tranches with respect to which such Lender is being replaced) of the

Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal amount of, and all accrued but unpaid interest on, all outstanding Revolving Loans of the Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche or Tranches, in the case of the replacement of less than all Tranches of Revolving Loans, Letters of Credit and/or Commitments then held by the respective Replaced Lender pursuant to Section 3.01; (ii) all obligations of the Borrowers under the Credit Documents owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid), including, without limitation, all amounts owing to the Replaced Lender under Section 1.11 as a result of the assignment of its Revolving Loans under clause (i) above, shall be paid in full to such Replaced Lender concurrently with such replacement; and (iii) no assignment pursuant to this Section 1.13 shall be effective until all of the then outstanding Letters of Credit are returned by each respective beneficiary to the Issuing Agent and either cancelled and/or exchanged for new or amended Letters of Credit which give effect to such assignment (it being understood that to the extent the respective beneficiaries do not consent to such assignment, such assignment cannot occur). Upon the execution of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and (ii) above and the return and cancellation and/or exchange of each then outstanding Letter of Credit as provided above, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by each Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender.

1.14 Designated Subsidiary Borrowers. The Parent Borrower may from time to time after the Effective Date designate one or more Persons as an additional Designated Subsidiary Borrower, subject to the following terms and conditions:

(a) each such Person shall be a Wholly-Owned Subsidiary of the Parent Borrower;

(b) each such Person shall be a Material Subsidiary;

(c) on or prior to the date of designation, each such Person shall enter into an appropriately completed DSB Assumption Agreement;

(d) on or prior to the date of designation, the Administrative Agent shall have received from such Person a certificate, signed by an Authorized Officer of such Person in the form of Exhibit F with appropriate insertions or deletions, together with (x) copies of its certificate of incorporation, by-laws or other equivalent organizational documents and (y) resolutions relating to the Credit Documents which shall be satisfactory to the Administrative Agent;

(e) on or prior to the date of designation, the Administrative Agent shall have received an opinion, addressed to the Administrative Agent and each of the Lenders and dated the date of designation, from counsel to such Person, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent; and

(f) on or prior to the date of designation, the Administrative Agent shall have received such other documentation and/or certificates (including, without limitation, certificates of existence and/or good standing certificates in the case of additional Designated Subsidiary Borrowers organized under the laws of the United States or any State thereof, or any other jurisdiction where the concept of “good standing” is applicable) as the Administrative Agent may reasonably request.

1.15 Additional Tranche 1 Commitments. (a) The Parent Borrower shall have the right at any time and from time to time after the Effective Date and prior to the Commitment Expiration Date to request (so long as no Default or Event of Default is then in existence or would result therefrom) on one or more occasions that one or more Tranche 1 Lenders (and/or one or more other Persons which will become Tranche 1 Lenders as provided pursuant to clause (vi) below) provide Additional Tranche 1 Commitments (and, in connection therewith, to increase the Aggregate Multicurrency Letter of Credit Limit and the Fronted Letter of Credit Limit by, in each case, a ratable amount with respect thereto) and, subject to the applicable terms and conditions contained in this Agreement and the relevant Additional Tranche 1 Commitment Agreement, make Tranche 1 Revolving Loans and issue Tranche 1 Letters of Credit; it being understood and agreed, however, that (i) no Tranche 1 Lender shall be obligated to provide an Additional Tranche 1 Commitment as a result of any request by the Parent Borrower, (ii) until such time, if any, as (x) such Tranche 1 Lender has agreed in its sole discretion to provide an Additional Tranche 1 Commitment and executed and delivered to the Administrative Agent an Additional Tranche 1 Commitment Agreement in respect thereof as provided in Section 1.15(b) and (y) such other conditions set forth in Section 1.15(b) shall have been satisfied, such Tranche 1 Lender shall not be obligated to fund any Tranche 1 Revolving Loans, or issue any Tranche 1 Letters of Credit, in excess of the amounts provided for in Section 1.01(a) or 2A.01, as the case may be, before giving effect to such Additional Tranche 1 Commitments provided pursuant to this Section 1.15, (iii) any Tranche 1 Lender (and/or one or more other Persons which will become Tranche 1 Lenders as provided pursuant to clause (vi) below) may so provide an Additional Tranche 1 Commitment without the consent of any other Tranche 1 Lender (it being understood and agreed that the consent of the Administrative Agent and the Issuing Agent (such consent, in either case, not to be unreasonably withheld or delayed) shall be required if any such Additional Tranche 1 Commitments are to be provided by a Person which is not already a Tranche 1 Lender or if any such Additional Tranche 1 Commitments increase the Fronted Letter of Credit Limit), (iv) (x) each provision of Additional Tranche 1 Commitments on a given date pursuant to this Section 1.15 shall be in a minimum aggregate amount (for all Tranche 1 Lenders (including, in the circumstances contemplated by clause (vi) below, banks or other financial institutions who will become Tranche 1 Lenders)) of at least $1,000,000 and (y) the aggregate amount of Additional Tranche 1 Commitments provided pursuant to this Section 1.15 shall not exceed $500,000,000, less any Additional Tranche 2 Commitments, (v) the up-front fees payable to any Person providing an Additional Tranche 1 Commitment in accordance with this Section 1.15 shall be as set forth in the relevant Additional Tranche 1 Commitment Agreement, (vi) if, on or after the tenth Business Day following the request by the Parent Borrower of the then existing Tranche 1 Lenders (other than Defaulting Lenders) to provide Additional Tranche 1 Commitments pursuant to this Section 1.15 on the terms to be applicable thereto, the Parent Borrower has not received Additional Tranche 1 Commitments in an aggregate amount equal to that amount of the Additional Tranche 1 Commitments which the Parent Borrower desires to obtain pursuant to such request (as set forth in the notice provided by the Parent Borrower to the Administrative Agent as provided above), then the Parent Borrower may request Additional Tranche 1 Commitments from other Lenders and/or other NAIC approved banks or financial institutions (unless otherwise agreed by the Parent Borrower and the Administrative Agent) in aggregate amount equal to such deficiency on terms which are no more favorable to such other bank or financial institution in any respect than the terms offered to the existing Tranche 1 Lenders, and (vii) all actions taken by the Parent Borrower pursuant to this Section 1.15 shall be done in coordination with the Administrative Agent.

(b) At the time of any provision of Additional Tranche 1 Commitments pursuant to this Section 1.15, (i) the Parent Borrower, each Designated Subsidiary Borrower, the Administrative Agent and each such Tranche 1 Lender or other bank or financial institution which agrees to provide an Additional Tranche 1 Commitment (each, an “Additional Tranche 1 Lender”) shall execute and deliver to the Administrative Agent an Additional Tranche 1 Commitment Agreement substantially in the form of Exhibit J-1, subject to such modifications in form and substance reasonably satisfactory to the Administrative Agent as may be necessary or appropriate (with the effectiveness of such Additional Tranche 1 Lender’s Additional Tranche 1 Commitment to occur upon delivery of such Additional Tranche 1 Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith and the satisfaction of the other conditions in this Section 1.15 to the reasonable satisfaction of the Administrative Agent), (ii) the Parent Borrower shall, in coordination with the Administrative Agent, repay all outstanding Tranche 1 Revolving Loans of the Lenders, and incur additional Tranche 1 Revolving Loans from other Tranche 1 Lenders in each case so that the Tranche 1 Lenders participate in each Borrowing pro rata on the basis of their respective Tranche 1 Commitments (after giving effect to any increase in the Total Tranche 1 Commitment pursuant to this Section 1.15) and with the Parent Borrower being obligated to pay the respective Tranche 1 Lenders the costs of the type referred to in Section 1.11 in connection with any such repayment and/or Borrowing, (iii) all of the outstanding Tranche 1 Letters of Credit shall have been returned by each respective beneficiary to the Issuing Agent and shall either have been cancelled and/or exchanged for new or amended Tranche 1 Letters of Credit which give effect to such Additional Tranche 1 Commitment, (iv) if such Additional Tranche 1 Lender is not a United States person (as such term is defined in Section 7701(a)(3) of the Code) for U.S. Federal income tax purposes and such Additional Tranche 1 Lender is issuing Letters of Credit for the account of a U.S. Borrower or U.S. Borrowers, such Additional Tranche 1 Lender shall provide to such U.S. Borrower or U.S. Borrowers the appropriate Internal Revenue Service forms (and, if applicable a Section 4.04(b)(ii) Certificate) described in Section 4.04(b), (v) the Parent Borrower and each Designated Subsidiary Borrower shall deliver to the Administrative Agent resolutions authorizing the incurrence of the Obligations to be incurred pursuant to each Additional Tranche 1 Commitment, together with evidence of good standing of the Parent Borrower and each Designated Subsidiary Borrower (if requested) and (vi) the Parent Borrower shall deliver to the Administrative Agent an opinion, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Parent Borrower reasonably satisfactory to the Administrative Agent and dated such date, covering such matters similar to those set forth in the opinions of counsel delivered to the Lenders on the Effective Date pursuant to Section 5.01(b) and such other matters as the Administrative Agent may reasonably request. The Administrative Agent shall promptly notify each Tranche 1 Lender as to the occurrence of each Additional Tranche 1 Commitment Date, and (w) on each such date, the Total Tranche 1 Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Additional Tranche 1 Commitments, (x) on each such date Annex I shall be deemed modified to reflect the revised Tranche 1 Commitments of the affected Tranche 1 Lenders and (y) upon surrender of any old Tranche 1 Notes by the respective Additional Tranche 1 Lender (or, if lost, a standard lost note indemnity in form and substance reasonably satisfactory to the Parent Borrower), to the extent requested by any Additional Tranche 1 Lender, a new Tranche 1 Note will be issued, at the Parent Borrower’s expense, to such Additional Tranche 1 Lender, to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Tranche 1 Commitment of such Tranche 1 Lender.

1.16 Additional Tranche 2 Commitments. (a) The Parent Borrower shall have the right at any time and from time to time after the Effective Date and prior to the Commitment Expiration Date to request (so long as no Default or Event of Default is then in existence or would result therefrom) on one or more occasions that one or more Tranche 2 Lenders (and/or one or more other Persons which will become Tranche 2 Lenders as provided pursuant to clause (vi) below) provide Additional Tranche 2 Commitments (and, in connection therewith, to increase the Aggregate Multicurrency Letter of Credit Limit and the Fronted Letter of Credit Limit by, in each case, a ratable amount with respect thereto) and, subject to the applicable terms and conditions contained in this Agreement and the relevant Additional Tranche 2 Commitment Agreement, make Tranche 2 Revolving Loans and issue Tranche 2 Letters of Credit; it being understood and agreed, however, that (i) no Tranche 2 Lender shall be obligated to provide an Additional Tranche 2 Commitment as a result of any request by the Parent Borrower, (ii) until such time, if any, as (x) such Tranche 2 Lender has agreed in its sole discretion to provide an Additional Tranche 2 Commitment and executed and delivered to the Administrative Agent an Additional Tranche 2 Commitment Agreement in respect thereof as provided in Section 1.16(b) and (y) such other conditions set forth in Section 1.16(b) shall have been satisfied, such Tranche 2 Lender shall not be obligated to fund any Tranche 2 Revolving Loans, or issue any Tranche 2 Letters of Credit, in excess of the amounts provided for in Section 1.01(b) or 2B.01, as the case may be, before giving effect to such Additional Tranche 2 Commitments provided pursuant to this Section 1.16, (iii) any Tranche 2 Lender (and/or one or more other Persons which will become Tranche 2 Lenders as provided pursuant to clause (vi) below) may so provide an Additional Tranche 2 Commitment without the consent of any other Tranche 2 Lender (it being understood and agreed that the consent of the Administrative Agent and the Issuing Agent (such consent, in either case, not to be unreasonably withheld or delayed) shall be required if any such Additional Tranche 2 Commitments are to be provided by a Person which is not already a Tranche 2 Lender or if any such Additional Tranche 2 Commitments increase the Fronted Letter of Credit Limit), (iv) (x) each provision of Additional Tranche 2 Commitments on a given date pursuant to this Section 1.16 shall be in a minimum aggregate amount (for all Tranche 2 Lenders (including, in the circumstances contemplated by clause (vi) below, banks or other financial institutions who will become Tranche 2 Lenders)) of at least $1,000,000 and (y) the aggregate amount of Additional Tranche 2 Commitments provided pursuant to this Section 1.16 shall not exceed $500,000,000, less any Additional Tranche 1 Commitments, (v) the up-front fees payable to any Person providing an Additional Tranche 2 Commitment in accordance with this Section

1.16 shall be as set forth in the relevant Additional Tranche 2 Commitment Agreement, (vi) if, on or after the tenth Business Day following the request by the Parent Borrower of the then existing Tranche 2 Lenders (other than Defaulting Lenders) to provide Additional Tranche 2 Commitments pursuant to this Section 1.16 on the terms to be applicable thereto, the Parent Borrower has not received Additional Tranche 2 Commitments in an aggregate amount equal to that amount of the Additional Tranche 2 Commitments which the Parent Borrower desires to obtain pursuant to such request (as set forth in the notice provided by the Parent Borrower to the Administrative Agent as provided above), then the Parent Borrower may request Additional Tranche 2 Commitments from other Lenders and/or other NAIC approved banks or financial institutions (unless otherwise agreed by the Parent Borrower and the Administrative Agent) in aggregate amount equal to such deficiency on terms which are no more favorable to such other bank or financial institution in any respect than the terms offered to the existing Tranche 2 Lenders, and (vii) all actions taken by the Parent Borrower pursuant to this Section 1.16 shall be done in coordination with the Administrative Agent.

(b) At the time of any provision of Additional Tranche 2 Commitments pursuant to this Section 1.16, (i) the Parent Borrower, each Designated Subsidiary Borrower, the Administrative Agent and each such Tranche 2 Lender or other bank or financial institution which agrees to provide an Additional Tranche 2 Commitment (each, an “Additional Tranche 2 Lender”) shall execute and deliver to the Administrative Agent an Additional Tranche 2 Commitment Agreement substantially in the form of Exhibit J-2, subject to such modifications in form and substance reasonably satisfactory to the Administrative Agent as may be necessary or appropriate (with the effectiveness of such Additional Tranche 2 Lender’s Additional Tranche 2 Commitment to occur upon delivery of such Additional Tranche 2 Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith and the satisfaction of the other conditions in this Section 1.16 to the reasonable satisfaction of the Administrative Agent), (ii) the Parent Borrower shall, in coordination with the Administrative Agent, repay all outstanding Tranche 2 Revolving Loans of the Lenders, and incur additional Tranche 2 Revolving Loans from other Tranche 2 Lenders in each case so that the Tranche 2 Lenders participate in each Borrowing pro rata on the basis of their respective Tranche 2 Commitments (after giving effect to any increase in the Total Tranche 2 Commitment pursuant to this Section 1.16) and with the Parent Borrower being obligated to pay the respective Tranche 2 Lenders the costs of the type referred to in Section 1.11 in connection with any such repayment and/or Borrowing, (iii) all of the outstanding Tranche 2 Letters of Credit shall have been returned by each respective beneficiary to the Issuing Agent and shall either have been cancelled and/or exchanged for new or amended Tranche 2 Letters of Credit which give effect to such Additional Tranche 2 Commitment, (iv) if such Additional Tranche 2 Lender is not a United States person (as such term is defined in Section 7701(a)(3) of the Code) for U.S. Federal income tax purposes and such Additional Tranche 2 Lender is issuing Letters of Credit for the account of a U.S. Borrower or U.S. Borrowers, such Additional Tranche 2 Lender shall provide to such U.S. Borrower or U.S. Borrowers the appropriate Internal Revenue Service forms (and, if applicable a Section 4.04(b)(ii) Certificate) described in Section 4.04(b), (v) the Parent Borrower and each Designated Subsidiary Borrower shall deliver to the Administrative Agent resolutions authorizing the incurrence of the Obligations to be incurred pursuant to each Additional Tranche 2 Commitment, together with evidence of good standing of the Parent Borrower and each such Designated Subsidiary Borrower (if requested) in the case of Designated Subsidiary Borrowers organized under the laws of the United States or any State thereof, or any other jurisdiction where the concept of “good standing” is applicable, and (vi) the Parent Borrower shall deliver to the Administrative Agent an opinion, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Parent Borrower reasonably satisfactory to the Administrative Agent and dated such date, covering such matters similar to those set forth in the opinions of counsel delivered to the Lenders on the Effective Date pursuant to Section 5.01(b) and such other matters as the Administrative Agent may reasonably request. The Administrative Agent shall promptly notify each Tranche 2 Lender as to the occurrence of each Additional Tranche 2 Commitment Date, and (w) on each such date, the Total Tranche 2 Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Additional Tranche 2 Commitments, (x) on each such date Annex I shall be deemed modified to reflect the revised Tranche 2 Commitments of the affected Tranche 2 Lenders and (y) upon surrender of any old Tranche 2 Notes by the respective Additional Tranche 2 Lender (or, if lost, a standard lost note indemnity in form and substance reasonably satisfactory to the Parent Borrower), to the extent requested by any Additional Tranche 2 Lender, a new Tranche 2 Note will be issued, at the Parent Borrower’s expense, to such Additional Tranche 2 Lender, to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Tranche 2 Commitment of such Tranche 2 Lender.

SECTION 2A.  Tranche 1 Letters of Credit.

2A.01 Tranche 1 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, each Designated Subsidiary Borrower may request the Issuing Agent, at any time and from time to time after the Effective Date and prior to the date which is 30 days prior to the Commitment Expiration Date, to issue on behalf of the Tranche 1 Lenders, for the account of such Designated Subsidiary Borrower and in support of, on a standby basis, Letter of Credit Supportable Obligations and, subject to and upon the terms and conditions set forth herein, the Issuing Agent agrees to issue on behalf of the Tranche 1 Lenders at any time and from time to time after the Effective Date and prior to the date which is 30 days prior to the Commitment Expiration Date, one or more irrevocable standby letters of credit in such form as may be approved by the Issuing Agent (each such letter of credit, a “Tranche 1 Letter of Credit” and, collectively, the “Tranche 1 Letters of Credit”). Such Tranche 1 Letters of Credit shall be denominated, at the relevant Designated Subsidiary Borrower’s request, in Dollars or any Optional Currency, provided that, after giving effect to the issuance of any such Tranche 1 Letter of Credit denominated in any Optional Currency, the aggregate Stated Amount of all Tranche 1 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) at such time and the Tranche 2 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) at such time will not exceed the Aggregate Multicurrency Letter of Credit Limit. At the relevant Designated Subsidiary Borrower’s request, and notwithstanding any provisions in the first sentence of this Section 2A.01(a) to the contrary, any Tranche 1 Letter of Credit required to be issued pursuant to this Section 2A.01(a) shall be issued by an Issuing Lender as a Tranche 1 Fronted Letter of Credit in accordance with Section 2A.01(d), provided that, after giving effect to the issuance of any such Tranche 1 Fronted Letter of Credit, the aggregate Stated Amount of Tranche 1 Fronted Letters of Credit (exclusive of

Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) at such time and Tranche 2 Fronted Letters of Credit (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) at such time will not exceed the Fronted Letter of Credit Limit. At the Relevant Subsidiary Borrower’s request, Tranche 1 Fronted Letters of Credit issued pursuant to this Section 2A.01, including Tranche 1 Fronted Letters of Credit denominated in Optional Currencies, may be issued in the United Kingdom; such Tranche 1 Fronted Letters of Credit issued in the United Kingdom shall be governed by the laws of the England and Wales or, at the request of the applicable Designated Subsidiary Borrower, by the laws of other jurisdictions as agreed to between such Designated Subsidiary Borrower and the relevant Issuing Lender. Notwithstanding the foregoing, neither the Issuing Agent nor any Issuing Lender shall be under any obligation to issue any Tranche 1 Letter of Credit if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the issuance of such Tranche 1 Letter of Credit or any requirement of law applicable to the Issuing Agent, such Issuing Lender or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Tranche 1 Letter of Credit in particular or shall impose upon it with respect to such Tranche 1 Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Agent or any Tranche 1 Lender is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to it as of the Effective Date;

(ii) the conditions precedent set forth in Section 5.02 are not satisfied at that time; or

(iii) the Issuing Agent shall have received notice from any Borrower or the Required Lenders prior to the issuance of such Tranche 1 Letter of Credit of the type described in clause (vi) of Section 2A.01(b).

(b) Notwithstanding anything to the contrary contained in this Section 2A.01 or elsewhere in this Agreement (i) no Tranche 1 Letter of Credit shall be issued the Stated Amount of which, when added to (x) the Tranche 1 Letter of Credit Outstandings (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Tranche 1 Letter of Credit) at such time and (y) the aggregate principal amount of all Tranche 1 Revolving Loans then outstanding, would exceed an amount equal to the Total Tranche 1 Commitment at such time; (ii) no Tranche 1 Letter of Credit shall be issued for the account of any Intermediate Holding Company the Stated Amount of which, when added to (x) the Tranche 1 Letter of Credit Outstandings in respect of outstanding Tranche 1 Letters of Credit issued for the account of all Intermediate Holding Companies (exclusive of Tranche 1 Unpaid Drawings in respect of Tranche 1 Letters of Credit issued for the account of Intermediate Holding Companies which are repaid on the date of, and prior to the issuance of, the respective Tranche 1 Letter of Credit) at such time and (y) the Tranche 2 Letter of Credit Outstandings (exclusive of Tranche 2 Unpaid Drawings in respect of Tranche 2 Letters of Credit issued for the account of Intermediate Holding Companies which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) in respect of outstanding Tranche 2 Letters of Credit issued for the account of all Intermediate Holding Companies, exceeds $50,000,000; (iii) no Tranche 1 Letter of Credit for the account of any Borrower shall be issued the Stated Amount of which, when added to (x) the Tranche 1 Letter of Credit Outstandings applicable to such Borrower (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Tranche 1 Letter of Credit) at such time and (y) the aggregate principal amount of all Tranche 1 Revolving Loans incurred by such Borrower and then outstanding, would exceed an amount equal to such Borrower’s Borrowing Base at such time; (iv) each Tranche 1 Letter of Credit shall have an expiry date occurring not later than one year after such Tranche 1 Letter of Credit’s date of issuance; provided that each such Tranche 1 Letter of Credit may by its terms automatically renew annually for one additional year unless the Issuing Agent or the relevant Issuing Lender, as the case may be, notifies the beneficiary thereof, in accordance with the terms of such Tranche 1 Letter of Credit, that such Tranche 1 Letter of Credit will not be renewed; (v) each Tranche 1 Letter of Credit shall be denominated in Dollars or in an Optional Currency, subject to the limitation in the proviso to the second sentence of Section 2A.01(a); and (vi) the Issuing Agent or the relevant Issuing Lender, as the case may be, will not issue any Tranche 1 Letter of Credit after the Issuing Agent has received written notice from any Borrower or the Required Lenders stating that a Default or an Event of Default exists until such time as the Issuing Agent shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default by the Required Lenders (or, to the extent provided by Section 12.11, each of the Lenders).

(c) Each Tranche 1 Non-Fronted Letter of Credit will be issued by the Issuing Agent on behalf of the Tranche 1 Lenders and each Tranche 1 Lender will participate in each Tranche 1 Non-Fronted Letter of Credit pro rata in accordance with its Tranche 1 Percentage. The obligations of each Tranche 1 Lender under and in respect of each Tranche 1 Non-Fronted Letter of Credit are several, and the failure by any Tranche 1 Lender to perform its obligations hereunder or under any Tranche 1 Non-Fronted Letter of Credit shall not affect the obligations of the respective Designated Subsidiary Borrower toward any other party hereto nor shall any other such party be liable for the failure by such Tranche 1 Lender to perform its obligations hereunder or under any Tranche 1 Non-Fronted Letter of Credit.

(d) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2A.09, agrees to issue a Tranche 1 Fronted Letter of Credit requested by a Designated Subsidiary Borrower to the extent contemplated by Section 2A.01(a).

(e) Subject to and on the terms and conditions set forth herein, the Issuing Agent or the relevant Issuing Lender, as the case may be, is hereby authorized by each Designated Subsidiary Borrower and the Tranche 1 Lenders to arrange for the issuance of any Tranche 1 Letter of Credit pursuant to Section 2A.01(a) and the amendment of any Letter of Credit pursuant to Section 1.13, Section 1.15, Section 2A.06 and/or Section 12.04(b) by:

(i) completing the commencement date and the expiry date of such Tranche 1 Letter of Credit;

(ii) in the case of an amendment increasing or reducing the amount thereof, amending such Tranche 1 Letter of Credit in such manner as the Issuing Agent and the respective beneficiary may agree; and

(iii) (A) in the case of a Tranche 1 Non-Fronted Letter of Credit, (1) completing such Tranche 1 Non-Fronted Letter of Credit with the participation of each Tranche 1 Lender as allocated pursuant to the terms hereof, and (2) executing such Tranche 1 Non-Fronted Letter of Credit on behalf of each Tranche 1 Lender and, following such execution, delivering such Tranche 1 Non-Fronted Letter of Credit to the beneficiary of such Tranche 1 Non-Fronted Letter of Credit; or (B) in the case of Tranche 1 Fronted Letters of Credit, (1) completing such Tranche 1 Fronted Letter of Credit pursuant to the terms hereof, (2) issuing and executing such Tranche 1 Fronted Letter of Credit and, following such execution, delivering such Tranche 1 Fronted Letter of Credit to the beneficiary of such Tranche 1 Fronted Letter of Credit and (3) promptly furnishing to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Tranche 1 Fronted Letter of Credit (including the amount and currency thereof).

(f) Each Tranche 1 Non-Fronted Letter of Credit shall be executed and delivered by the Issuing Agent in the name and on behalf of, and as attorney-in-fact for, each Tranche 1 Lender party to such Tranche 1 Non-Fronted Letter of Credit, and the Issuing Agent shall act under each Tranche 1 Non-Fronted Letter of Credit, and each Tranche 1 Non-Fronted Letter of Credit shall expressly provide that the Issuing Agent shall act, as the agent of each Tranche 1 Lender to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such Tranche 1 Non-Fronted Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Tranche 1 Non-Fronted Letter of Credit and (c) notify such Tranche 1 Lender and such Designated Subsidiary Borrower that a valid drawing has been made and the date that the related Tranche 1 Unpaid Drawing is to be made; provided that the Issuing Agent shall have no obligation or liability for any Tranche 1 Unpaid Drawing under such Tranche 1 Non-Fronted Letter of Credit, and each Tranche 1 Non-Fronted Letter of Credit shall expressly so provide. Each Tranche 1 Lender hereby irrevocably appoints and designates the Issuing Agent its attorney-in-fact, acting through any duly authorized officer of the Issuing Agent, to execute and deliver in the name and on behalf of such Tranche 1 Lender each Tranche 1 Non-Fronted Letter of Credit to be issued by such Tranche 1 Lender hereunder. Promptly upon the request of the Issuing Agent, each Tranche 1 Lender will furnish to the Issuing Agent such powers of attorney or other evidence as any beneficiary of any Tranche 1 Non-Fronted Letter of Credit may reasonably request in order to demonstrate that the Issuing Agent has the power to act as attorney-in-fact for such Tranche 1 Lender to execute and deliver such Tranche 1 Non-Fronted Letter of Credit.

2A.02 Tranche 1 Letter of Credit Requests. (a)  Whenever a Designated Subsidiary Borrower desires that a Tranche 1 Letter of Credit be issued, such Designated Subsidiary Borrower shall give the Administrative Agent and the Issuing Agent and, in the case of a Tranche 1 Fronted Letter of Credit, the relevant Issuing Lender, written notice (including by way of facsimile transmission, immediately confirmed in writing by submission of the original of such request by mail to the Issuing Agent or the relevant Issuing Lender, as the case may be)

thereof prior to (i) in the case of Tranche 1 Letters of Credit not issued in the United Kingdom, 11:00 A.M. (New York time), and (ii) in the case of Tranche 1 Letters of Credit issued in the United Kingdom, 11:00 A.M. (London time), at least five Business Days (or such shorter period as may be acceptable to the Issuing Agent or the relevant Issuing Lender, as the case may be) prior to the proposed date of issuance (which shall be a Business Day), which written notice shall be in the form of Exhibit C-1 (each, a “Tranche 1 Letter of Credit Request”). Each Tranche 1 Letter of Credit Request shall include any other documents as the Issuing Agent or the relevant Issuing Lender, as the case may be, customarily requires in connection therewith.

(b) The making of each Tranche 1 Letter of Credit Request shall be deemed to be a representation and warranty by the applicable Designated Subsidiary Borrower that such Tranche 1 Letter of Credit may be issued in accordance with, and it will not violate the requirements of, Section 2A.01(a) or (b).

(c) Immediately prior to the issuance of any Tranche 1 Fronted Letter of Credit the relevant Issuing Lender shall notify the Administrative Agent and Issuing Agent thereof and shall obtain confirmation from the Issuing Agent that such Tranche 1 Fronted Letter of Credit may be issued. Upon its issuance of, or amendment to, any Tranche 1 Letter of Credit, the Issuing Agent shall promptly notify the respective Designated Subsidiary Borrower and the Tranche 1 Lenders of such issuance or amendment, which notice shall include a summary description of the Tranche 1 Letter of Credit actually issued and any amendments thereto. Each Issuing Lender shall also give prompt notice to the Issuing Agent of the termination or expiry of any Tranche 1 Fronted Letter of Credit issued by it.

2A.03 Agreement to Repay Tranche 1 Letter of Credit Drawings. (a)  Each Designated Subsidiary Borrower agrees to reimburse each Tranche 1 Lender or the relevant Issuing Lender, as the case may be, by making payment to the Administrative Agent in immediately available funds in the currency in which such Tranche 1 Letter of Credit was issued at the Payment Office, for any payment or disbursement made by it under any Tranche 1 Letter of Credit which has been issued for such Designated Subsidiary Borrower’s account (each such amount so paid or disbursed until reimbursed, a “Tranche 1 Unpaid Drawing”) no later than one Business Day (or, in the case of any Tranche 1 Letter of Credit denominated in a currency other than Dollars, three Business Days) following the date of such payment or disbursement, with interest on the amount so paid or disbursed, to the extent not reimbursed prior to (i) in the case of Tranche 1 Letters of Credit not issued in the United Kingdom, 1:00 P.M. (New York time) and (ii) in the case of Letters of Credit issued in the United Kingdom, 1:00 P.M. (London time), on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date of reimbursement therefor at a rate per annum which shall be (i) for the Tranche 1 Letters of Credit denominated in Dollars, the Base Rate plus the Applicable Margin for Tranche 1 Revolving Loans maintained as Base Rate Loans as in effect from time to time (or, if the Total Tranche 1 Commitment has been terminated and all Tranche 1 Revolving Loans have been repaid, the Applicable Margin that would have been in effect for Tranche 1 Revolving Loans maintained as Base Rate Loans) or (ii) for Tranche 1 Letters of Credit denominated in an Optional Currency, the Overnight Eurodollar Rate for such Optional Currency plus the Applicable Margin for Tranche 1 Revolving Loans maintained as Eurodollar Loans as in effect from time to time (or, if the Total Tranche 1 Commitment has been terminated and all Tranche 1 Revolving Loans have been repaid, the Applicable Margin that would have been in effect for

Tranche 1 Revolving Loans maintained as Eurodollar Loans) (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date such reimbursement is due).

(b) Each Designated Subsidiary Borrower’s obligation under this Section 2A.03 to reimburse each Tranche 1 Lender or the relevant Issuing Lender, as the case may be, with respect to Tranche 1 Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Designated Subsidiary Borrower may have or have had against such Tranche 1 Lender or such Issuing Lender, as the case may be, or the Issuing Agent, including, without limitation, any defense based upon the failure of any drawing under a Tranche 1 Letter of Credit to conform to the terms of the Tranche 1 Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no Designated Subsidiary Borrower shall be obligated to reimburse any Tranche 1 Lender or such Issuing Lender, as the case may be, for any wrongful payment made by it under a Tranche 1 Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2A.04 Increased Costs. If after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, order, guideline or request or any change therein after the Effective Date, or any change adopted or effective after the Effective Date in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Tranche 1 Lender or any Issuing Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by or participated in by such Tranche 1 Lender or such Issuing Lender, as the case may be, or (ii) impose on such Tranche 1 Lender or such Issuing Lender, as the case may be, any other conditions directly or indirectly affecting this Agreement or any Tranche 1 Letter of Credit; and the result of any of the foregoing is to increase the cost to such Tranche 1 Lender or such Issuing Lender, as the case may be, of issuing, maintaining or participating in any Tranche 1 Letter of Credit, or to reduce the amount of any sum received or receivable by it hereunder or reduce the rate of return on its capital with respect to Tranche 1 Letters of Credit, then, upon written demand to the respective Designated Subsidiary Borrower by such Tranche 1 Lender or such Issuing Lender, as the case may be (with a copy to the Administrative Agent), such Designated Subsidiary Borrower agrees to pay to such Tranche 1 Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate it for such increased cost or reduction. A certificate submitted to the respective Designated Subsidiary Borrower by such Tranche 1 Lender or such Issuing Lender, as the case may be (with a copy to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Tranche 1 Lender or such Issuing Lender, as the case may be, as aforesaid shall be final and conclusive and binding on such Designated Subsidiary Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any Designated Subsidiary Borrower’s obligations to pay additional amounts pursuant to this Section 2A.04 upon subsequent receipt of such certificate.

2A.05 Tranche 1 Letter of Credit Expiration Extensions. Each Tranche 1 Lender acknowledges that to the extent provided under the terms of any Tranche 1 Letter of Credit, the expiration date of such Tranche 1 Letter of Credit will be automatically extended for an additional year, without written amendment, unless at least 30 days prior to the expiration date of such Tranche 1 Letter of Credit, notice is given by the Issuing Agent or the relevant Issuing Lender, as the case may be, to the beneficiary of such Tranche 1 Letter of Credit in accordance with the terms of the respective Tranche 1 Letter of Credit (a “Notice of Non-Extension”) that the expiration date of such Tranche 1 Letter of Credit will not be extended beyond its current expiration date. The Issuing Agent or the relevant Issuing Lender, as the case may be, will give a Notice of Non-Extension as to any outstanding Tranche 1 Letter of Credit if requested to do so by the Required Lenders pursuant to Section 9. The Issuing Agent or the relevant Issuing Lender, as the case may be, will give a Notice of Non-Extension as to each outstanding Tranche 1 Letter of Credit if the Commitment Expiration Date has occurred. The Issuing Agent or the relevant Issuing Lender, as the case may be, will send a copy of each Notice of Non-Extension to the respective Designated Subsidiary Borrower concurrently with delivery thereof to the respective beneficiary, unless prohibited by law from doing so.

2A.06 Changes to Stated Amount. Subject to the terms and conditions hereof, at any time when any Tranche 1 Letter of Credit is outstanding, at the request of the respective Designated Subsidiary Borrower, the Issuing Agent or the relevant Issuing Lender, as the case may be, will enter into an amendment increasing or reducing the Stated Amount of such Tranche 1 Letter of Credit, provided that (i) in no event shall the Stated Amount of any Tranche 1 Letter of Credit be increased to an amount which, when added to (x) the Tranche 1 Letter of Credit Outstandings (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) at such time and (y) the aggregate principal amount of all Tranche 1 Revolving Loans then outstanding, would exceed an amount equal to the Total Tranche 1 Commitment at such time, (ii) in no event shall the Stated Amount of any Tranche 1 Letter of Credit issued for the account of any Designated Subsidiary Borrower be increased to an amount which, when added to (x) the Tranche 1 Letter of Credit Outstandings (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) applicable to such Borrower at such time and (y) the aggregate principal amount of all Tranche 1 Revolving Loans incurred by such Borrower and then outstanding, would exceed an amount equal to such Borrower’s Borrowing Base at such time, (iii) the Stated Amount of a Tranche 1 Letter of Credit may not be increased at any time if the conditions precedent set forth in Section 5.02 are not satisfied at such time, (iv) the Stated Amount of a Tranche 1 Letter of Credit may not be increased at any time after the date which is 30 days prior to the Commitment Expiration Date, (v) in no event shall the Stated Amount of any Tranche 1 Letter of Credit denominated in an Optional Currency issued for the account of any Designated Subsidiary Borrower be increased to an amount which, when added to (x) the aggregate Stated Amount of all Tranche 1 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) at such time and (y) the Tranche 2 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) at such time, would exceed the Aggregate Multicurrency Letter of Credit Limit; and (vi) in no event shall the Stated Amount of any Tranche 1 Fronted Letter of Credit issued for the account of any Designated Subsidiary Borrower be increased to an amount which, when added to

 (x) the aggregate Stated Amount of all Tranche 1 Fronted Letters of Credit (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) outstanding at such time and (y) Tranche 2 Fronted Letters of Credit (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) outstanding at such time, would exceed the Fronted Letter of Credit Limit.

2A.07 Representations and Warranties of Tranche 1 Lenders. Each Tranche 1 Lender represents and warrants that each Tranche 1 Non-Fronted Letter of Credit constitutes a legal, valid and binding obligation of such Tranche 1 Lender enforceable in accordance with its terms and each Issuing Lender represents and warrants that each Tranche 1 Fronted Letter of Credit constitutes a legal, valid and binding obligation of such Issuing Lender enforceable in accordance with its terms.

2A.08 Existing Tranche 1 Letters of Credit. (a) Each letter of credit issued under the Existing Credit Agreement and outstanding immediately prior to the Effective Date and which is intended to be a Tranche 1 Letter of Credit hereunder is listed in Part A of Annex VIII (each such letter of credit, an “Existing Tranche 1 Letter of Credit”). Each Existing Tranche 1 Letter of Credit shall be deemed to be a Tranche 1 Letter of Credit hereunder. As soon as possible following the Effective Date, each Existing Tranche 1 Letter of Credit shall be amended to replace each Original Lender on such Existing Tranche 1 Letter of Credit with each Tranche 1 Lender party to this Agreement on the Effective Date in accordance with each such Tranche 1 Lender’s Tranche 1 Percentage. Until an Existing Tranche 1 Letter of Credit has been amended in accordance with this Section 2A.08, each Original Lender shall be deemed to have sold and transferred to each Tranche 1 Lender and each such Tranche 1 Lender (each, a “Tranche 1 Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Original Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche 1 Participant’s Tranche 1 Percentage in such Existing Tranche 1 Letter of Credit, each substitute Existing Tranche 1 Letter of Credit, each drawing made thereunder, the obligations of any Borrower under this Agreement with respect thereto and any security therefore or guaranty pertaining thereto. Upon any change in the Tranche 1 Commitments of the Tranche 1 Lenders pursuant to Section 1.13 or 12.04(b), it is hereby agreed that, with respect to all outstanding Existing Tranche 1 Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2A.08 to reflect the new Tranche 1 Percentages of the assigning and assignee Tranche 1 Lender.

(b) In determining whether to pay under any Existing Tranche 1 Letter of Credit, no Original Lender shall have any obligation relative to the Tranche 1 Participants other than to determine that any documents required to be delivered under such Existing Tranche 1 Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Existing Tranche 1 Letter of Credit, which obligation, it is understood, is being performed by the Issuing Agent, and upon whom each Original Lender shall be entitled to rely. Any action taken or omitted to be taken by any Original Lender under or in connection with any Existing Tranche 1 Letter of Credit issued by it shall not create for such Original Lender any resulting liability to any Borrower, any Tranche 1 Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that any Original Lender makes any payment under any Existing Tranche 1 Letter of Credit issued by it and the respective Borrower shall not have reimbursed such amount in full to each Original Lender pursuant to Section 2A.03(a), such Original Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Tranche 1 Participant of such failure, and each such Tranche 1 Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Original Lender, the amount of such Tranche 1 Participant’s Tranche 1 Percentage of such payment in Dollars and in same day funds. If the Administrative Agent so notifies any Tranche 1 Participant required to fund a payment under an Existing Tranche 1 Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Tranche 1 Participant shall make available to the Administrative Agent at the Payment Office for the account of the respective Original Lender such Tranche 1 Participant’s Tranche 1 Percentage of the amount of such payment on such Business Day in same day funds (and, to the extent such notice is given after 11:00 A.M. (New York time) on any Business Day, such Tranche 1 Participant shall make such payment on the immediately following Business Day). If and to the extent such Tranche 1 Participant shall not make its Tranche 1 Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Original Lender on the same Business Day, such Tranche 1 Participant agrees to pay to the Administrative Agent for the account of such Original Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Original Lender at the overnight Federal Funds Rate for the first three days from the date when due and at the interest rate applicable to Tranche 1 Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Tranche 1 Participant to make available to the Administrative Agent for the account of the respective Original Lender its Tranche 1 Percentage of any payment under any Existing Tranche 1 Letter of Credit issued by it shall not relieve any other Tranche 1 Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Original Lender its Tranche 1 Percentage of any payment under any such Tranche 1 Letter of Credit on the date required, as specified above, but no Tranche 1 Participant shall be responsible for the failure of any other Tranche 1 Participant to make available to the Administrative Agent for the account of such Original Lender such other Tranche 1 Participant’s Tranche 1 Percentage of any such payment.

(d) Whenever any Original Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Original Lender any payments from the Tranche 1 Participants pursuant to Section 2A.08(c), such Original Lender shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Tranche 1 Participant which has paid its Tranche 1 Percentage thereof, in Dollars and in same day funds, an amount equal to such Tranche 1 Participant’s Tranche 1 Percentage thereof.

(e) The obligations of the Tranche 1 Participants to make payments to the Administrative Agent for the account of the respective Original Lender with respect to Existing Tranche 1 Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which the Parent Borrower or any of its Subsidiaries may have at any time against a beneficiary named in an Existing Tranche 1 Letter of Credit, any transferee of any Existing Tranche 1 Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Original Lender, or other Person, whether in connection with this Agreement, any Existing Tranche 1 Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Parent Borrower or any of its Subsidiaries and the beneficiary named in any such Existing Tranche 1 Letter of Credit);

(iii) any draft, certificate or other document presented under the Existing Tranche 1 Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

2A.09 Tranche 1 Fronted Letter of Credit Participations. In the case of Tranche 1 Fronted Letters of Credit:

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each Lender participating in a Tranche 1 Fronted Letter of Credit (the “Tranche 1 Fronted Letter of Credit Participants”), and each such Tranche 1 Fronted Letter of Credit Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche 1 Fronted Letter of Credit Participant’s Tranche 1 Percentage in such Tranche 1 Fronted Letter of Credit, each drawing made thereunder, the obligations of any Borrower under this Agreement with respect thereto and any security therefore or guaranty pertaining thereto. Upon any change in the Tranche 1 Commitments of the Tranche 1 Lenders pursuant to Section 1.13 or 12.04(b), it is hereby agreed that, with respect to all outstanding Tranche 1 Fronted Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2A.09 to reflect the new Tranche 1 Percentages of the assigning and assignee Tranche 1 Lender.

(b) In determining whether to pay under any Tranche 1 Fronted Letter of Credit, no Issuing Lender shall have any obligation relative to the Tranche 1 Fronted Letter of Credit Participants other than to determine that any documents required to be delivered under such Tranche 1 Fronted Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Tranche 1 Fronted Letter of Credit. Any action taken or omitted to be taken by any Issuing Lender under or in connection with any

Tranche 1 Fronted Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any Tranche 1 Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that any Issuing Lender makes any payment under any Tranche 1 Fronted Letter of Credit issued by it and the respective Borrower shall not have reimbursed such amount in full to such Issuing Lender as and when required pursuant to Section 2A.03(a), such Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Tranche 1 Fronted Letter of Credit Participant of such failure, and each such Tranche 1 Fronted Letter of Credit Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Lender, the amount of such Tranche 1 Fronted Letter of Credit Participant’s Tranche 1 Percentage of such payment in such currency denominated in such Tranche 1 Fronted Letter of Credit and in same day funds. If the Administrative Agent so notifies any Tranche 1 Fronted Letter of Credit Participant required to fund a payment under a Tranche 1 Fronted Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Tranche 1 Fronted Letter of Credit Participant shall make available to the Administrative Agent at the Payment Office for the account of the respective Issuing Lender such Tranche 1 Fronted Letter of Credit Participant’s Tranche 1 Percentage of the amount of such payment on such Business Day (or, in the case of an amount payable in an Optional Currency, the next Business Day or such later day as would be customary for interbank payments in such Optional Currency) in same day funds (and, to the extent such notice is given after 11:00 A.M. (New York time) on any Business Day, such Tranche 1 Fronted Letter of Credit Participant shall make such payment on the immediately following Business Day (or, in the case of an amount payable in an Optional Currency, the next Business Day or such later day as would be customary for interbank payments in such Optional Currency)). If and to the extent such Tranche 1 Fronted Letter of Credit Participant shall not make its Tranche 1 Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Issuing Lender on the same Business Day, such Tranche 1 Fronted Letter of Credit Participant agrees to pay to the Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Lender at the overnight Federal Funds Rate for the first three days from the date when due and at the interest rate applicable to Tranche 1 Revolving Loans that are maintained as Base Rate Loans for each day thereafter (or, in the case of an amount in a currency other than Dollars, the customary rate for the settlement of interbank obligations in such currency plus, after such three days, the Applicable Margin for Eurodollar Loans). The failure of any Tranche 1 Fronted Letter of Credit Participant to make available to the Administrative Agent for the account of the respective Issuing Lender its Tranche 1 Percentage of any payment under any Tranche 1 Fronted Letter of Credit issued by it shall not relieve any other Tranche 1 Fronted Letter of Credit Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Tranche 1 Percentage of any payment under any such Tranche 1 Fronted Letter of Credit on the date required, as specified above, but no Tranche 1 Fronted Letter of Credit Participant shall be responsible for the failure of any other Tranche 1 Fronted Letter of Credit Participant to make available to the Administrative Agent for the account of such Issuing Lender such other Tranche 1 Fronted Letter of Credit Participant’s Tranche 1 Percentage of any such payment.

(d) Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Lender any payments from the Tranche 1 Fronted Letter of Credit Participants pursuant to Section 2A.09(c), such Issuing Lender shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Tranche 1 Fronted Letter of Credit Participant which has paid its Tranche 1 Percentage thereof, in the same currency as such payment and in same day funds, an amount equal to such Tranche 1 Fronted Letter of Credit Participant’s Tranche 1 Percentage thereof.

(e) The obligations of the Tranche 1 Participants to make payments to the Administrative Agent for the account of the respective Issuing Lender with respect to Tranche 1 Fronted Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which the Parent Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Tranche 1 Fronted Letter of Credit, any transferee of any Tranche 1 Fronted Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Lender, or other Person, whether in connection with this Agreement, any Tranche 1 Fronted Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Parent Borrower or any of its Subsidiaries and the beneficiary named in any such Tranche 1 Fronted Letter of Credit);

(iii) any draft, certificate or other document presented under the Tranche 1 Fronted Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

SECTION 2B.  Tranche 2 Letters of Credit.

2B.01 Tranche 2 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, each Designated Subsidiary Borrower may request the Issuing Agent, at any time and from time to time after the Effective Date and prior to the date which is 30 days prior to the Commitment Expiration Date, to issue on behalf of the Tranche 2 Lenders, for the account of such Designated Subsidiary Borrower and in support of, on a standby basis, Letter of Credit Supportable Obligations and, subject to and upon the terms and conditions set forth herein, the Issuing Agent agrees to issue on behalf of the Tranche 2 Lenders at any time and from time to time after the Effective Date and prior to the date which is 30 days prior to the

Commitment Expiration Date, one or more irrevocable standby letters of credit in such form as may be approved by the Issuing Agent (each such letter of credit, a “Tranche 2 Letter of Credit” and, collectively, the “Tranche 2 Letters of Credit”). Such Tranche 2 Letters of Credit shall be denominated, at the relevant Designated Subsidiary Borrower’s request, in Dollars or any Optional Currency, provided that, after giving effect to the issuance of any such Tranche 2 Letter of Credit denominated in any Optional Currency, the aggregate Stated Amount of all Tranche 2 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) at such time and the Tranche 1 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) at such time will not exceed the Aggregate Multicurrency Letter of Credit Limit. At the relevant Designated Subsidiary Borrower’s request, and notwithstanding any provisions in the first sentence of this Section 2B.01(a) to the contrary, any Tranche 2 Letter of Credit required to be issued pursuant to this Section 2B.01(a) shall be issued by an Issuing Lender as a Tranche 2 Fronted Letter of Credit in accordance with Section 2B.01(d), provided that, after giving effect to the issuance of any such Tranche 2 Fronted Letter of Credit, the aggregate Stated Amount of Tranche 2 Fronted Letters of Credit (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) at such time and Tranche 1 Fronted Letters of Credit (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) at such time will not exceed the Fronted Letter of Credit Limit. At the Relevant Subsidiary Borrower’s request, Tranche 2 Fronted Letters of Credit issued pursuant to this Section 2B.01, including Tranche 2 Fronted Letters of Credit denominated in Optional Currencies, may be issued in the United Kingdom; such Tranche 2 Fronted Letters of Credit issued in the United Kingdom shall be governed by the laws of the England and Wales or, at the request of the applicable Designated Subsidiary Borrower, by the laws of other jurisdictions as agreed to between such Designated Subsidiary Borrower and the Issuing Lender. Notwithstanding the foregoing, neither the Issuing Agent nor any Issuing Lender shall be under any obligation to issue any Tranche 2 Letter of Credit if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the issuance of such Tranche 2 Letter of Credit or any requirement of law applicable to the Issuing Agent, such Issuing Lender or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Tranche 2 Letter of Credit in particular or shall impose upon it with respect to such Tranche 2 Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Agent or any Tranche 2 Lender is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to it as of the Effective Date;

(ii) the conditions precedent set forth in Section 5.02 are not satisfied at that time; or

(iii) the Issuing Agent shall have received notice from any Borrower or the Required Lenders prior to the issuance of such Tranche 2 Letter of Credit of the type described in clause (vi) of Section 2B.01(b).

(b) Notwithstanding anything to the contrary contained in this Section 2B.01 or elsewhere in this Agreement (i) no Tranche 2 Letter of Credit shall be issued the Stated Amount of which, when added to (x) the Tranche 2 Letter of Credit Outstandings (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Tranche 2 Letter of Credit) at such time and (y) the aggregate principal amount of all Tranche 2 Revolving Loans then outstanding, would exceed an amount equal to the Total Tranche 2 Commitment at such time; (ii) no Tranche 2 Letter of Credit shall be issued for the account of any Intermediate Holding Company the Stated Amount of which, when added to (x) the Tranche 2 Letter of Credit Outstandings in respect of outstanding Tranche 2 Letters of Credit issued for the account of all Intermediate Holding Companies (exclusive of Tranche 2 Unpaid Drawings in respect of Tranche 2 Letters of Credit issued for the account of Intermediate Holding Companies which are repaid on the date of, and prior to the issuance of, the respective Tranche 2 Letter of Credit) at such time and (y) the Tranche 1 Letter of Credit Outstandings (exclusive of Tranche 1 Unpaid Drawings in respect of Tranche 1 Letters of Credit issued for the account of Intermediate Holding Companies which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) in respect of outstanding Tranche 1 Letters of Credit issued for the account of all Intermediate Holding Companies, exceeds $50,000,000; (iii) no Tranche 2 Letter of Credit for the account of any Borrower shall be issued the Stated Amount of which, when added to (x) the Tranche 2 Letter of Credit Outstandings applicable to such Borrower (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Tranche 2 Letter of Credit) at such time and (y) the aggregate principal amount of all Tranche 2 Revolving Loans incurred by such Borrower and then outstanding, would exceed an amount equal to such Borrower’s Borrowing Base at such time; (iv) each Tranche 2 Letter of Credit shall have an expiry date occurring not later than one year after such Tranche 2 Letter of Credit’s date of issuance; provided that each such Tranche 2 Letter of Credit may by its terms automatically renew annually for one additional year unless the Issuing Agent or the relevant Issuing Lender, as the case may be, notifies the beneficiary thereof, in accordance with the terms of such Tranche 2 Letter of Credit, that such Tranche 2 Letter of Credit will not be renewed; (v) each Tranche 2 Letter of Credit shall be denominated in Dollars or in an Optional Currency, subject to the limitation in the proviso to the second sentence of Section 2B.01(a); and (vi) the Issuing Agent or the relevant Issuing Lender, as the case may be, will not issue any Tranche 2 Letter of Credit after the Issuing Agent has received written notice from any Borrower or the Required Lenders stating that a Default or an Event of Default exists until such time as the Issuing Agent shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default by the Required Lenders (or, to the extent provided by Section 12.11, each of the Lenders).

(c) Each Tranche 2 Non-Fronted Letter of Credit will be issued by the Issuing Agent on behalf of the Tranche 2 Lenders and each Tranche 2 Lender will participate in each Tranche 2 Non-Fronted Letter of Credit pro rata in accordance with its Tranche 2 Percentage. The obligations of each Tranche 2 Lender under and in respect of each Tranche 2 Non-Fronted Letter of Credit are several, and the failure by any Tranche 2 Lender to perform its obligations hereunder or under any Tranche 2 Non-Fronted Letter of Credit shall not affect the obligations of the respective Designated Subsidiary Borrower toward any other party hereto nor shall any other such party be liable for the failure by such Tranche 2 Lender to perform its obligations hereunder or under any Tranche 2 Non-Fronted Letter of Credit.

(d) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2B.09, agrees to issue a Tranche 2 Fronted Letter of Credit requested by a Designated Subsidiary Borrower to the extent contemplated by Section 2B.01(a).

(e) Subject to and on the terms and conditions set forth herein, the Issuing Agent or the relevant Issuing Lender, as the case may be, is hereby authorized by each Designated Subsidiary Borrower and the Tranche 2 Lenders to arrange for the issuance of any Tranche 2 Letter of Credit pursuant to Section 2B.01(a) and the amendment of any Letter of Credit pursuant to Section 1.13, Section 1.15, Section 2B.06 and/or Section 12.04(b) by:

(i) completing the commencement date and the expiry date of such Tranche 2 Letter of Credit;

(ii) in the case of an amendment increasing or reducing the amount thereof, amending such Tranche 2 Letter of Credit in such manner as the Issuing Agent and the respective beneficiary may agree; and

(iii) (A) in the case of a Tranche 2 Non-Fronted Letter of Credit, (1) completing such Tranche 2 Non-Fronted Letter of Credit with the participation of each Tranche 2 Lender as allocated pursuant to the terms hereof, and (2) executing such Tranche 2 Non-Fronted Letter of Credit on behalf of each Tranche 2 Lender and, following such execution, delivering such Tranche 2 Non-Fronted Letter of Credit to the beneficiary of such Tranche 2 Non-Fronted Letter of Credit; or (B) in the case of Tranche 2 Fronted Letters of Credit, (1) completing such Tranche 2 Fronted Letter of Credit pursuant to the terms hereof, (2) issuing and executing such Tranche 2 Fronted Letter of Credit and, following such execution, delivering such Tranche 2 Fronted Letter of Credit to the beneficiary of such Tranche 2 Fronted Letter of Credit and (3) promptly furnishing to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Tranche 2 Fronted Letter of Credit (including the amount and currency thereof).

(f) Each Tranche 2 Non-Fronted Letter of Credit shall be executed and delivered by the Issuing Agent in the name and on behalf of, and as attorney-in-fact for, each Tranche 2 Lender party to such Tranche 2 Non-Fronted Letter of Credit, and the Issuing Agent shall act under each Tranche 2 Non-Fronted Letter of Credit, and each Tranche 2 Non-Fronted Letter of Credit shall expressly provide that the Issuing Agent shall act, as the agent of each Tranche 2 Lender to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such Tranche 2 Non-Fronted Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Tranche 2 Non-Fronted Letter of Credit and (c) notify such Tranche 2 Lender and such Designated Subsidiary Borrower that a valid drawing has been made and the date that the related

Tranche 2 Unpaid Drawing is to be made; provided that the Issuing Agent shall have no obligation or liability for any Tranche 2 Unpaid Drawing under such Tranche 2 Non-Fronted Letter of Credit, and each Tranche 2 Non-Fronted Letter of Credit shall expressly so provide. Each Tranche 2 Lender hereby irrevocably appoints and designates the Issuing Agent its attorney-in-fact, acting through any duly authorized officer of the Issuing Agent, to execute and deliver in the name and on behalf of such Tranche 2 Lender each Tranche 2 Non-Fronted Letter of Credit to be issued by such Tranche 2 Lender hereunder. Promptly upon the request of the Issuing Agent, each Tranche 2 Lender will furnish to the Issuing Agent such powers of attorney or other evidence as any beneficiary of any Tranche 2 Non-Fronted Letter of Credit may reasonably request in order to demonstrate that the Issuing Agent has the power to act as attorney-in-fact for such Tranche 2 Lender to execute and deliver such Tranche 2 Non-Fronted Letter of Credit.

2B.02 Tranche 2 Letter of Credit Requests. (a) Whenever a Designated Subsidiary Borrower desires that a Tranche 2 Letter of Credit be issued, such Designated Subsidiary Borrower shall give the Administrative Agent and the Issuing Agent and, in the case of a Tranche 2 Fronted Letter of Credit, the relevant Issuing Lender, written notice (including by way of facsimile transmission, immediately confirmed in writing by submission of the original of such request by mail to the Issuing Agent or the relevant Issuing Lender, as the case may be) thereof prior to (i) in the case of Tranche 2 Letters of Credit not issued in the United Kingdom, 11:00 A.M. (New York time), and (ii) in the case of Tranche 2 Letters of Credit issued in the United Kingdom, 11:00 A.M. (London time), at least five Business Days (or such shorter period as may be acceptable to the Issuing Agent or the relevant Issuing Lender, as the case may be) prior to the proposed date of issuance (which shall be a Business Day), which written notice shall be in the form of Exhibit C-2 (each, a “Tranche 2 Letter of Credit Request”). Each Tranche 2 Letter of Credit Request shall include any other documents as the Issuing Agent or the relevant Issuing Lender, as the case may be, customarily requires in connection therewith.

(b) The making of each Tranche 2 Letter of Credit Request shall be deemed to be a representation and warranty by the applicable Designated Subsidiary Borrower that such Tranche 2 Letter of Credit may be issued in accordance with, and it will not violate the requirements of, Section 2B.01(a) or (b).

(c) Immediately prior to the issuance of any Tranche 2 Fronted Letter of Credit the relevant Issuing Lender shall notify the Administrative Agent and Issuing Agent thereof and shall obtain confirmation from the Issuing Agent that such Tranche 2 Fronted Letter of Credit may be issued. Upon its issuance of, or amendment to, any Tranche 2 Letter of Credit, the Issuing Agent shall promptly notify the respective Designated Subsidiary Borrower and the Tranche 2 Lenders of such issuance or amendment, which notice shall include a summary description of the Tranche 2 Letter of Credit actually issued and any amendments thereto. Each Issuing Lender shall also give prompt notice to the Issuing Agent of the termination or expiry of any Tranche 2 Fronted Letter of Credit issued by it.

2B.03 Agreement to Repay Tranche 2 Letter of Credit Drawings. (a)  Each Designated Subsidiary Borrower agrees to reimburse each Tranche 2 Lender or the relevant Issuing Lender, as the case may be, by making payment to the Administrative Agent in immediately available funds in the currency in which such Tranche 2 Letter of Credit was issued at the Payment Office, for any payment or disbursement made by it under any Tranche 2 Letter of Credit which has been issued for such Designated Subsidiary Borrower’s account (each such amount so paid or disbursed until reimbursed, a “Tranche 2 Unpaid Drawing”) no later than one Business Day (or, in the case of any Tranche 2 Letter of Credit denominated in a currency other than Dollars, three Business Days) following the date of such payment or disbursement, with interest on the amount so paid or disbursed, to the extent not reimbursed prior to (i) in the case of Tranche 2 Letters of Credit not issued in the United Kingdom, 1:00 P.M. (New York time) and (ii) in the case of Letters of Credit issued in the United Kingdom, 1:00 P.M. (London time), on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date of reimbursement therefor at a rate per annum which shall be (i) for the Tranche 2 Letters of Credit denominated in Dollars, the Base Rate plus the Applicable Margin for Tranche 2 Revolving Loans maintained as Base Rate Loans as in effect from time to time (or, if the Total Tranche 2 Commitment has been terminated and all Tranche 2 Revolving Loans have been repaid, the Applicable Margin that would have been in effect for Tranche 2 Revolving Loans maintained as Base Rate Loans) or (ii) for Tranche 2 Letters of Credit denominated in an Optional Currency, the Overnight Eurodollar Rate for such Optional Currency plus the Applicable Margin for Tranche 2 Revolving Loans maintained as Eurodollar Loans as in effect from time to time (or, if the Total Tranche 2 Commitment has been terminated and all Tranche 2 Revolving Loans have been repaid, the Applicable Margin that would have been in effect for Tranche 2 Revolving Loans maintained as Eurodollar Loans) (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date such reimbursement is due).

(b) Each Designated Subsidiary Borrower’s obligation under this Section 2B.03 to reimburse each Tranche 2 Lender or the relevant Issuing Lender, as the case may be, with respect to Tranche 2 Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Designated Subsidiary Borrower may have or have had against such Tranche 2 Lender or such Issuing Lender, as the case may be, or the Issuing Agent, including, without limitation, any defense based upon the failure of any drawing under a Tranche 2 Letter of Credit to conform to the terms of the Tranche 2 Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no Designated Subsidiary Borrower shall be obligated to reimburse any Tranche 2 Lender or such Issuing Lender, as the case may be, for any wrongful payment made by it under a Tranche 2 Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2B.04 Increased Costs. If after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, order, guideline or request or any change therein after the Effective Date, or any change adopted or effective after the Effective Date in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Tranche 2 Lender or any Issuing Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by or participated in by such Tranche 2 Lender or such Issuing

Lender, as the case may be, or (ii) impose on such Tranche 2 Lender or such Issuing Lender, as the case may be, any other conditions directly or indirectly affecting this Agreement or any Tranche 2 Letter of Credit; and the result of any of the foregoing is to increase the cost to such Tranche 2 Lender or such Issuing Lender, as the case may be, of issuing, maintaining or participating in any Tranche 2 Letter of Credit, or to reduce the amount of any sum received or receivable by it hereunder or reduce the rate of return on its capital with respect to Tranche 2 Letters of Credit, then, upon written demand to the respective Designated Subsidiary Borrower by such Tranche 2 Lender or such Issuing Lender, as the case may be (with a copy to the Administrative Agent), such Designated Subsidiary Borrower agrees to pay to such Tranche 2 Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate it for such increased cost or reduction. A certificate submitted to the respective Designated Subsidiary Borrower by such Tranche 2 Lender or such Issuing Lender, as the case may be (with a copy to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Tranche 2 Lender or such Issuing Lender, as the case may be, as aforesaid shall be final and conclusive and binding on such Designated Subsidiary Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any Designated Subsidiary Borrower’s obligations to pay additional amounts pursuant to this Section 2B.04 upon subsequent receipt of such certificate.

2B.05 Tranche 2 Letter of Credit Expiration Extensions. Each Tranche 2 Lender acknowledges that to the extent provided under the terms of any Tranche 2 Letter of Credit, the expiration date of such Tranche 2 Letter of Credit will be automatically extended for an additional year, without written amendment, unless at least 30 days prior to the expiration date of such Tranche 2 Letter of Credit, a Notice of Non-Extension is given by the Issuing Agent to the beneficiary of such Tranche 2 Letter of Credit in accordance with the terms of the respective Tranche 2 Letter of Credit that the expiration date of such Tranche 2 Letter of Credit will not be extended beyond its current expiration date. The Issuing Agent or the relevant Issuing Lender, as the case may be, will give a Notice of Non-Extension as to any outstanding Tranche 2 Letter of Credit if requested to do so by the Required Lenders pursuant to Section 9. The Issuing Agent or the relevant Issuing Lender, as the case may be, will give a Notice of Non-Extension as to each outstanding Tranche 2 Letter of Credit if the Commitment Expiration Date has occurred. The Issuing Agent or the relevant Issuing Lender, as the case may be, will send a copy of each Notice of Non-Extension to the respective Designated Subsidiary Borrower concurrently with delivery thereof to the respective beneficiary, unless prohibited by law from doing so.

2B.06 Changes to Stated Amount. Subject to the terms and conditions hereof, at any time when any Tranche 2 Letter of Credit is outstanding, at the request of the respective Designated Subsidiary Borrower, the Issuing Agent or the relevant Issuing Lender, as the case may be, will enter into an amendment increasing or reducing the Stated Amount of such Tranche 2 Letter of Credit, provided that (i) in no event shall the Stated Amount of any Tranche 2 Letter of Credit be increased to an amount which, when added to (x) the Tranche 2 Letter of Credit Outstandings (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) at such time and (y) the aggregate principal amount of all Tranche 2 Revolving Loans then outstanding, would exceed an amount equal to the Total Tranche 2 Commitment at such time, (ii) in no event shall the Stated Amount of any Tranche 2 Letter of Credit issued for the account of any Designated Subsidiary Borrower be increased to an amount which, when added to (x) the Tranche 2 Letter of Credit Outstandings (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) applicable to such Borrower at such time and (y) the aggregate principal amount of all Tranche 2 Revolving Loans incurred by such Borrower and then outstanding, would exceed an amount equal to such Borrower’s Borrowing Base at such time, (iii) the Stated Amount of a Tranche 2 Letter of Credit may not be increased at any time if the conditions precedent set forth in Section 5.02 are not satisfied at such time, (iv) the Stated Amount of a Tranche 2 Letter of Credit may not be increased at any time after the date which is 30 days prior to the Commitment Expiration Date, (v) in no event shall the Stated Amount of any Tranche 2 Letter of Credit denominated in an Optional Currency issued for the account of any Designated Subsidiary Borrower be increased to an amount which, when added to (x) the aggregate Stated Amount of all Tranche 2 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) at such time and (y) the Tranche 1 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) at such time, would exceed the Aggregate Multicurrency Letter of Credit Limit; and (vi) in no event shall the Stated Amount of any Tranche 2 Fronted Letter of Credit issued for the account of any Designated Subsidiary Borrower be increased to an amount which, when added to (x) the aggregate Stated Amount of all Tranche 2 Fronted Letters of Credit (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) outstanding at such time and (y) Tranche 1 Fronted Letters of Credit (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) outstanding at such time, would exceed the Fronted Letter of Credit Limit.

2B.07 Representations and Warranties of Tranche 2 Lenders. Each Tranche 2 Lender represents and warrants that each Tranche 2 Non-Fronted Letter of Credit constitutes a legal, valid and binding obligation of such Tranche 2 Lender enforceable in accordance with its terms and each Issuing Lender represents and warrants that each Tranche 2 Fronted Letter of Credit constitutes a legal, valid and binding obligation of such Issuing Lender enforceable in accordance with its terms.

2B.08 Existing Tranche 2 Letters of Credit. (a) Each letter of credit issued under the Existing Credit Agreement and outstanding immediately prior to the Effective Date and which is intended to be a Tranche 2 Letter of Credit hereunder is listed in Part B of Annex VIII (each such letter of credit, an “Existing Tranche 2 Letter of Credit”). Each Existing Tranche 2 Letter of Credit shall be deemed to be a Tranche 2 Letter of Credit hereunder. As soon as possible following the Effective Date, each Existing Tranche 2 Letter of Credit shall be amended to replace each Original Lender on such Existing Tranche 2 Letter of Credit with each Tranche 2 Lender party to this Agreement on the Effective Date in accordance with each such Tranche 2 Lender’s Tranche 2 Percentage. Until an Existing Tranche 2 Letter of Credit has been amended in accordance with this Section 2B.08, each Original Lender shall be deemed to have sold and transferred to each Tranche 2 Lender and each such Tranche 2 Lender (each, a “Tranche 2 Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Original Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche 2 Participant’s Tranche 2 Percentage in such Existing Tranche 2

Letter of Credit, each substitute Existing Tranche 2 Letter of Credit, each drawing made thereunder, the obligations of any Borrower under this Agreement with respect thereto and any security therefore or guaranty pertaining thereto. Upon any change in the Tranche 2 Commitments of the Tranche 2 Lenders pursuant to Section 1.13 or 12.04(b), it is hereby agreed that, with respect to all outstanding Existing Tranche 2 Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2B.08 to reflect the new Tranche 2 Percentages of the assigning and assignee Tranche 2 Lender.

(b) In determining whether to pay under any Existing Tranche 2 Letter of Credit, no Original Lender shall have any obligation relative to the Tranche 2 Participants other than to determine that any documents required to be delivered under such Existing Tranche 2 Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Existing Tranche 2 Letter of Credit, which obligation, it is understood, is being performed by the Issuing Agent, and upon whom each Original Lender shall be entitled to rely. Any action taken or omitted to be taken by any Original Lender under or in connection with any Existing Tranche 2 Letter of Credit issued by it shall not create for such Original Lender any resulting liability to any Borrower, any Tranche 2 Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that any Original Lender makes any payment under any Existing Tranche 2 Letter of Credit issued by it and the respective Borrower shall not have reimbursed such amount in full to each Original Lender pursuant to Section 2B.03(a), such Original Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Tranche 2 Participant of such failure, and each such Tranche 2 Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Original Lender, the amount of such Tranche 2 Participant’s Tranche 2 Percentage of such payment in Dollars and in same day funds. If the Administrative Agent so notifies any Tranche 2 Participant required to fund a payment under an Existing Tranche 2 Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Tranche 2 Participant shall make available to the Administrative Agent at the Payment Office for the account of the respective Original Lender such Tranche 2 Participant’s Tranche 2 Percentage of the amount of such payment on such Business Day in same day funds (and, to the extent such notice is given after 11:00 A.M. (New York time) on any Business Day, such Tranche 2 Participant shall make such payment on the immediately following Business Day). If and to the extent such Tranche 2 Participant shall not make its Tranche 2 Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Original Lender on the same Business Day, such Tranche 2 Participant agrees to pay to the Administrative Agent for the account of such Original Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Original Lender at the overnight Federal Funds Rate for the first three days from the date when due and at the interest rate applicable to Tranche 2 Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Tranche 2 Participant to make available to the Administrative Agent for the account of the respective Original Lender its Tranche 2 Percentage of any payment under any Existing Tranche 2 Letter of Credit issued by it shall not relieve any other Tranche 2 Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Original Lender its Tranche 2 Percentage of any payment under any such Tranche 2 Letter of Credit on the date required, as specified above, but no Tranche 2 Participant shall be responsible for the failure of any other Tranche 2 Participant to make available to the Administrative Agent for the account of such Original Lender such other Tranche 2 Participant’s Tranche 2 Percentage of any such payment.

(d) Whenever any Original Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Original Lender any payments from the Tranche 2 Participants pursuant to Section 2B.08(c), such Original Lender shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Tranche 2 Participant which has paid its Tranche 2 Percentage thereof, in Dollars and in same day funds, an amount equal to such Tranche 2 Participant’s Tranche 2 Percentage thereof.

(e) The obligations of the Tranche 2 Participants to make payments to the Administrative Agent for the account of the respective Original Lender with respect to Existing Tranche 2 Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which the Parent Borrower or any of its Subsidiaries may have at any time against a beneficiary named in an Existing Tranche 2 Letter of Credit, any transferee of any Existing Tranche 2 Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Original Lender, or other Person, whether in connection with this Agreement, any Existing Tranche 2 Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Parent Borrower or any of its Subsidiaries and the beneficiary named in any such Existing Tranche 2 Letter of Credit);

(iii) any draft, certificate or other document presented under the Existing Tranche 2 Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

2B.09 Tranche 2 Fronted Letter of Credit Participations. In the case of Tranche 2 Fronted Letters of Credit:

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each Lender participating in a Tranche 2 Fronted Letter of Credit (the “Tranche 2 Fronted Letter of Credit Participants”), and each such Tranche 2 Fronted Letter of Credit Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche 2 Fronted Letter of Credit Participant’s Tranche 2 Percentage in such Tranche 2 Fronted Letter of Credit, each drawing made thereunder, the obligations of any Borrower under this Agreement with respect thereto and any security therefore or guaranty pertaining thereto. Upon any change in the Tranche 2 Commitments of the Tranche 2 Lenders pursuant to Section 1.13 or 12.04(b), it is hereby agreed that, with respect to all outstanding Tranche 2 Fronted Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2A.09 to reflect the new Tranche 2 Percentages of the assigning and assignee Tranche 2 Lender.

(b) In determining whether to pay under any Tranche 2 Fronted Letter of Credit, no Issuing Lender shall have any obligation relative to the Tranche 2 Fronted Letter of Credit Participants other than to determine that any documents required to be delivered under such Tranche 2 Fronted Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Tranche 2 Fronted Letter of Credit. Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Tranche 2 Fronted Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any Tranche 2 Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that any Issuing Lender makes any payment under any Tranche 2 Fronted Letter of Credit issued by it and the respective Borrower shall not have reimbursed such amount in full to such Issuing Lender as and when required pursuant to Section 2A.03(a), such Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Tranche 2 Fronted Letter of Credit Participant of such failure, and each such Tranche 2 Fronted Letter of Credit Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Lender, the amount of such Tranche 2 Fronted Letter of Credit Participant’s Tranche 2 Percentage of such payment in such currency denominated in such Tranche 2 Fronted Letter of Credit and in same day funds. If the Administrative Agent so notifies any Tranche 2 Fronted Letter of Credit Participant required to fund a payment under a Tranche 2 Fronted Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Tranche 2 Fronted Letter of Credit Participant shall make available to the Administrative Agent at the Payment Office for the account of the respective Issuing Lender such Tranche 2 Fronted Letter of Credit Participant’s Tranche 2 Percentage of the amount of such payment on such Business Day (or, in the case of an amount payable in an Optional Currency, the next Business Day or such later day as would be customary for interbank payments in such Optional Currency) in same day funds (and, to the extent such notice is given after 11:00 A.M. (New York time) on any Business Day, such Tranche 2 Fronted Letter of Credit Participant shall make such payment on the immediately following Business Day (or, in the case of an amount payable in an Optional Currency, the next Business Day or such later day as would be customary for interbank payments in such Optional Currency)). If and to the extent such Tranche 2 Fronted Letter of Credit Participant shall not make its Tranche 2

Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Issuing Lender on the same Business Day, such Tranche 2 Fronted Letter of Credit Participant agrees to pay to the Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Lender at the overnight Federal Funds Rate for the first three days from the date when due and at the interest rate applicable to Tranche 2 Revolving Loans that are maintained as Base Rate Loans for each day thereafter (or, in the case of an amount in a currency other than Dollars, the customary rate for the settlement of interbank obligations in such currency plus, after such three days, the Applicable Margin for Eurodollar Loans). The failure of any Tranche 2 Fronted Letter of Credit Participant to make available to the Administrative Agent for the account of the respective Issuing Lender its Tranche 2 Percentage of any payment under any Tranche 2 Fronted Letter of Credit issued by it shall not relieve any other Tranche 2 Fronted Letter of Credit Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Tranche 2 Percentage of any payment under any such Tranche 2 Fronted Letter of Credit on the date required, as specified above, but no Tranche 2 Fronted Letter of Credit Participant shall be responsible for the failure of any other Tranche 2 Fronted Letter of Credit Participant to make available to the Administrative Agent for the account of such Issuing Lender such other Tranche 2 Fronted Letter of Credit Participant’s Tranche 2 Percentage of any such payment.

(d) Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Lender any payments from the Tranche 2 Fronted Letter of Credit Participants pursuant to Section 2B.09(c), such Issuing Lender shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Tranche 2 Fronted Letter of Credit Participant which has paid its Tranche 2 Percentage thereof, in the same currency as such payment and in same day funds, an amount equal to such Tranche 2 Fronted Letter of Credit Participant’s Tranche 2 Percentage thereof.

(e) The obligations of the Tranche 2 Participants to make payments to the Administrative Agent for the account of the respective Issuing Lender with respect to Tranche 2 Fronted Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which the Parent Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Tranche 2 Fronted Letter of Credit, any transferee of any Tranche 2 Fronted Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Lender, or other Person, whether in connection with this Agreement, any Tranche 2 Fronted Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Parent Borrower or any of its Subsidiaries and the beneficiary named in any such Tranche 2 Fronted Letter of Credit);

(iii) any draft, certificate or other document presented under the Tranche 2 Fronted Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

SECTION 3.   Fees; Commitments

3.01 Fees. (a) The Parent Borrower agrees to pay the Administrative Agent a facility fee (the “Tranche 1 Facility Fee”) for the account of the Tranche 1 Lenders pro rata on the basis of (i) prior to the earlier of the date the Total Tranche 1 Commitment terminates and the Commitment Expiration Date, their respective Tranche 1 Commitments and (ii) on or after the earlier of the date the Total Tranche 1 Commitment terminates and the Commitment Expiration Date, their respective Tranche 1 Percentages of Tranche 1 Letter of Credit Outstandings at such time, in each case for the period from and including the Effective Date to but not including the Final Maturity Date, computed at a per annum rate equal to the Applicable Margin for Facility Fees of (x) in the case of clause (i) of this Section 3.01(a), the Total Tranche 1 Commitment (as in effect from time to time) (regardless of utilization) and (y) in the case of clause (ii) of this Section 3.01(a), the Tranche 1 Letter of Credit Outstandings at such time. Accrued Tranche 1 Facility Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and on the Final Maturity Date and, with respect to any Tranche 1 Facility Fee owing to any Tranche 1 Lender who is replaced pursuant to Section 1.13, on the date on which such Tranche 1 Lender is replaced.

(b) The Parent Borrower agrees to pay the Administrative Agent a facility fee (the “Tranche 2 Facility Fee”) for the account of the Tranche 2 Lenders pro rata on the basis of (i) prior to the earlier of the date the Total Tranche 2 Commitment terminates and the Commitment Expiration Date, their respective Tranche 2 Commitments and (ii) on or after the earlier of the date the Total Tranche 2 Commitment terminates and the Commitment Expiration Date, their respective Tranche 2 Percentage of Tranche 2 Letter of Credit Outstandings at such time, in each case for the period from and including the Effective Date to but not including the Final Maturity Date, computed at a per annum rate equal to the Applicable Margin for Facility Fees of (x) in the case of clause (i) of this Section 3.01(b), the Total Tranche 2 Commitment (as in effect from time to time) (regardless of utilization) and (y) in the case of clause (ii) of this Section 3.01(b), the Tranche 2 Letter of Credit Outstandings at such time. Accrued Tranche 2 Facility Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and on the Final Maturity Date and, with respect to any Tranche 2 Facility Fee owing to any Tranche 2 Lender who is replaced pursuant to Section 1.13, on the date on which such Tranche 2 Lender is replaced.

(c) The Parent Borrower agrees to pay to the Administrative Agent a utilization fee (the “Tranche 1 Utilization Fee”) for the account of the Tranche 1 Lenders pro rata on the basis of their respective Tranche 1 Revolving Loans then outstanding for the period from and including the Effective Date to but not including the earlier of the date the Total Tranche 1 Commitment terminates and the Commitment Expiration Date, computed at a rate per annum equal to the Applicable Margin for Utilization Fees of the aggregate outstanding amount of Tranche 1 Revolving Loans at any time when the aggregate outstanding amount of Revolving Loans incurred by all Borrowers is greater than 50% of the Total Commitment (as in effect from time to time). Accrued Tranche 1 Utilization Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and on the earlier of the date the Total Tranche 1 Commitment terminates and the Commitment Expiration Date and, with respect to any Tranche 1 Utilization Fee owing to any Tranche 1 Lender who is replaced pursuant to Section 1.13, on the date on which such Tranche 1 Lender is replaced.

(d) The Parent Borrower agrees to pay to the Administrative Agent a utilization fee (the “Tranche 2 Utilization Fee”) for the account of the Tranche 2 Lenders pro rata on the basis of their respective Tranche 2 Revolving Loans then outstanding for the period from and including the Effective Date to but not including the earlier of the date the Total Tranche 2 Commitment terminates and the Commitment Expiration Date, computed at a rate per annum equal to the Applicable Margin for Utilization Fees of the aggregate outstanding amount of Tranche 2 Revolving Loans at any time when the aggregate outstanding amount of Revolving Loans incurred by all Borrowers is greater than 50% of the Total Commitment (as in effect from time to time). Accrued Tranche 2 Utilization Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and on the earlier of the date the Total Tranche 2 Commitment terminates and the Commitment Expiration Date and, with respect to any Tranche 2 Utilization Fee owing to any Tranche 2 Lender who is replaced pursuant to Section 1.13, on the date on which such Tranche 2 Lender is replaced.

(e) The Parent Borrower agrees to pay to the Administrative Agent for pro rata distribution to each Tranche 1 Lender (based on their respective Tranche 1 Percentages), a fee in respect of each Tranche 1 Letter of Credit (the “Tranche 1 Letter of Credit Fee”) computed at a rate per annum equal to the Applicable Margin then in effect for Tranche 1 Revolving Loans maintained as Eurodollar Loans (or, if the Total Tranche 1 Commitment has been terminated and all Tranche 1 Revolving Loans have been repaid, the Applicable Margin that would have been in effect for Tranche 1 Revolving Loans maintained as Eurodollar Loans), on the daily Stated Amount of such Tranche 1 Letter of Credit. Accrued Tranche 1 Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and upon the first day on or after the termination of the Total Tranche 1 Commitment upon which no Tranche 1 Letters of Credit remain outstanding. In addition, the Parent Borrower shall pay to the Issuing Lender for its own account a fronting fee at a rate agreed to by such Issuing Lender with the Parent Borrower (the “Tranche 1 Fronted Letter of Credit Fee”) on the undrawn and unexpired amount of each Tranche 1 Fronted Letter of Credit, payable quarterly in arrears on the last Business Day of each calendar quarter and upon the first day on or after the termination of the Total Tranche 1 Commitment upon which no Tranche 1 Letters of Credit remain outstanding.

(f) The Parent Borrower agrees to pay to the Administrative Agent for pro rata distribution to each Tranche 2 Lender (based on their respective Tranche 2 Percentages), a fee in respect of each Tranche 2 Letter of Credit (the “Tranche 2 Letter of Credit Fee”) computed at a rate per annum equal to the Applicable Margin then in effect for Tranche 2 Revolving Loans maintained as Eurodollar Loans (or, if the Total Tranche 2 Commitment has been terminated and all Tranche 2 Revolving Loans have been repaid, the Applicable Margin that would have been in effect for Tranche 2 Revolving Loans maintained as Eurodollar Loans), on the daily Stated Amount of such Tranche 2 Letter of Credit. Accrued Tranche 2 Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and upon the first day on or after the termination of the Total Tranche 2 Commitment upon which no Tranche 2 Letters of Credit remain outstanding. In addition, the Parent Borrower shall pay to the Issuing Lender for its own account a fronting fee at a rate agreed to by such Issuing Lender with the Parent Borrower (the “Tranche 2 Fronted Letter of Credit Fee”) on the undrawn and unexpired amount of each Tranche 2 Fronted Letter of Credit, payable quarterly in arrears on the last Business Day of each calendar quarter and upon the first day on or after the termination of the Total Tranche 2 Commitment upon which no Tranche 2 Letters of Credit remain outstanding.

(g) The Parent Borrower agrees to pay directly to the Issuing Agent upon each issuance of and/or amendment of, a Letter of Credit such amount as shall at the time of such issuance or amendment be the administrative charge which the Issuing Agent is customarily charging for issuances of, or amendments of, letters of credit issued by it.

(h) The Parent Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, when and as due, such fees as have been, or are from time to time, separately agreed upon.

(i) All computations of Fees shall be made in accordance with Section 12.07(b).

3.02 Voluntary Reduction of Commitments. (a) Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given by the Parent Borrower to the Administrative Agent at its Notice Office (which notice shall be deemed to be given on a certain day only if given before 11:00 A.M. (New York time) on such day and the Administrative Agent shall promptly transmit such notice to each of the Tranche 1 Lenders), the Parent Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Tranche 1 Commitment, provided that (x) any such reduction shall apply to permanently reduce the Total Unutilized Tranche 1 Commitment and to proportionately reduce the Tranche 1 Commitment of each Tranche 1 Lender, and (y)  any partial reduction pursuant to this Section 3.02(a) shall be in integral multiples of at least $5,000,000.

(b) Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given by the Parent Borrower to the Administrative Agent at its Notice Office (which notice shall be deemed to be given on a certain day only if given before 11:00 A.M. (New York time) on such day and the Administrative Agent shall promptly transmit such notice to each of the Tranche 2 Lenders), the Parent Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Tranche 2 Commitment, provided that (x) any such reduction shall apply to permanently reduce the Total Unutilized Tranche 2 Commitment and to proportionately reduce the Tranche 2 Commitment of each Tranche 2 Lender, and (y)  any partial reduction pursuant to this Section 3.02(b) shall be in integral multiples of at least $5,000,000.

(c) Notwithstanding anything to the contrary contained in this Section 3.02 or elsewhere in this Agreement, any reductions to the Total Unutilized Tranche 1 Commitment or the Total Unutilized Tranche 2 Commitment made pursuant to Sections 3.02(a) or (b), respectively, shall be applied pro rata to the Total Tranche 1 Commitment and the Total Tranche 2 Commitment based on the Tranche 1 Reduction Percentage and the Tranche 2 Reduction Percentage, in each case as in effect at the time of any such reduction.

3.03 Termination or Mandatory Reduction of Commitments. (a)  The Total Commitment (and the Commitment of each Lender) shall be terminated at 5:00 p.m. (New York time) on the Expiration Date unless the Effective Date has occurred on or before such date.

(b) Unless previously terminated pursuant to Section 3.02 or Section 3.03(a) above, the Total Commitment shall terminate at 9:00 A.M. on the Commitment Expiration Date.

SECTION 4.   Payments.

4.01 Voluntary Prepayments. Each Borrower shall have the right to prepay Revolving Loans incurred by it, without premium or penalty (except for amounts payable to Section 1.11), in whole or in part, from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Revolving Loans, specifying whether such Revolving Loans are Tranche 1 Revolving Loans or Tranche 2 Revolving Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which such Revolving Loans were made, which notice shall be received by the Administrative Agent (x) in the case of Base Rate Loans, no later than 11:00 A.M. (New York time) one Business Day prior to the date of such prepayment, or (y) in the case of Eurodollar Loans, at least three Business Days prior to the date of such prepayment and which notice shall promptly be transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment shall be in an aggregate principal amount of at least $1,000,000, provided that no partial prepayment of any Revolving Loans shall reduce the aggregate principal amount of the Revolving Loans outstanding under a single Tranche to an amount less than $1,000,000; (iii) each prepayment in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans; (iv) prepayments of Eurodollar Loans made pursuant to this Section 4.01 may only be made on the last day of an Interest Period applicable thereto unless concurrently with such prepayment any payments required to be made pursuant to Section 1.11 as a result of such prepayment are made; and (v) each prepayment of Tranche 2 Revolving Loans pursuant to this Section 4.01 shall be applied pro rata among such Tranche 2 Revolving Loans.

4.02 Mandatory Repayments. (a) If on any date prior to the Commitment Expiration Date, the sum of the aggregate outstanding principal amount of Tranche 1 Revolving Loans plus the Tranche 1 Letter of Credit Outstandings exceeds the Total Tranche 1 Commitment as then in effect, the Parent Borrower shall repay, or cause one or more of the Borrowers to whom Tranche 1 Revolving Loans were made and/or for whose account Tranche 1

Letters of Credit were issued to repay, on such day the outstanding Tranche 1 Revolving Loans in an aggregate principal amount equal to the amount by which the aggregate outstanding principal amount of Tranche 1 Revolving Loans plus the Tranche 1 Letter of Credit Outstandings exceeds the Total Tranche 1 Commitment as then in effect. If, after giving effect to the prepayment of all outstanding Tranche 1 Revolving Loans, as set forth above, the Tranche 1 Letter of Credit Outstandings exceeds the Total Tranche 1 Commitment, the Parent Borrower shall pay, or cause one or more Borrowers for whose account Tranche 1 Letters of Credit were issued to pay, to the Administrative Agent at the Payment Office on such date an amount of cash and/or Cash Equivalents equal to the amount of such excess, such cash and/or Cash Equivalents to be held as security for all obligations of the respective Borrower to the Tranche 1 Lenders hereunder in the Collateral Account applicable to such Borrower.

(b) If on any date prior to the Commitment Expiration Date, the sum of the aggregate outstanding principal amount of Tranche 2 Revolving Loans plus the Tranche 2 Letter of Credit Outstandings exceeds the Total Tranche 2 Commitment as then in effect, the Parent Borrower shall repay, or cause one or more Borrowers to whom Tranche 2 Revolving Loans were made and/or for whose account Tranche 2 Letters of Credit were issued to repay, on such day the outstanding Tranche 2 Revolving Loans in an aggregate principal amount equal to the amount by which the aggregate outstanding principal amount of Tranche 2 Revolving Loans plus the Tranche 2 Letter of Credit Outstandings exceeds the Total Tranche 2 Commitment as then in effect. If, after giving effect to the prepayment of all outstanding Tranche 2 Revolving Loans, as set forth above, the Tranche 2 Letter of Credit Outstandings exceeds the Total Tranche 2 Commitment, the Parent Borrower shall pay, or cause one or more Borrowers for whose account Tranche 2 Letters of Credit were issued to pay, to the Administrative Agent at the Payment Office on such date an amount of cash and/or Cash Equivalents equal to the amount of such excess, such cash and/or Cash Equivalents to be held as security for all obligations of the respective Borrowers to the Tranche 2 Lenders hereunder in a cash collateral account to be established by the Administrative Agent on terms reasonably satisfactory to the Administrative Agent.

(c) If on any date prior to the Commitment Expiration Date and for any reason (including any fluctuations in the U.S. Dollar Equivalent of any amount of any Optional Currency), the aggregate outstanding amount of all Letters of Credit Outstanding (less the amount of any cash and/or Cash Equivalents previously paid to, and currently held by, the Administrative Agent as contemplated by this sentence) issued in currencies other than U.S. Dollars exceeds the Aggregate Multicurrency Letter of Credit Limit (as such amount may be increased as provided for in Sections 1.15(a) and 1.16(a)), the Parent Borrower shall pay, or cause one or more Borrowers for whose account Letters of Credit were issued to pay, to the Administrative Agent at the Payment Office on such date an amount of cash and/or Cash Equivalents equal to the amount of such excess, such cash and/or Cash Equivalents to be held as security for all obligations of the respective Borrowers to the Lenders hereunder in a cash collateral account to be established by the Administrative Agent on terms reasonably satisfactory to the Administrative Agent.

(d) If on any date prior to the Commitment Expiration Date and for any reason (including any fluctuations in the U.S. Dollar Equivalent of any amount of any Optional Currency), the aggregate outstanding amount of all Fronted Letters of Credit (less the amount of any cash and/or Cash Equivalents previously paid to, and currently held by, the Administrative Agent as contemplated by this sentence) issued in currencies other than U.S. Dollars exceeds the Fronted Letter of Credit Limit (as such amount may be increased as provided for in Sections 1.15(a) and 1.16(a)), the Parent Borrower shall pay, or cause one or more Borrowers for whose account Letters of Credit were issued to pay, to the Administrative Agent at the Payment Office on such date an amount of cash and/or Cash Equivalents equal to the amount of such excess, such cash and/or Cash Equivalents to be held as security for all obligations of the respective Borrowers to the Lenders hereunder in a cash collateral account to be established by the Administrative Agent on terms reasonably satisfactory to the Administrative Agent.

(e) If on any date, after giving effect to any prepayment of outstanding Revolving Loans pursuant to paragraph (a) above, the sum of the aggregate outstanding principal amount of Tranche 1 Revolving Loans incurred by any Borrower plus the Tranche 1 Letter of Credit Outstandings attributable to such Borrower exceeds the Borrowing Base of such Borrower at such time, such Borrower shall within one Business Day of such date repay the outstanding Tranche 1 Revolving Loans incurred by it in an aggregate principal amount equal to such excess. If, after giving effect to the prepayment of all outstanding Tranche 1 Revolving Loans incurred by such Borrower, as set forth above, the Tranche 1 Letter of Credit Outstandings applicable to such Borrower exceed such Borrower’s Borrowing Base, such Borrower shall pay or deliver to the Collateral Agent within one Business Day of such date an amount of cash and/or Eligible Securities (valued for this purpose based on the respective Advance Rate applicable thereto) in an aggregate amount equal to the amount of such excess, with any such cash or Eligible Securities to be held as additional security for all obligations of the respective Borrower hereunder in the Collateral Account applicable to such Borrower.

(f) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all outstanding Revolving Loans shall be repaid in full on the Commitment Expiration Date.

(g) With respect to each prepayment of Revolving Loans required by Sections 4.02(a) and (b), the respective Borrower may designate the Types of Revolving Loans of the respective Tranche which are to be prepaid and the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Revolving Loans were made, provided that (i) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $1,000,000 for such Borrowing, then all Eurodollar Loans outstanding pursuant to such Borrowing shall be immediately converted into a Borrowing of Base Rate Loans and (ii) each prepayment of Revolving Loans made pursuant to the same Borrowing shall be applied pro rata among the Lenders which made such Revolving Loans. In the absence of a designation by the respective Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(h) Notwithstanding the foregoing provisions of this Section 4.02, if at any time the mandatory repayment of Revolving Loans pursuant to Section 4.02(a), (b), (c), (d), (e) or (f) would result in any Borrower incurring breakage costs under Section 1.11 as a result of Eurodollar Loans being repaid other than on the last day of an Interest Period applicable thereto (any such Eurodollar Loans, “Affected Loans”), such Borrower may elect, by written notice to the Administrative Agent, to have the provisions of the following sentence be applicable so long as no Event of Default then exists. At the time any Affected Loans are otherwise required to be prepaid, such Borrower may elect to deposit 100% (or such lesser percentage elected by such Borrower as not being repaid) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of such Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent and shall provide for investments of such deposits as directed by such Borrower and satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Eurodollar Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to such Eurodollar Loans (or such earlier date or dates as shall be requested by such Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the amount of such Eurodollar Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account); provided that (i) interest in respect of such Affected Loans shall continue to accrue thereon at the rate provided hereunder until such Affected Loans have been repaid in full and (ii) at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrowers to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the payment of such Affected Loans. All risk of loss in respect of investments made as contemplated in this Section 4.02(h) shall be on the respective Borrower. Under no circumstances shall the Administrative Agent be liable or accountable to any Borrower or any other Person for any decrease in the value of the cash collateral account or for any loss resulting from the sale of any investment so made. Any funds remaining in the cash collateral account following the repayment of all Affected Loans shall be returned to the applicable Borrower. Fees and expenses related to the establishment of the cash collateral account shall be borne by the applicable Borrower and shall not exceed the Administrative Agent’s customary fees and expenses for the establishment of cash collateral accounts generally.

4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and the Notes shall be made to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 11:00 A.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written, telex or facsimile notice by a Borrower to the Administrative Agent to make a payment from the funds in such Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 11:00 A.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

4.04 Net Payments. (a)  All payments made by any Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence after taking into account any available tax credit or deduction related directly thereto, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively, as “Taxes”). If any Taxes are so levied or imposed, the Parent Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Parent Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender, and franchise taxes imposed in lieu of taxes imposed on or measured by net income or net profits of a Lender, pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Parent Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Parent Borrower. The Parent Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to each Designated Subsidiary Borrower organized under the laws of the United States (each, a “U.S. Borrower”) and the Administrative Agent on or prior to the date that such U.S. Borrower becomes a Designated Subsidiary Borrower pursuant to Section 1.14, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or Section 12.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, or in the case of an Additional Tranche 1 Lender (unless the respective Additional Tranche 1 Lender was already a Tranche 1 Lender hereunder immediately prior to such assignment of transfer), on the respective Additional Tranche 1 Commitment Date, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender that is lending to and/or issuing Letters of Credit for the account of a U.S. Borrower agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to each U.S. Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify each U.S. Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) each U.S. Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to such U.S. Borrower, the U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) no U.S. Borrower shall be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States (I) if such Lender has not provided to such U.S. Borrower, the Internal Revenue Service Forms required to be provided to U.S. Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment by the U.S. Borrowers, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Parent Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such income or similar taxes.

(c) Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to any Borrower that is not a U.S. Borrower any information as reasonably requested by such Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 4.04(c) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its Tax calculations).

SECTION 5.   Conditions Precedent.

5.01 Conditions Precedent to the Effective Date. This Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions shall have been satisfied, or waived by the Required Lenders:

(a) Execution of Agreement; Notes. On the Effective Date, (i) the Parent Borrower, each Initial Designated Subsidiary Borrower, the Administrative Agent and each Lender shall have signed a copy hereof (whether the same or different copies) and shall have delivered (or transmitted by telecopy) the same to the Administrative Agent at its Notice Office; and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender that has requested the same the appropriate Note or Notes, executed by each Borrower, in each case, in the amount, maturity and as otherwise provided herein.

(b) Opinion of Counsel. On the Effective Date, the Administrative Agent shall have received (i) an opinion addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, from Skadden, Arps, Slate, Meagher & Flom LLP, special United States counsel to the Borrowers, substantially in the form of Exhibit E-1, (ii) an opinion addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, from Appleby Spurling Hunter, special Bermuda counsel to the Borrowers, substantially in the form of Exhibit E-2 and (iii) an opinion addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, from Ashurst, special England and Wales counsel to the Borrowers, substantially in the form of Exhibit E-3.

(c) Officer’s Certificate; Corporate Proceedings. (i) On the Effective Date, the Administrative Agent shall have received, from the Parent Borrower and each Initial Designated Subsidiary Borrower, a certificate, dated the Effective Date, signed by the President, Secretary or any Vice President of such Borrower, and attested to by another Authorized Officer of such Borrower, in the form of Exhibit F hereto with appropriate insertions and deletions, together with (x) copies of its certificate of incorporation, by-laws or other organizational documents and (y) the resolutions relating to the Credit Documents which shall be satisfactory to the Administrative Agent.

(ii) On or prior to the Effective Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including certificates of existence or good standing certificates, as applicable, and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

(d) Adverse Change, etc. Since December 31, 2006, nothing shall have occurred or become known to the Administrative Agent or the Required Lenders which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e) Litigation. On the Effective Date, no actions, suits or proceedings by any entity (private or governmental) shall be pending against the Parent Borrower or any of its Subsidiaries (i) with respect to this Agreement, any other Credit Document or any of the transactions contemplated hereby or thereby or (ii) which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) Approvals, etc. On the Effective Date, all necessary governmental and third-party approvals, permits and licenses in connection with this Agreement and the other transactions contemplated by the Credit Documents and otherwise referred to herein or therein, shall have been obtained and remain in full force and effect.

(g) Indebtedness, etc. On the Effective Date, the Parent Borrower and its Subsidiaries shall have no outstanding preferred stock or Indebtedness after giving effect to this Agreement and the incurrence of any Revolving Loans except (w) intercompany indebtedness permitted pursuant to Section 8.04(b)(ii) hereof, (x) the Obligations, (y) Indebtedness set forth on Annex V and (z) Indebtedness (on an individual basis) which has an outstanding principal balance of less than $15,000,000.

(h) No Default; Representations and Warranties. On the Effective Date, there shall exist no Default or Event of Default, and all representations and warranties made by each Borrower contained herein or in any other Credit Document shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(i) A.M. Best Rating. On the Effective Date, each Regulated Insurance Company shall have an A.M. Best financial strength rating of at least “B++”.

(j) Fees. On the Effective Date, the Borrowers shall have paid the Administrative Agent and the Lenders all fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by this Agreement and the other Credit Documents, agreed upon by such parties to be paid on or prior to the Effective Date.

(k) [Reserved.]

(l) Security Documents. On or prior to the Effective Date, the Administrative Agent shall have received counterparts of the Security Agreement executed by each Borrower, together with:

(i) all documents and instruments, including Uniform Commercial Code financing statements where applicable, required by law in each applicable jurisdiction or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement;

(ii) results of a recent search of the Uniform Commercial Code (or equivalent) filings made with respect to each Borrower in the jurisdictions contemplated in clause (i) above (including, without limitation, Washington D.C. and Bermuda) and in such other jurisdictions in which Collateral is located on the Effective Date which may be reasonably requested by the Administrative Agent, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by the Security Agreement or have been released; and

(iii) for each Collateral Account, a control agreement with The Bank of New York in the form specified in the Security Agreement (appropriately completed), with such changes thereto as may be reasonably acceptable to the Administrative Agent and each such control agreement shall be in full force and effect;

and the Security Agreement shall be in full force and effect.

(m) Existing Credit Agreement. On the Effective Date, the Letters of Credit outstanding under the Existing Credit Agreement shall continue to be outstanding under this Agreement and the terms of this Agreement will govern the rights of the Borrowers, the Retiring Lenders, the Continuing Lenders and the Additional Lenders with respect thereto; provided that any Letters of Credit outstanding immediately prior to or after the Effective Date issued to ERCA shall not be governed by the terms of this Agreement until the earlier of such time as (i) ERCA shall have executed a DSB Assumption Agreement, pursuant to Section 1.14 of this Agreement, and (ii) the Cash Collateral Agreement shall have terminated pursuant to the terms thereof. The outstanding Revolving Loans on the Effective Date under the Existing Credit Agreement shall be repaid on the Effective Date in accordance with the terms of the Existing Credit Agreement.

(n) Leverage Ratio. On the Effective Date, the Administrative Agent shall have received a certificate, executed by the chief financial officer of the Parent Borrower, setting forth the Leverage Ratio as of the Effective Date (after giving effect to the incurrence of Revolving Loans and issuance of Letters of Credit on such day), which certificate shall contain the calculations required to establish such Leverage Ratio and be in form and substance satisfactory to the Administrative Agent.

(o) Existing Lender Agreement. On the Effective Date, each Original Lender that will not be a Lender under this Agreement shall have executed and delivered to the Administrative Agent an Existing Lender Agreement.

5.02 Conditions Precedent to All Revolving Loans and Letters of Credit. The obligation of each Lender to make each Revolving Loan and the obligation of the Issuing Agent to issue or amend any Letter of Credit is subject, at the time of the making of each such Revolving Loan or Letter of Credit issued or amended, to the satisfaction of the following conditions:

(a) Effective Date. The Effective Date shall have occurred.

(b) No Default; Representations and Warranties. (i) There shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Revolving Loan or such issuance or amendment of a Letter of Credit, as the case may be (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(c) Notice of Borrowing. The Administrative Agent shall have received (i) a Notice of Borrowing meeting the requirements of Section 1.03(a) with respect to each incurrence of Revolving Loans and (ii) a Letter of Credit Request meeting the requirements of Section 2A.02 or 2B.02, as the case may be, with respect to each Letter of Credit to be issued.

The occurrence of the Effective Date shall constitute a representation and warranty by each Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5.01 exist as of that time. Thereafter, the acceptance of the benefits of each Revolving Loan and Letter of Credit shall constitute a representation and warranty by the respective Borrower to the Administrative Agent and each of the Lenders that the conditions specified in Section 5.02 exist as of that time. All of the Notes, certificates, legal opinion and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall give the Parent Borrower and each Lender written notice that the Effective Date has occurred.

SECTION 6. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Revolving Loans and issue or amend the Letters of Credit provided for herein, each Borrower (solely as to itself and its Subsidiaries, provided that the representations and warranties in Sections 6.09 and 6.10 shall be deemed to be made only by the Parent Borrower) hereby makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Revolving Loans and the issuance of any Letters of Credit (with the making of each Revolving Loan and the issuance or amendment of each Letter of Credit being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the date of the making of such Revolving Loan or issuance or amendment of such Letter of Credit, as the case may be, unless such representation and warranty expressly indicates that it is being made as of any specific date in which case such representation and warranty shall be true and correct in all material respects only as of such specified date):

6.01 Corporate Status. Each of the Parent Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation or business trust or other entity and in the case of the Borrowers organized under the laws of the United States or any State thereof, or any other jurisdiction where the concept of “good standing” is applicable, is in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has been duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except, in the case of this clause (ii), where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.02 Corporate Power and Authority. Each Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Borrower has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

6.03  No Contravention of Laws, Agreements or Organizational Documents. Neither the execution, delivery and performance by any Borrower of this Agreement or the other Credit Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any material Lien (except Liens created pursuant to the Security Documents or pursuant to Section 4.02(h)) upon any of the property or assets of the Parent Borrower or any of its Subsidiaries pursuant to the terms of, any material indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which the Parent Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation, by-laws or other organizational documents of the Parent Borrower or any of its Subsidiaries, except to the extent that, in the case of each of the immediately preceding clauses (i), (ii) and (iii), such contravention, conflict, inconsistency, breach, default, material Lien or violation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.04 Litigation and Contingent Liabilities. To the best of the knowledge of the Parent Borrower or any Subsidiary of the Parent Borrower, as applicable, there are no actions, suits or proceedings pending or threatened in writing involving the Parent Borrower or any of its Subsidiaries (including, without limitation, with respect to this Agreement or any other Credit Document) that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.05 Use of Proceeds; Margin Regulations. (a) The proceeds of the Revolving Loans shall be utilized (i) to finance a potential acquisition, (ii) for the general corporate and working capital purposes of the Parent Borrower and its Subsidiaries and (iii) by the Parent Borrower to purchase its outstanding publicly issued or privately placed securities.

(b) Neither the making of any Revolving Loan hereunder or other Indebtedness or financing of any Borrower, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Revolving Loan or other Indebtedness or financing of any Borrower will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

6.06 Approvals. Any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, which is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document, has been obtained.

6.07 Investment Company Act. Neither the Parent Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.08 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by the Parent Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in writing (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other factual information (taken as a whole with all other such information theretofore or contemporaneously furnished) hereafter furnished by any such Persons in writing to the Administrative Agent will be, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole with all other such information theretofore or contemporaneously furnished) not misleading at such time in light of the circumstances under which such information was provided.

6.09 Financial Condition; Financial Statements. (a)  The consolidated balance sheet of the Parent Borrower for the fiscal year ended December 31, 2006, and the related consolidated statements of income, shareholders’ equity and cash flows, reported on by Ernst & Young LLP, copies of which have been delivered to each of the Lenders fairly present in all material respects, in each case, in conformity with GAAP or SAP, as applicable, consistently applied, the consolidated financial position and results of operations and cash flows of the Parent Borrower as of such dates and their consolidated results of operations and cash flows for such fiscal year.

(b) Since December 31, 2006, nothing has occurred which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.10 Tax Returns and Payments. The Parent Borrower and its Subsidiaries (i) have timely filed with the appropriate taxing authority (taking into account any applicable extension within which to file) all material income and other material tax returns, domestic and foreign, required to be filed by the Parent Borrower and its Subsidiaries, and (ii) have paid all material taxes payable by them which have become due and assessments which have become due, except for those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP. Neither the Parent Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of material taxes of the Parent Borrower or any of its Subsidiaries. No tax Liens, except as permitted under Section 8.03(k) hereof, have been filed and no claims are pending or, to the best knowledge of the Parent Borrower or any of its Subsidiaries, proposed or threatened with respect to any material taxes, fees or other charges for any taxable period.

6.11 Compliance with ERISA. (a)  The Parent Borrower and its Subsidiaries and ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business), except to the extent that any of the foregoing have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except where the failure to do any of the foregoing has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All contributions required to be made with respect to a Foreign Pension Plan have been timely made, except where the failure to do any of the foregoing has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Parent Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan, except for any obligations which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Parent Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities (any such excess a “value shortfall”), except for any such value shortfalls which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.12 Subsidiaries. Set forth in Annex III is a complete and correct list of all of the Subsidiaries of the Parent Borrower as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding direct ownership interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Annex III, each of the Parent

 Borrower and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Annex III.

6.13 Capitalization. As of the Effective Date, the authorized capital stock of the Parent Borrower consists of 120,000,000 shares, $1.00 par value per share, of which 66,612,980 ordinary shares and 8,000,000 shares of 7.75% Non-Cumulative Preferred Shares, Series A are issued and outstanding. As of the Effective Date, all such outstanding shares of the Parent Borrower have been duly and validly issued and are fully paid and nonassessable. As of the Effective Date, neither the Parent Borrower nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock except for options, warrants, grants, restricted share units and unpaid premium on shares issued by EWHL and EWIL outstanding in the aggregate amounts set forth on Annex IV.

6.14 Indebtedness. The Parent Borrower and its Subsidiaries do not have any Indebtedness on the Effective Date other than (i) intercompany indebtedness permitted pursuant to Section 8.04(b)(ii) hereof, (ii) the Obligations, (iii) the Indebtedness listed on Annex V and (iv) Indebtedness (on an individual basis) which has an outstanding principal balance of less than $15,000,000.

6.15 Compliance with Statutes, etc. The Parent Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable environmental laws), except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All required regulatory approvals are in full force and effect on the date hereof, except where the failure of such approvals to be in full force and effect would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.16 Insurance Licenses. There is (i) no Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) to the best of the knowledge of the Parent Borrower or any Subsidiary of the Parent Borrower, as applicable, no sustainable basis for such a suspension, revocation or limitation, and (iii) to the best of the knowledge of the Parent Borrower or any Subsidiary of the Parent Borrower, as applicable, no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority, that, in each instance under (i), (ii) and (iii) above, has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Regulated Insurance Company transacts any insurance business, directly or indirectly, in any jurisdiction where such business requires any Insurance License of an Applicable Insurance Regulatory Authority or such jurisdiction not validly maintained by such Regulated Insurance Company, except to the extent that the failure to so maintain has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.17 Security Documents. The Security Documents create, as security for the Tranche 1 Obligations of the Parent Borrower and each Designated Subsidiary Borrower, valid and enforceable security interests in and Liens on all of the Collateral, superior to and prior to the rights of all third persons and subject to no other Liens (other than Liens permitted pursuant to Section 8.03(a), (k) or (l)). No filings or recordings are required in order to ensure the enforceability, perfection or priority of the security interests created under the Security Documents, except for filings or recordings which shall have been previously made.

SECTION 7.  Affirmative Covenants. Each Borrower hereby covenants and agrees (solely as to itself and its Subsidiaries) that on and as of the Effective Date and thereafter, for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Revolving Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (other than indemnities described in Section 12.12 which are not then owing) incurred hereunder, are paid in full:

7.01 Information Covenants. The Parent Borrower will furnish to each Lender:

(a) Annual Financial Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Parent Borrower, the consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, operations, changes in stockholders' equity and cash flows of the Parent Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Ernst & Young LLP or other independent public accountants of recognized national standing selected by the Parent Borrower, which report shall state that such consolidated financial statements present fairly the consolidated financial position of each of the Parent Borrower and its Subsidiaries as at the dates indicated and the consolidated results of its operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report; provided any exceptions or qualifications thereto must be acceptable to the Required Lenders) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(b) Quarterly Financial Statements. As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Parent Borrower, consolidated balance sheets of each of the Parent Borrower and its Subsidiaries as at the end of such period and the related consolidated statements of income, changes in stockholders’ equity and cash flows of the Parent Borrower and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the Chief Financial Officer of the Parent Borrower as presenting fairly, in accordance with GAAP (except as specifically set forth therein; provided any exceptions or qualifications thereto must be acceptable to the Required Lenders) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments;

(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 7.01(a) and 7.01(b), a certificate of the chief financial officer of the Parent Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Parent Borrower and its Subsidiaries were in compliance with the provisions of Sections 8.09 and 8.10, inclusive, as at the end of such fiscal year or quarter, as the case may be, and (ii) if delivered with the financial statements required by Section 7.01(a), the Consolidated Tangible Net Worth on such Financial Statement Delivery Date.

(d) Notice of Default or Litigation. (x) Within five Business Days after any Borrower becomes aware of the occurrence of any Default, Event of Default and/or any event or condition constituting, or which would reasonably be expected to have a Material Adverse Effect, a certificate of an Authorized Officer of each Borrower setting forth the details thereof and the actions which the Borrowers are taking or proposes to take with respect thereto and (y) promptly after any Borrower knows of the commencement thereof, notice, of any litigation, dispute or proceeding involving a claim against the Parent Borrower and/or any Subsidiary which claim would reasonably be expected to have a Material Adverse Effect.

(e) Other Statements and Reports. Promptly upon the mailing thereof to the security holders of the Parent Borrower generally, copies of all financial statements, reports and proxy statements so mailed.

(f) SEC Filings. Promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Parent Borrower shall have filed with the SEC or any national securities exchange; provided that any such registration statements and annual, quarterly or monthly reports shall be deemed delivered to the extent same are publicly available via the SEC’s “EDGAR” filing system and written notification thereof has been delivered to the Administrative Agent.

(g) Insurance Reports and Filings. (i) Promptly after the filing thereof, a copy of each Statutory Statement filed by each Regulated Insurance Company.

(ii) Promptly following the delivery or receipt, as the case may be, by any Regulated Insurance Company or any of their respective Subsidiaries, copies of (a) without duplication, each material examination and/or audit report or other submitted to any Regulated Insurance Company by any Applicable Insurance Regulatory Authority, (b) all material information which the Lenders may from time to time request with respect to the nature or status of any material deficiencies or violations reflected in any examination report or other similar report, and (c) without duplication, each material registration, filing, submission, report, order, direction, instruction, approval, authorization, license or other notice which any Borrower or any Regulated Insurance Company may at any time make with, or receive from, any Applicable Insurance Regulatory Authority.

(iii) Upon the written request of the Administrative Agent, a report by an independent actuarial consulting firm of recognized national standing reviewing the adequacy of loss and loss adjustment expense reserves as at the end of the last fiscal year of each Regulated Insurance Company, determined in accordance with SAP, and stating an estimated amount of minimum reserves, it being agreed that in each case (x) such independent firm will be provided access to or copies of all relevant valuations relating to the insurance business of each such Regulated Insurance Company in the possession of or available to the Parent Borrower or its Subsidiaries, (y) the Administrative Agent and any Lender who may review a report pursuant to this Section 7.01(g)(iii) shall have executed a confidentiality agreement with such independent actuarial consulting firm and (z) any reasonable costs or expenses associated with furnishing such reports (to the extent such reports do not otherwise already exist) shall be borne by the Lender or Lenders upon whose behalf the Administrative Agent shall make a request therefor.

(iv) Promptly following notification thereof from a Governmental Authority (but without duplication), notification of the suspension, limitation, termination or non-renewal of, or the taking of any other action in respect of, any material Insurance License.

(h) Borrowing Base Certificate. No later than the tenth Business Day of each month, a Borrowing Base Certificate from each Borrower of a Tranche 1 Revolving Loan or on whose account a Tranche 1 Letter of Credit has been issued as of the last day of the immediately preceding month, executed by an Authorized Officer of such Borrower.

(i) Other Information. With reasonable promptness, such other information or existing documents (financial or otherwise) as the Administrative Agent or any Lender may reasonably request from time to time.

7.02 Books, Records and Inspections. The Borrowers will (i) keep, and will cause each of their respective Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP or SAP, as applicable, shall be made of all dealings and transactions in relation to its business and activities; and (ii) subject to Section 12.14, permit, and will cause each of their respective Subsidiaries to permit, representatives of any Lender at such Lender’s expense prior to the occurrence and during the continuance of an Event of Default and at the Borrowers’ expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrowers agree to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

7.03 Insurance. Each Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of such Borrower or in such Subsidiary’s own name) with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar businesses.

7.04 Payment of Taxes. Each Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case, on a timely basis prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of such Borrower or any of its Subsidiaries; provided that, neither any Borrower nor any Subsidiary of any Borrower shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

7.05 Maintenance of Existence. Each Borrower shall maintain, and shall cause each of its Material Subsidiaries to maintain, its existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained. Each Borrower will qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction, except these jurisdictions in which the failure to receive or retain such qualifications would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Notwithstanding anything to the contrary contained in this Section 7.05, the Borrowers and their respective Subsidiaries may consolidate, amalgamate or merge and purchase and sell assets to the extent permitted under Section 8.02.

7.06 Compliance with Statutes, etc. The Borrowers will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those the non-compliance with which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.07 ERISA. Promptly after the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan or Foreign Pension Plan have occurred or exist, a certificate of the Chief Financial Officer of the Parent Borrower setting forth details respecting such event or condition and the action if any, that the Parent Borrower, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC or an applicable foreign governmental agency by the Parent Borrower, such Subsidiary or such ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in subsections (c)(1), (2), (5) and (6), and subsection (d)(2) of Section 4043 of ERISA and the regulations issued thereunder, with respect to a Plan;

(ii) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan under a distress termination or the distress termination of any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the receipt by the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates of notice from a Multiemployer Plan that the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates has incurred withdrawal liability under Section 4201 of ERISA in excess of $5,000,000 or that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA whereby a deficiency or additional assessment is levied or threatened to be levied against a Borrower, any of its Subsidiaries or any of its ERISA Affiliates;

(v) the institution of a proceeding by a fiduciary of any Plan or Multiemployer Plan against the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates to enforce Section 515 or 4219(c)(5) of ERISA, which proceeding is not dismissed within 30 days; and

(vi) that any material contribution required to be made with respect to a Foreign Pension Plan has not been timely made, or that the Parent Borrower or any Subsidiary of the Parent Borrower may incur any material liability pursuant to any Foreign Pension Plan.

7.08 Maintenance of Property. Each Borrower shall, and will cause each of its Subsidiaries to, maintain all of their material properties and assets in good condition, repair and working order, ordinary wear and tear excepted, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.09 Maintenance of Licenses and Permits. Each Borrower will, and will cause each of its Subsidiaries to, maintain all permits, licenses and consents as may be required for the conduct of its business by any state, federal or local government agency or instrumentality, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.10 Claims Paying Ratings. Each Borrower which is a Regulated Insurance Company or has a Subsidiary which is a Regulated Insurance Company shall cause such Regulated Insurance Company which has a claims paying rating from A.M. Best Co. (or its successor) to maintain at all times a claims-paying rating of at least “B++” from A.M. Best & Co. (or its successor).

7.11 End of Fiscal Years; Fiscal Quarters. The Parent Borrower will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates which are consistent with a fiscal year-end as described above.

7.12 Borrowing Base Requirement. Subject to Section 4.02(d), each Borrower shall at all times cause its respective Borrowing Base to equal or exceed the sum of the aggregate principal amount of Tranche 1 Revolving Loans incurred by such Borrower plus the Tranche 1 Letter of Credit Outstandings attributable to such Borrower at such time.

7.13 Further Assurances. Each Borrower shall promptly and duly execute and deliver to the Administrative Agent and/or the Collateral Agent such documents and assurances and take such further action as the Administrative Agent may from time to time reasonably request in order to carry out more effectively the intent and purpose of the Security Documents and to establish, protect and perfect the rights and remedies created or intended to be created in favor of the Collateral Agent, the Administrative Agent or the Lenders pursuant to the Security Documents.

SECTION 8.  Negative Covenants. Each Borrower hereby covenants and agrees (solely as to itself and its Subsidiaries) that on and as of the Effective Date and thereafter, for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Revolving Loans and Unpaid Drawings together with interest, Fees and all other Obligations (other than indemnities described in Section 12.12 which are not then owing) incurred hereunder, are paid in full:

8.01 Changes in Business. The Parent Borrower will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than substantially the same lines of business in which they are engaged on the Effective Date and reasonable extensions thereof and other businesses that are complimentary or reasonably related thereto.

8.02 Consolidations, Amalgamations, Mergers, Sales of Assets and Acquisitions. (a) The Parent Borrower will not, and will not permit any of its Subsidiaries to, consolidate, amalgamate or merge with or into any other Person, provided that (i) any Borrower may merge or amalgamate with another Person if (x) such Borrower is the corporation surviving such merger or amalgamation (it being understood and agreed that in the case of a merger or amalgamation between (A) a Designated Subsidiary Borrower and the Parent Borrower the survivor corporation of such merger or amalgamation shall be the Parent Borrower and (B) a Designated Subsidiary Borrower and a Wholly-Owned Subsidiary of such Designated Subsidiary Borrower, a Wholly-Owned Subsidiary of the Parent Borrower or a Wholly-Owned Subsidiary of any Subsidiary of the Parent Borrower, the survivor corporation of such merger or amalgation shall be a Wholly-Owned Subsidiary of the Parent Borrower and shall be or shall promptly become a Designated Subsidiary Borrower) and (y) immediately after giving effect to such merger or amalgamation, no Default or Event of Default shall have occurred and be continuing, (ii) Subsidiaries of the Parent Borrower may merge with one another (subject, in the case of mergers involving Designated Subsidiary Borrowers, to compliance with the preceding clause (i)) and (iii) the Parent Borrower may permit the dissolution or liquidation of any non-operating Subsidiary (x) if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Parent Borrower and (y) to the extent that the fair market value of the non-operating Subsidiary (as determined in good faith by the Board of Directors of the Parent Borrower), when added to the fair market value of the assets affected by any such other dissolutions or liquidations previously consummated during the same fiscal year of the

Parent Borrower (as determined in good faith by the Board of Directors of the Parent Borrower), does not constitute more than 5% of Consolidated Tangible Net Worth.

(b) No Borrower will, nor will it permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section 8.02(b) as a “Disposition” and any series of related Dispositions constituting but a single Disposition), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), except (i) to the extent that the fair market value of the assets affected by any Disposition or Dispositions (as determined in good faith by the Board of Directors of the Parent Borrower), when added to the fair market value of the assets affected by any such other Disposition or Dispositions previously consummated during the same fiscal year of the Parent Borrower (as determined in good faith by the Board of Directors of the Parent Borrower), does not constitute more than 20% of the consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of the most recently ended fiscal year of the Parent Borrower and (ii) any Subsidiary of the Parent Borrower may make a Disposition of any of its properties or assets to the Parent Borrower, ESI or any Wholly-Owned Subsidiary of the Parent Borrower.

(c) No Borrower will, nor will it permit any of its Subsidiaries to, acquire all or substantially all of the capital stock or assets of another Person unless at such time and immediately after giving effect thereto no Default or Event of Default exists or would result therefrom.

8.03 Liens. Neither the Parent Borrower nor any of its Subsidiaries will permit, create, assume, incur or suffer to exist any Lien on any asset tangible or intangible now owned or hereafter acquired by it, except:

(a) Liens created pursuant to the Credit Documents;

(b) Liens existing on the Effective Date and listed on Annex VII;

(c) Liens not securing Indebtedness which are incurred in the ordinary course of business;

(d) Liens securing repurchase agreements constituting a borrowing of funds by the Parent Borrower or any Subsidiary of the Parent Borrower in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case;

(e) Liens arising pursuant to purchase money mortgages, capital leases or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Effective Date;

(f) Liens on any asset of any Person existing at the time such Person is merged, amalgamated or consolidated with or into the Parent Borrower or any of its Subsidiaries and not created in contemplation of such event;

(g) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the clauses of this Section 8.03, provided that such Indebtedness is not increased and is not secured by any additional assets;

(h) Liens securing obligations owed by the Parent Borrower to any of its Subsidiaries or owed by any Subsidiary of the Parent Borrower to the Parent Borrower or any Subsidiary of the Parent Borrower, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such Person to maintain such obligations;

(i) Liens on investments and cash balances of any Regulated Insurance Company securing obligations of such Regulated Insurance Company in respect of trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by such Regulated Insurance Company;

(j) Liens arising in connection with securities lending arrangements entered into by the Parent Borrower or any of its Subsidiaries with financial institutions in the ordinary course of business;

(k) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

(l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent Borrower or any of its Subsidiaries, in each case, granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements; provided, however, that with respect to the Collateral Accounts, any such Liens shall only be permitted to the extent the Custodian has agreed to subordinate such Liens as provided in the Account Control Agreement; and

(m) Liens not otherwise permitted by the foregoing clauses of this Section 8.03 securing Indebtedness in an aggregate principal amount not at any time exceeding 10% of Consolidated Tangible Net Worth.

8.04 Indebtedness. (a) The Parent Borrower will not, create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for the Obligations and other Indebtedness which is either pari passu in right of payment with, or subordinated in right of payment to, the Obligations.

(b) The Parent Borrower will not permit any of its Subsidiaries to create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for (i) the Obligations, (ii) Indebtedness of Subsidiaries of the Parent Borrower owing to the Parent Borrower or any other Subsidiary, (iii) Indebtedness of Subsidiaries incurred under securities lending arrangements entered into in the ordinary course of business, (iv) Guarantees by any Subsidiary of Indebtedness of the Parent Borrower or any other Subsidiary, (v) Indebtedness incurred in transactions described in Sections 8.03(f) and (m) hereof, (vi) Indebtedness that is subordinated in right of payment to the Obligations, and (vii) other unsecured Indebtedness, so long as upon the incurrence thereof no Default would occur or exist, in an aggregate amount not to exceed $5,000,000 and (viii) letters of credit (other than Letters of Credit issued pursuant to this Agreement) in an aggregate amount not to exceed $75,000,000.

8.05 Issuance of Stock. The Parent Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly issue, sell, assign, pledge, charge or otherwise encumber or dispose of any shares of its preferred or preference equity securities or options to acquire preferred or preference equity securities, except the issuance of preferred or preference equity securities, so long as (x) no part of such preferred or preference equity securities is mandatorily redeemable (whether on a scheduled basis or as a result of the occurrence of any event or circumstance) prior to the first anniversary of the Commitment Expiration Date and (y) such preferred or preference equity securities do not contain any financial covenants or incurrence covenants that would be more restrictive with respect to the operations of the issuer thereof than the covenants contained in this Agreement.

8.06 Dissolution. No Borrower shall suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 8.02.

8.07 Restricted Payments. The Parent Borrower will not declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Parent Borrower, if, in any case referred to above, a Default or Event of Default shall have occurred and be continuing at the time of such action or would result therefrom.

8.08 Transactions with Affiliates. Neither the Parent Borrower nor any of its Subsidiaries shall enter into or be a party to, a transaction with any Affiliate of the Parent Borrower or such Subsidiary (which Affiliate is not the Parent Borrower or a Subsidiary), except transactions with Affiliates in good faith in the ordinary course of business consistent with past practice and on terms no less favorable to the Parent Borrower or such Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person.

8.09 Maximum Leverage Ratio. The Parent Borrower will not permit the Leverage Ratio at any time to be greater than 0.35:1.00.

8.10 Minimum Consolidated Tangible Net Worth. The Parent Borrower will not permit Consolidated Tangible Net Worth to be less than $1,400,000,000 at any time.

8.11 Private Act. No Borrower will become subject to a Private Act.

8.12 Restrictions on Transfers. The Parent Borrower will not, and will not permit any of its Subsidiaries to, prohibit or otherwise restrict the transfer of cash or other assets or suffer to exist any agreement which prohibits or otherwise restricts the transfer of cash or other assets from any Subsidiary of the Parent Borrower to the Parent Borrower, except (i) prohibitions or restrictions existing under or by reason of this Agreement or the other Credit Documents, (ii) prohibitions or restrictions existing under or by reason of Legal Requirements, and (iii) other prohibitions or restrictions which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 9.  Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

9.01 Payments. Any Borrower shall (i) default in the payment when due of any principal of any Revolving Loan or any Note, (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on any Revolving Loan or any Note or any Fees or (iii) default in the prompt payment following notice or demand in respect of any other amounts owing hereunder or under any other Credit Document; or

9.02 Representations, etc. Any representation, warranty or material statement made or deemed made by any Borrower herein or in any other Credit Document or in any certificate or material statement delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect as of the time made or deemed made; or

9.03 Covenants. Any Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.01(d)(x), Section 7.02(ii), Section 7.05 (with respect to the first sentence of Section 7.05 only), Section 7.10 or Section 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 45 days; or

9.04 Default Under Other Agreements. (a)  The Parent Borrower or any of its Subsidiaries shall (i) default in any payment with respect to Indebtedness (other than the Obligations) in excess of $50,000,000 individually or in the aggregate, for the Parent Borrower and its Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration, or any lapse of time prior to the effectiveness of any notice of acceleration, is required), any such Indebtedness to become due prior to its stated maturity; or (b) Indebtedness of the Parent Borrower or its Subsidiaries in excess of $50,000,000 shall be declared to be due and payable other than in accordance with the terms of such Indebtedness or required to be prepaid, other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; or

9.05 Bankruptcy, etc. The Parent Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Parent Borrower or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Parent Borrower or any of its Subsidiaries; or the Parent Borrower or any of its Subsidiaries commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, supervision, conservatorship or similar law of any jurisdiction or the Bermuda Companies Law whether now or hereafter in effect relating to the Parent Borrower or any of its Subsidiaries; or any such proceeding is commenced against (a) any Regulated Insurance Company which is engaged in the business of underwriting insurance and/or reinsurance in the United States, or (b) the Parent Borrower or any of its Subsidiaries (other than (x) any Regulated Insurance Company described in the immediately preceding clause (a)) to the extent such proceeding is consented to by such Person, and in the case of either clause (a) or (b) remains undismissed for a period of 60 days; or the Parent Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (a) any Regulated Insurance Company which is engaged in the business of underwriting insurance and/or reinsurance in the United States suffers any appointment of any conservator or the like for it or any substantial part of its property, or (b) the Parent Borrower or any of its Subsidiaries (other than any Regulated Insurance Company described in the immediately preceding clause (a)) suffers any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Parent Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Parent Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

9.06 ERISA. (a) An event or condition specified in Section 7.07 shall occur or exist with respect to any Plan or Multiemployer Plan or Foreign Pension Plan, (b) a Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall fail to pay when due any material amount which they shall have become liable to pay to the PBGC or to a Plan or a Multiemployer Plan under Title IV of ERISA, or (c) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated, and, in any of the foregoing cases, as a result of such event or condition, together with all such other events or conditions, the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall be reasonably likely in the opinion of the general counsel of such Borrower to (i) in the case of the foregoing clauses (a) and (b) of this Section 9.06, incur a liability to a Plan, a Multiemployer Plan, a Foreign Pension Plan or PBGC (or any combination of the foregoing) or (ii) in the case of the foregoing clause (c) of this Section 9.06, incur a liability to a Plan, Multiemployer Plan, a

Foreign Pension Plan or PBGC (or any combination of the foregoing) in excess of $30,000,000; or

9.07 Judgments. One or more judgments or decrees for the payment of money shall be entered against the Parent Borrower or any of its Subsidiaries involving a liability, net of undisputed reinsurance, of $75,000,000 or more in the case of any one such judgment or decree or in the aggregate for all such judgments and decrees for the Parent Borrower and its Subsidiaries and any such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof; or

9.08 Insurance Licenses. Any one or more Insurance Licenses of the Parent Borrower or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such suspension, limitation, termination, nonrenewal or other action would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or

9.09 Parent Borrower Guaranty. The Parent Borrower Guaranty shall terminate or cease, in whole or part, to be a legally valid and binding obligation of the Parent Borrower, or the Parent Borrower, or any Person acting for or on behalf of the Parent Borrower, shall contest such validity or binding nature of the Parent Borrower Guaranty, or any other Person shall assert any of the foregoing; or

9.10 Security Documents. Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority security interest in, and Lien on, all of the Collateral subject thereto, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons and subject to no other Liens); or any Borrower party to any Security Documents or any other pledgor thereunder shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Security Document; or

9.11 Ownership. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Parent Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Borrower, except as otherwise specifically provided for in this Agreement (provided that if an Event of Default specified in Section 9.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Facility Fees and Utilization Fees shall forthwith become due and payable without any other notice of any kind, (ii) declare the principal of, and any accrued interest in respect of, all Revolving Loans and all Obligations owing hereunder and under the other Credit Documents to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, (iii) terminate any Letter of Credit or give a Notice of Non-Extension in respect thereof if permitted in accordance with its terms, (iv) direct the applicable Borrower to pay (and the applicable Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.05, to pay) to the Administrative Agent at the Payment Office an amount of cash to be held as security for the respective Borrower’s reimbursement obligations in respect of all Letters of Credit then outstanding which were issued for the account of such Borrower, equal to the aggregate Stated Amount of all such Letters of Credit at such time, and/or (v)  direct the Collateral Agent to enforce any or all of the Liens and security interests created pursuant to the Security Documents and/or exercise any of the rights and remedies provided therein. Notwithstanding the foregoing, the Administrative Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Lenders.

SECTION 10.  Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

“Account Control Agreement” means an account control agreement, dated as of the date of this Agreement, among JPMorgan Chase Bank, N.A., as custodian, the Grantors (as defined in the Security Agreement) from time to time party thereto and the Collateral Agent, as amended, modified and supplemented and as in effect from time to time.

“Additional Tranche 1 Commitment” shall mean, for each Additional Tranche 1 Lender, any commitment provided by such Additional Tranche 1 Lender pursuant to Section 1.15, in such amount as agreed to by such Additional Tranche 1 Lender in the respective Additional Tranche 1 Commitment Agreement; provided that on the Additional Tranche 1 Commitment Date upon which an Additional Tranche 1 Commitment of any Additional Tranche 1 Lender becomes effective, such Additional Tranche 1 Commitment of such Additional Tranche 1 Lender shall (x) in the case of an existing Tranche 1 Lender be added to (and thereafter become a part of) the existing Tranche 1 Commitment of such existing Tranche 1 Lender for all purposes of this Agreement as contemplated by Section 1.15 and (y) in the case of a new Tranche 1 Lender, be converted to a Tranche 1 Commitment and become a Tranche 1 Commitment for all purposes of this Agreement as contemplated by Section 1.15.

“Additional Tranche 2 Commitment” shall mean, for each Additional Tranche 2 Lender, any commitment provided by such Additional Tranche 2 Lender pursuant to Section 1.16, in such amount as agreed to by such Additional Tranche 2 Lender in the respective Additional Tranche 2 Commitment Agreement; provided that on the Additional Tranche 2 Commitment Date upon which an Additional Tranche 2 Commitment of any Additional Tranche 2 Lender becomes effective, such Additional Tranche 2 Commitment of such Additional Tranche 2 Lender shall (x) in the case of an existing Tranche 2 Lender be added to (and thereafter become a part of) the existing Tranche 2 Commitment of such existing Tranche 2 Lender for all purposes of this Agreement as contemplated by Section 1.16 and (y) in the case of a new Tranche 2 Lender, be converted to a Tranche 2 Commitment and become a Tranche 2 Commitment for all purposes of this Agreement as contemplated by Section 1.16.

“Additional Tranche 1 Commitment Agreement” shall mean an Additional Tranche 1 Commitment Agreement substantially in the form of Exhibit J-1 (appropriately completed).

“Additional Tranche 2 Commitment Agreement” shall mean an Additional Tranche 2 Commitment Agreement substantially in the form of Exhibit J-2 (appropriately completed).

“Additional Tranche 1 Commitment Date” shall mean each date upon which an Additional Tranche 1 Commitment under an Additional Tranche 1 Commitment Agreement becomes effective as provided in Section 1.15.

“Additional Tranche 2 Commitment Date” shall mean each date upon which an Additional Tranche 2 Commitment under an Additional Tranche 1 Commitment Agreement becomes effective as provided in Section 1.16.

“Additional Tranche 1 Lender” shall have the meaning provided in Section 1.15(b).

“Additional Tranche 2 Lender” shall have the meaning provided in Section 1.16(b).

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

“Advance Rate” shall mean, for any category of Cash or obligation or investment specified below in the column entitled “Cash and Eligible Securities” (other than cash, the “Eligible Securities”), the percentage set forth opposite such category of cash or Eligible Securities below in the column entitled “Advance Rate” and, in each case, subject to the original term to maturity criteria set forth therein:

Eligible Collateral/Advance Rate

Eligible Collateral:	Advance Rate:†

†
Advance rates shall be based upon the value of Eligible Securities, which shall be determined by a periodic mark-to-market to occur on a daily basis. Notwithstanding the foregoing, (A) Eligible Securities shall be limited to securities primarily cleared and settled within the United States, (B) if at any time the securities of any single corporate or municipal issuer (or any Affiliate thereof) represent more than 10% of the aggregate value of all Cash and Eligible Securities on the borrowing base certificate then most recently delivered to the Collateral Agent (the “Borrowing Base”), the value in excess of 10% shall be excluded from said Borrowing Base and (C) if at any time asset-backed securities of any single issuer represent more than $10,000,000 of the aggregate value of all Cash and Eligible Securities of all Borrowing Bases, the value in excess of $10,000,000 shall be excluded from said Borrowing Bases (with such exclusion being

Cash: U.S. Dollars.	100%

Time Deposits, CDs and Money Market Deposits: Time deposits, certificates of deposit and money market deposits of any commercial bank incorporated in the United States with a rating of at least (i) AA- from Standard & Poor’s Ratings Services (“S&P”) and (ii) Aa3 from Moody’s Investors Service, Inc. (“Moody’s”) and maturing within two years from the date of acquisition.	90%

U.S. Government Securities:

Securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof).
With maturities of (x) two years or less from the date of acquisition, 95%, (y) 3 to 10 years, 90% and (z) more than 10 years, 85%.

Agency Securities:

(i) Single-class mortgage participation certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal Home Loan Mortgage Corporation (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivative securities); (ii) single-class mortgage pass-through certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and ultimate collection of principal of which are guaranteed by the Federal National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages, collateralized mortgage obligations, securities paying interest or principal only and similar derivative securities); and (iii) single-class fully modified pass-through certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivatives securities).
With maturities from the date of acquisition of (x) two years or less, 95%, (y) more than two years and less than 10 years, 90% and (z) more than 10 years, 85%.

†	allocated on the basis of the respective asset-backed securities held in the respective Borrowing Bases).

Investment Grade Municipal Bonds Level I: Municipal bonds rated at least (i) AAA from S&P and (ii) Aaa from Moody’s and maturing within five years from the date of acquisition	90%

Investment Grade Municipal Bonds Level II: Municipal bonds rated at least (i) BBB from S&P and (ii) Baa2 from Moody’s and maturing within five years from the date of acquisition, but no higher than (x) AA+ from S&P and (y) Aa1 from Moody’s.	85%

Investment Grade Nonconvertible Corporate Bonds Level I:

Nonconvertible corporate bonds that are publicly traded on a nationally recognized exchange, eligible to be settled by the Depository Trust Company (“DTC”) and rated at least (i) AA- from S&P and (ii) Aa3 from Moody’s.
With maturities of (x) two years or less from the date of acquisition, 90% and (y) three to ten years from the date of acquisition, 85%.
Investment Grade Nonconvertible Corporate Bonds Level II: Nonconvertible corporate bonds that are publicly traded on a nationally recognized exchange, eligible to be settled by DTC and rated at least (i) BBB from S&P and (ii) Baa2 from Moody’s, but no higher than (x) A+ from S&P and (y) A1 from Moody’s.	80%
Commercial Paper: Commercial paper issued by any entity organized in the United States rated at least (i) A-1 or the equivalent thereof by S&P and (ii) P-1 or the equivalent thereof by Moody’s and maturing not more than one year after the date of acquisition.	90%

Asset-Backed Securities: Asset-backed securities rated at least (i) AAA by S&P and (ii) Aaa by Moody’s, provided that (x) such securities are backed by credit card receivables or automobile loans and have a remaining maturity of 10 years or less and (y) asset-backed securities will not constitute Eligible Securities if they are certificated securities that cannot be paid or delivered by book entry (and all asset-backed securities issued by an issuer incorporated in the United States of America must be capable of settlement through DTC).	80%

All other securities	0%

“Affected Loan” shall have the meaning provided in Section 4.02(h).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such

Person, provided, that a Person shall not be deemed to be an Affiliate solely as a result of a title or position held by such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the actual voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Multicurrency Letter of Credit Limit” shall mean $200,000,000, as such amount may be increased as provided for in Sections 1.15(a) and 1.16(a).

“Agreement” shall mean this Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

“Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Regulated Insurance Company, the insurance department or similar administrative authority or agency located in (x) each state in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state in which such Regulated Insurance Company is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such Regulated Insurance Company.

“Applicable Margin” shall mean, for any day:

(a) with respect to interest on any Tranche 1 Revolving Loan, Tranche 1 Facility Fee, Tranche 1 Utilization Fee or Tranche 1 Letter of Credit Fee, for any Margin Adjustment Period, from and after any Start Date to and including the corresponding End Date, the respective percentage per annum set forth below opposite the respective Level (i.e., Level 1, Level 2 or Level 3, as the case may be) indicated to have been achieved on the applicable Test Date for such Start Date (as shown in the respective officer’s certificate delivered pursuant to Section 7.01(c)):

	Level 1:	Level 2:	Level 3:
Leverage Ratio	less than or equal to 0.20:1.00	greater than 0.20:1.00 and less than or equal to 0.25:1.00	greater than 0.25:1.00
Letter of Credit Fee and Applicable Margin for Eurodollar Loans	0.165%	0.215%	0.29%
Applicable Margin for Base Rate Loans	0.00%	0.00%	0.00%
Applicable Margin for Facility Fee	0.06%	0.06%	0.06%
Applicable Margin for Utilization Fee	0.10%	0.10%	0.10%

(b) with respect to interest on any Tranche 2 Revolving Loan, Tranche 2 Facility Fee, Tranche 2 Utilization Fee or Tranche 2 Letter of Credit Fee, for any Margin Adjustment Period, from and after any Start Date to and including the corresponding End Date, the respective percentage per annum set forth below opposite the respective Level (i.e., Level 1, Level 2 or Level 3, as the case may be) indicated to have been achieved on the applicable Test Date for such Start Date (as shown in the respective officer’s certificate delivered pursuant to Section 7.01(c)):

	Level 1:	Level 2:	Level 3:
Leverage Ratio	less than or equal to 0.20:1.00	greater than 0.20:1.00 and less than or equal to 0.25:1.00	greater than 0.25:1.00
Letter of Credit Fee and Applicable Margin for LIBOR Loans	0.275%	0.35%	0.375%
Applicable Margin for Base Rate Loans	0.00%	0.00%	0.00%
Applicable Margin for Facility Fee	0.075%	0.10%	0.125%
Applicable Margin for Utilization Fee	0.10%	0.10%	0.10%

Notwithstanding the foregoing, (i) if the Parent Borrower fails to deliver the financial statements required to be delivered pursuant to Section 7.01(a) or (b) (accompanied by the officer’s certificate required to be delivered pursuant to Section 7.01(c) showing the applicable Leverage Ratio on the relevant Test Date) on or prior to the respective date required by such Sections, then Level 3 pricing shall apply until such time, if any, as the financial statements required as set forth above and the accompanying officer’s certificate have been delivered showing the pricing for the respective Margin Adjustment Period is at a level below Level 3 (it being understood that, in the case of any late delivery of the financial statements and officer’s certificate as so required, any reduction in the Applicable Margin shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificate); (ii) except when clause (iii) below is applicable Level 1 pricing shall apply for the period from the Effective Date to the date of the delivery of the Parent Borrower’s consolidated financial statements (and related officer’s certificate) in respect of its fiscal quarter ending June 30, 2007; and (iii) Level 3 pricing shall apply at all times when any Event of Default is in existence.

“Assignment Agreement” shall mean an assignment agreement in the form of Exhibit G (appropriately completed).

“Authorized Officer” shall mean any senior officer of a Borrower designated as such in writing by such Borrower to, and found acceptable by, the Administrative Agent.

“Bankruptcy Code” shall have the meaning provided in Section 9.05.

“Base Rate” at any time shall mean the higher of (x) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (y) the Prime Lending Rate as in effect from time to time.

“Base Rate Loans” shall mean each Revolving Loan bearing interest at the rates provided in Section 1.08(a).

“Bermuda Companies Law” shall mean the Companies Act 1981 of Bermuda and other relevant Bermuda law.

“Borrower” or “Borrowers” shall mean the Parent Borrower, the Initial Designated Subsidiary Borrowers and each Person which is designated as a Designated Subsidiary Borrower after the Effective Date in accordance with Section 1.14. For the purposes of Sections 5, 6, 7, 8 and 9 (including the defined terms used therein) any reference to “Borrower” or “Borrowers” shall also mean, and include, the Parent Borrower in its capacity as guarantor under Section 13.

“Borrowing” shall mean the incurrence of one Type of Revolving Loan of a single Tranche hereunder by any Borrower from all of the Lenders of the respective Tranche on a pro rata basis on a given date (or resulting from a conversion or conversions on such date), having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

“Borrowing Base” shall mean, at any time, and in respect of each Borrower, the aggregate amount of Cash and Eligible Securities held in the Collateral Accounts applicable to such Borrower under the Security Agreement at such time multiplied in each case by the respective Advance Rates for Cash and such Eligible Securities; provided that (a) all Cash and Eligible Securities in respect of any Borrowing Base shall only be included in such Borrowing Base to the extent same are subject to a first priority perfected security interest in favor of the

Collateral Agent pursuant to the Security Documents and (b) Eligible Securities which are subject to a securities lending arrangement shall not be included in a Borrowing Base.

“Borrowing Base Certificate” shall mean a Borrowing Base Certificate substantially in the form of Exhibit K hereto.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day, excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Cash Collateral Agreement”: shall mean the certain agreement dated as of the Effective Date by and between ERCA and JPMorgan Chase Bank, N.A, as amended or modified from time to time, relating to the Letters of Credit (as defined therein).

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“Change of Control” shall mean the occurrence of any of the following events or conditions: (a) any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder), shall have become the beneficial owner (as defined in rules promulgated by the SEC) of more than 35% of the voting securities of the Parent Borrower; or (b) a majority of the members of the Parent Borrower’s board of directors are persons who are then serving on the board of directors without having been elected by the board of directors or having been nominated for election by its shareholders.

“Claims” shall have the meaning provided in Section 12.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning provided in the Security Agreement.

“Collateral Account” shall have the meaning provided in the Security Agreement.

“Collateral Agent” shall have the meaning provided in the Security Agreement.

“Commitment” shall mean, collectively, the Tranche 1 Commitments and the Tranche 2 Commitments.

“Commitment Expiration Date” shall mean May 8, 2012.

“Consolidated Indebtedness” shall mean, as of any date of determination, (i) all Indebtedness for borrowed money of the Parent Borrower and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP plus (ii) any Indebtedness for borrowed money of any other Person as to which the Parent Borrower and/or any of its Subsidiaries has created a guarantee or other Contingent Obligation (but only to the extent of such guarantee or other Contingent Obligation). For the avoidance of doubt, “Consolidated Indebtedness” shall not include any contingent obligations of any Person under or in connection with letters of credit or similar facilities so long as no drawings or payments have been made in respect thereof.

“Consolidated Net Worth” shall mean, as of any date of determination, the Net Worth of the Parent Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries.

“Consolidated Tangible Net Worth” shall mean, as of the date of any determination, Consolidated Net Worth of the Parent Borrower and its Subsidiaries on such date less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets.

“Consolidated Total Capital” shall mean, as of any date of determination, the sum of (i) Consolidated Indebtedness and (ii) Consolidated Net Worth at such time.

“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business, (y) obligations of any Regulated Insurance Company under Insurance Contracts, Reinsurance Agreements or Retrocession Agreements or (z) trusts or similar arrangements related to Insurance Contracts, Reinsurance Agreements or Retrocession Agreements. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Documents” shall mean this Agreement, the Notes, each Assignment Agreement, each DSB Assumption Agreement, each Security Document and all other documents, instruments and agreements entered into in connection herewith or therewith.

“Default” shall mean any event, act or condition which, with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Subsidiary Borrower” shall mean (a) ESI, (b) EUHC, (c) EWHL, (d) EWIL and (e) each Person which is designated as an additional Designated Subsidiary Borrower after the Effective Date in accordance with Section 1.14.

“Dispositions” shall have the meaning provided in Section 8.02(b).

“Dollar” and the sign “$” shall each mean freely transferable lawful money of the United States.

“DSB Assumption Agreement” shall mean an assumption agreement in the form of Exhibit H.

“Effective Date” shall have the meaning set forth in this Amended and Restated Credit Agreement.

“Eligible Securities” shall have the meaning provided in the definition of the term Advance Rates.

“End Date” shall mean, with respect to any Margin Adjustment Period, the last day of such Margin Adjustment Period.

“Equity Interests” shall mean, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERCA” shall mean Endurance Reinsurance Corporation of America, a corporation organized under the laws of the State of New York.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Parent Borrower or any of its Subsidiaries or is under common control (within the meaning of Section 414(c) of the Code) with the Parent Borrower or any of its Subsidiaries.

“ESI” shall mean Endurance Specialty Insurance Ltd., a company organized under the laws of Bermuda.

“EUHC” shall mean Endurance U.S. Holdings Corp., a corporation organized under the laws of Delaware.

“Eurodollar Loans” shall mean each Revolving Loan bearing interest at the rates provided in Section 1.08(b).

“Eurodollar Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum that appears on Reuters Screen LIBOR01 Page (or any successor page) for Dollar deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on Reuters Screen LIBOR01 Page (or any successor page), the offered quotations to first-class banks in the London interbank market by JPMorgan Chase Bank, N.A. for Dollar deposits of amounts in same day funds comparable to the outstanding principal amount of such Dollar denominated Revolving Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 9.

“EWHL” shall mean Endurance Worldwide Holdings Limited, a company organized under the laws of England.

“EWIL” shall mean Endurance Worldwide Insurance Limited, a company organized under the laws of England.

“Existing Credit Agreement” shall have the meaning provided in the recitals.

“Existing Lender Agreement” shall mean an Existing Lender Agreement substantially in the form of Exhibit M (appropriately completed).

“Existing Letters of Credit” shall mean, collectively, Existing Tranche 1 Letters of Credit and Existing Tranche 2 Letters of Credit.

“Existing Tranche 1 Letter of Credit” shall have the meaning provided in Section 2A.08(a).

“Existing Tranche 2 Letter of Credit” shall have the meaning provided in Section 2B.08(a).

“Expiration Date” shall mean May 8, 2007.

“Facility Fees” shall mean, collectively, the Tranche 1 Facility Fee and the Tranche 2 Facility Fee.

“Federal Funds Effective Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected in good faith by the Administrative Agent.

“Federal Reserve System” shall mean the Federal Reserve System of the United States of America.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

“Final Maturity Date” shall mean the date when the Commitment Expiration Date has occurred, all Letters of Credit have expired or terminated and all amounts owing hereunder have been paid in full.

“Financial Statement Delivery Date” shall mean each date upon which the respective officer’s certificate is delivered pursuant to Section 7.01(c) (together with the related financial statements pursuant to Section 7.01(a)).

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Parent Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fronted Letter of Credit Limit” shall mean $300,000,000, as such amount may be increased as provided for in Sections
1.15(a) and 1.16(a).

“GAAP” shall mean generally accepted accounting principles in the United States of America; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any Applicable Insurance Regulatory Authority.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Lenders and the Issuing Agent.

“Indebtedness” of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all indebtedness of a type referred to in clauses (i) through (iii) or (v) through (vii) of this definition of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (v) all capitalized lease obligations of such Person, (vi) all obligations of such Person under Interest Rate Protection Agreements and (vii) all Contingent Obligations of such Person with respect to any of the foregoing; provided that, Indebtedness shall not include (x) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business and (y) obligations with respect to Policies.

“Initial Designated Subsidiary Borrowers” shall mean those Designated Subsidiary Borrowers set forth in clauses (a) through (d), inclusive, of the definition thereof.

“Insurance Business” shall mean one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

“Insurance Contract” shall mean any insurance contract or policy issued by a Regulated Insurance Company but shall not include any Reinsurance Agreement or Retrocession Agreement.

“Insurance Licenses” shall mean, with respect to each Regulated Insurance Company, licenses (including, without limitation, licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business held by such Regulated Insurance Company.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 1.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Intermediate Holding Companies” shall mean, collectively, (x) EUHC and (y) any other Subsidiary of the Parent Borrower that is designated as an additional Designated Subsidiary Borrower after the Effective Date and is a “holding company” (i.e. such Designated Subsidiary Borrower does not own any material assets other than the equity interests of its direct Subsidiaries).

“Investment Grade Securities” shall mean and include (i) U.S. Government Obligations (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P, Baa3 or higher by Moody’s, Class (2) or higher by NAIC or the equivalent of such rating by S&P, Moody’s or NAIC, or if none of S&P, Moody’s and NAIC shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Parent Borrower and its Wholly-Owned Subsidiaries, and (iii) any fund investing exclusively in investments of the type described in clauses (i) and (ii) which funds may also hold immaterial amounts of cash pending investment and/or distribution.

“Issuing Agent” shall mean JPMorgan Chase Bank, N.A.

“Issuing Lender” shall mean JPMorgan Chase Bank, N.A. or any other Lender that agrees to become an Issuing Lender under Sections 2A or 2B.

“Legal Requirements” shall mean all applicable laws, rules and regulations made by any governmental body or regulatory authority (including, without limitation, any Applicable Insurance Regulatory Authority) having jurisdiction over the Parent Borrower or a Subsidiary of the Parent Borrower.

“Lender” shall have the meaning provided in the first paragraph of this Agreement.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing or (ii) a Lender having notified the Administrative Agent and/or the applicable Borrower that it does not intend to comply with its obligations under Sections 1.01, 2A or 2B, in the case of either clause (i) or (ii) above as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Letter of Credit Outstandings” shall mean, collectively, the Tranche 1 Letter of Credit Outstandings and the Tranche 2 Letter of Credit Outstandings.

“Letter of Credit Supportable Obligations” shall mean obligations of the Parent Borrower or any of its Subsidiaries to any other Person which are permitted to exist pursuant to the terms of this Agreement.

“Letters of Credit” shall mean, collectively, the Tranche 1 Letters of Credit and the Tranche 2 Letters of Credit.

“Leverage Ratio” shall mean the ratio of (i) Consolidated Indebtedness to (ii) Consolidated Total Capital.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any understanding or agreement to repurchase any property or assets sold by the Parent Borrower or any of its Subsidiaries (including sales of accounts receivable or notes with recourse to the Parent Borrower or any of its Subsidiaries), or the assignment of any right to receive income, or the filing of any financing statement under the UCC or any other similar notice under any similar recording or notice statute relating to any property.

“Majority Tranche 1 Lenders” shall mean, at any time, Tranche 1 Lenders whose Tranche 1 Commitments (or, after the Tranche 1 Commitments have terminated, the sum of such Tranche 1 Lenders’ (x) then outstanding Tranche 1 Revolving Loans plus (y) Tranche 1 Percentages of the Tranche 1 Letter of Credit Outstandings at such time) represent an amount greater than 50% of the Total Tranche 1 Commitment (or after the termination thereof, the sum of (x) the then total outstanding Tranche 1 Revolving Loans plus (y) the Tranche 1 Letter of Credit Outstandings at such time).

“Margin Adjustment Period” shall mean each period which shall commence on the date upon which the respective officer’s certificate is delivered pursuant to Section 7.01(c) (together with the related financial statements pursuant to Section 7.01(a) or (b), as the case may be) and which shall end on the date of actual delivery of the next officer’s certificate pursuant to Section 7.01(c) (and related financial statements) or the latest date on which such next officer’s certificate (and related financial statements) is required to be so delivered; it being understood that the first Margin Adjustment Period shall commence with the delivery of the Parent Borrower’s financial statements (and related officer’s certificate) in respect of its fiscal quarter ending June 30, 2007.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean, (i) a material adverse effect on the business, operations, property or financial condition of the Parent Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect on (x) the rights and remedies of the Administrative Agent or the Lenders under the Credit Documents, (y) the ability of any Borrower to perform its obligations under the Credit Documents to which it is a party or (z) the legality, validity or enforceability of any Credit Document.

“Material Subsidiary” shall mean any Subsidiary of the Parent Borrower whose (i) total assets or total written premiums exceed 10% of the total assets or gross written premiums, respectively, of the Parent Borrower and its Subsidiaries on a consolidated basis as of the most recent fiscal quarter end and for the most recent fiscal quarter period, respectively, determined in accordance with GAAP or (ii) gross written premiums of such Subsidiary are in excess of $50,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Parent Borrower, such Subsidiary or such ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Worth” shall mean, as to any Person, the sum of its capital stock (including, without limitation, its preferred stock), capital in excess of par or stated value of shares of its capital stock (including, without limitation, its preferred stock), retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding (i) any treasury stock and (ii) the effects of Financial Accounting Statement No. 115.

“Note” shall mean, collectively, each Tranche 1 Note and each Tranche 2 Note.

“Notice of Borrowing” shall have the meaning provided in Section 1.03.

“Notice of Conversion” shall have the meaning provided in Section 1.06.

“Notice of Non-Extension” shall have the meaning provided in Section 2A.05.

“Notice Office” shall mean, with respect to notices related to Revolving Loans, JPMorgan Chase Bank, N.A., 1111 Fannin Street, Houston, Texas 77002-6925, Attn: Andrew Perkins and, with respect to notices related to Letters of Credit, JPMorgan Chase Bank, N.A., 10420 Highland Manor Drive, 4th Floor, Tampa, Florida 33610-8128, Attn: Vera Kostic, or such other office as the Administrative Agent may designate to the Parent Borrower and the Lenders from time to time.

“Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent, the Issuing Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Optional Currency” shall mean Canadian dollars, euros and British pounds sterling and to the extent generally available to all Lenders, Australian dollars and Japanese yen (or other currencies as are requested by a Borrower and reasonably acceptable to the applicable Lenders).

“Original Lenders” shall mean each Person which was a “Tranche 1 Lender” or a “Tranche 2 Lender” under, and as defined in, the Existing Credit Agreement.

“Overnight Eurodollar Rate” shall mean, with respect to any day in any period during which a reimbursement obligation in respect of any Letter of Credit denominated in an Optional Currency is outstanding, (i) the offered quotations by JPMorgan Chase Bank, N.A. to first-class banks in the New York interbank market (or such other market in which JPMorgan Chase Bank, N.A. customarily deals at such time) for deposits in such Optional Currency of amounts in same day funds approximately comparable to such reimbursement obligations with a maturity of the next Business Day determined as of 10:00 A.M. (New York time) (or, if later, the time on such day on which such reimbursement obligation arose) on such day (or if such day is not a Business Day, the next preceding Business Day) divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Parent Borrower” shall have the meaning provided in the first paragraph of this Agreement. For the purposes of Sections 5, 6, 7, 8 and 9 (including the defined terms used therein) any reference to “Parent Borrower” shall also mean, and include, the Parent Borrower in its capacity as a guarantor under Section 13.

“Parent Borrower Guaranteed Obligations” shall mean the principal of and interest on all Revolving Loans incurred by any Designated Subsidiary Borrower and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the account of any Designated Subsidiary Borrower, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of any Designated Subsidiary Borrower to any Lender, the Administrative Agent and the Issuing Agent now existing or hereafter incurred under, arising out of or in connection with, this Agreement and each other Credit Document pursuant to which any Designated Subsidiary Borrower is a party and the due performance and compliance by any such Designated Subsidiary Borrower with all the terms, conditions and agreements contained in this Agreement and each such other Credit Document.

“Parent Borrower Guaranty” shall mean the guaranty of the Parent Borrower provided in Section 13.

“Patriot Act” shall have the meaning set forth in Section 12.17.

“Payment Office” shall mean the office of the Administrative Agent at 1111 Fannin, Houston, Texas 77002, Attention: Andrew Perkins, Telephone: (713) 750-3510, Facsimile: (713) 750-2223, or such other office as the Administrative Agent may designate to the Parent Borrower and the Lenders from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA and subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent Borrower or any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan.

“Policies” shall mean all insurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Regulated Insurance Company and any coinsurance agreements entered into or to be entered into by any Regulated Insurance Company.

“Prime Lending Rate” shall mean the rate which JPMorgan Chase Bank, N.A. announces from time to time as its prime commercial lending rate, the Prime Lending Rate to change when and as such prime commercial lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. JPMorgan Chase Bank, N.A. may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Private Act” shall mean separate legislation enacted in Bermuda with the intention that such legislation apply specifically to any Borrower, in whole or in part.

“Register” shall have the meaning provided in Section 12.16.

“Regulated Insurance Company” shall mean any Subsidiary of the Parent Borrower, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction and is regulated by any Applicable Insurance Regulatory Authority.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinsurance Agreement” shall mean any agreement, contract, treaty, certificate or other arrangement whereby any Regulated Insurance Company agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Regulated Insurance Company under a policy or policies of insurance issued by such Regulated Insurance Company or under a reinsurance agreement assumed by such Regulated Insurance Company.

“REMIC” shall mean Real Estate Mortgage Investment Conduit.

“Replaced Lender” shall have the meaning provided in Section 1.13.

“Replacement Lender” shall have the meaning provided in Section 1.13.

“Required Lenders” shall mean, at any time, Lenders whose Commitments (or, after the Commitments have terminated, the sum of such Lenders’ (x) then outstanding Revolving Loans plus (y) Tranche 1 Percentages of the Tranche 1 Letter of Credit Outstandings at such time plus (z) Tranche 2 Percentages of the Tranche 2 Letter of Credit Outstandings at such time) represent an amount greater than 50% of the Total Commitment (or after the termination thereof, the sum of (x) the then total outstanding Revolving Loans plus (y) the Tranche 1 Letter of Credit Outstandings at such time plus (z) the Tranche 2 Letter of Credit Outstandings at such time).

“Retrocession Agreement” shall mean any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.

“Revolving Loans” shall mean, collectively, each Tranche 1 Revolving Loan and each Tranche 2 Revolving Loan.

“S&P” shall mean Standard & Poor’s Ratings Services and its successors.

“S&P Equivalent Rating” shall mean, with respect to any Investment Grade Security, the rating given such security by S&P or the S&P equivalent rating of the rating given such security by Moody’s or NAIC, it being understood that if any such security is rated by more than one of S&P, Moody’s and NAIC and any of such ratings (or the S&P equivalent of such ratings) differ, then the S&P Equivalent Rating for such security shall be the lower or lowest, as the case may be, of such ratings (or the S&P equivalent of such ratings).

“SAP” shall mean, with respect to any Regulated Insurance Company, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state in which such Regulated Insurance Company is domiciled; it being understood and agreed that determinations in accordance with SAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“SEC Regulation D” shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Security Agreement” means the security agreement substantially in the form of Exhibit L hereto, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

“Security Documents” shall mean (i) the Security Agreement, (ii) the Account Control Agreement, (iii) each other security agreement executed and delivered pursuant to Section 7.13 of this Agreement and (iv) each other document, agreement, certificate and/or financing statement, executed, delivered, made or filed pursuant to the terms of the documents specified in foregoing clauses (i), (ii) and (iii).

“Start Date” shall mean, with respect to any Margin Adjustment Period, the first day of such Margin Adjustment Period.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could be met).

“Statutory Statements” shall mean, with respect to any Regulated Insurance Company for any fiscal year, the annual or quarterly financial statements of such Regulated Insurance Company as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% voting interest at the time for the board of directors or equivalent body. Unless otherwise expressly provided, all references to “Subsidiary” shall mean a Subsidiary of the Parent Borrower.

“Taxes” shall have the meaning provided in Section 4.04(a).

“Test Date” shall mean, with respect to any Start Date, the last day of the most recent fiscal quarter of the Parent Borrower ended immediately prior to such Start Date.

“Total Commitment” shall mean the sum of (i) the Total Tranche 1 Commitment plus (ii) the Total Tranche 2 Commitment.

“Total Tranche 1 Commitment” shall mean the sum of the Tranche 1 Commitments of each Tranche 1 Lender.

“Total Tranche 2 Commitment” shall mean the sum of the Tranche 2 Commitments of each Tranche 2 Lender.

“Total Unutilized Tranche 1 Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Tranche 1 Commitment then in effect less (y) the sum of the aggregate principal amount of Tranche 1 Revolving Loans then outstanding and the Tranche 1 Letter of Credit Outstandings at such time.

“Total Unutilized Tranche 2 Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Tranche 2 Commitment then in effect less (y) the sum of the aggregate principal amount of Tranche 2 Revolving Loans then outstanding and the Tranche 2 Letter of Credit Outstandings at such time.

“Tranche” shall mean, at any time, the respective facility and commitments utilized in making Revolving Loans and/or issuing Letters of Credit hereunder, with there being three separate Tranches hereunder, i.e., Tranche 1 Commitments and Tranche 2 Commitments.

“Tranche 1 Commitment” shall mean, with respect to each Tranche 1 Lender, the amount set forth opposite such Tranche 1 Lender’s name on Annex I under the heading “Tranche 1 Commitment”, as the same may be (x) reduced or terminated pursuant to Sections 3.02, 3.03 and/or 9, (y) increased from time to time pursuant to Section 1.15 or 1.17 or (z) adjusted from time to time as a result of assignment to or from such Lender pursuant to Section 12.04(b).

“Tranche 1 Facility Fee” shall have the meaning provided in Section 3.01(a).

“Tranche 1 Fees” shall mean the Tranche 1 Facility Fee, the Tranche 1 Utilization Fee, the Tranche 1 Letter of Credit Fee and the Tranche 1 Fronted Letter of Credit Fee.

“Tranche 1 Fronted Letter of Credit” shall mean any Tranche 1 Letter of Credit issued by an Issuing Lender in reliance on the agreements of the other Lenders set forth in Section 2A.09.

“Tranche 1 Fronted Letter of Credit Fee” shall have the meaning provided in Section 3.01(e).

“Tranche 1 Fronted Letter of Credit Participants” shall have the meaning provided in Section 2A.09.

“Tranche 1 Lenders” shall mean each Lender with a Tranche 1 Commitment, outstanding Revolving Loans and/or Tranche 1 Letter of Credit Outstandings.

“Tranche 1 Letter of Credit” shall have the meaning provided in Section 2A.01(a).

“Tranche 1 Letter of Credit Fee” shall have the meaning provided in Section 3.01(e).

“Tranche 1 Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication (i) the aggregate Stated Amount of all Tranche 1 Letters of Credit plus (ii) the aggregate amount of all Tranche 1 Unpaid Drawings in respect of all Tranche 1 Letters of Credit.

“Tranche 1 Letter of Credit Request” shall have the meaning provided in Section 2A.02(a).

“Tranche 1 Non-Fronted Letter of Credit” shall mean any Tranche 1 Letter of Credit other than a Tranche 1 Fronted Letter of Credit.

“Tranche 1 Note” shall have the meaning provided in Section 1.05(a).

“Tranche 1 Obligations” shall mean all Obligations owing to any Tranche 1 Lender or the Issuing Lender in respect of Tranche 1 Revolving Loans and Tranche 1 Letters of Credit.

“Tranche 1 Participant” shall have the meaning provided in Section 2A.08(a).

“Tranche 1 Percentage” shall mean, at any time for each Tranche 1 Lender, the percentage obtained by dividing such Tranche 1 Lender’s Tranche 1 Commitment at such time by the Total Tranche 1 Commitment then in effect, provided that, if the Total Tranche 1 Commitment has been terminated, the Tranche 1 Percentage of each Tranche 1 Lender shall be determined by dividing such Tranche 1 Lender’s Tranche 1 Commitment as in effect immediately prior to such termination by the Total Tranche 1 Commitment as in effect immediately prior to such termination (but also giving effect to any assignments made in accordance with Section 12.04(b) after the date on which the Total Tranche 1 Commitment has terminated).

“Tranche 1 Reduction Percentage” shall mean, at any time, a percentage the numerator of which is the Total Tranche 1 Commitment and the denominator of which is the Total Commitment.

“Tranche 1 Revolving Loans” shall have the meaning provided in Section 1.01(a).

“Tranche 1 Unpaid Drawings” shall have the meaning provided in Section 2A.03(a).

“Tranche 1 Utilization Fee” shall have the meaning provided in Section 3.01(c).

“Tranche 2 Commitment” shall mean, with respect to each Tranche 2 Lender, the amount set forth opposite such Tranche 2 Lender’s name on Annex I under the heading “Tranche 2 Commitment”, as the same may be (x) reduced or terminated pursuant to Sections 3.02, 3.03 and/or 9, (y) increased from time to time pursuant to Section 1.16 or 1.17 (z) adjusted from time to time as a result of assignment to or from such Tranche 2 Lender pursuant to Section 12.04(b).

“Tranche 2 Facility Fee” shall have the meaning provided in Section 3.01(b).

“Tranche 2 Fees” shall mean the Tranche 2 Facility Fee, the Tranche 2 Utilization Fee, the Tranche 2 Letter of Credit Fee and the Tranche 2 Fronted Letter of Credit Fee.

“Tranche 2 Fronted Letter of Credit” shall mean any Tranche 2 Letter of Credit issued by an Issuing Lender in reliance on the agreements of the other Lenders set forth in Section 2B.09.

“Tranche 2 Fronted Letter of Credit Fee” shall have the meaning provided in Section 3.01(f).

“Tranche 2 Fronted Letter of Credit Participants” shall have the meaning provided in Section 2B.09.

“Tranche 2 Lenders” shall mean each Lender with a Tranche 2 Commitment or with outstanding Tranche 2 Revolving Loans and/or Tranche 2 Letter of Credit Outstandings.

“Tranche 2 Letter of Credit” shall have the meaning provided in Section 2B.01(a).

“Tranche 2 Letter of Credit Fee” shall have the meaning provided in Section 3.01(f).

“Tranche 2 Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all Tranche 2 Letters of Credit plus (ii) the aggregate amount of all Tranche 2 Unpaid Drawings in respect of all Tranche 2 Letters of Credit.

“Tranche 2 Letter of Credit Request” shall have the meaning provided in Section 2B.02(a).

“Tranche 2 Non-Fronted Letter of Credit” shall mean any Tranche 2 Letter of Credit other than a Tranche 2 Fronted Letter of Credit.

“Tranche 2 Note” shall have the meaning provided in Section 1.05(a).

“Tranche 2 Percentage” shall mean, at any time for each Tranche 2 Lender, the percentage obtained by dividing such Tranche 2 Lender’s Tranche 2 Commitment at such time by the Total Tranche 2 Commitment then in effect, provided that, if the Total Tranche 2 Commitment has been terminated, the Tranche 2 Percentage of each Tranche 2 Lender shall be determined by dividing such Tranche 2 Lender’s Tranche 2 Commitment as in effect immediately prior to such termination by the Total Tranche 2 Commitment as in effect immediately prior to such termination (but also giving effect to any assignments made in accordance with Section 12.04(b) after the date on which the Total Tranche 2 Commitment has terminated).

“Tranche 2 Reduction Percentage” shall mean, at any time, a percentage the numerator of which is the Total Tranche 2 Commitment and the denominator of which is the Total Commitment.

“Tranche 2 Revolving Loans” shall have the meaning provided in Section 1.01(b).

“Tranche 2 Unpaid Drawings” shall have the meaning provided in Section 2B.03(a).

“Tranche 2 Utilization Fee” shall have the meaning provided in Section 3.01(d).

“Type” shall mean any type of Revolving Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code.

“Unpaid Drawings” shall mean, collectively, the Tranche 1 Unpaid Drawings and the Tranche 2 Unpaid Drawings.

“U.S. Borrower” shall have the meaning provided in Section 4.04(b).

“U.S. Dollar Equivalent” shall mean, on any Business Day with respect to any amount denominated in any currency other than Dollars, the amount of Dollars that would be required to purchase such amounts of such other currency, based upon the spot selling rate at which JPMorgan Chase Bank, N.A. offers to sell such other currency for Dollars in the New York foreign exchange market at approximately 10:00 a.m. New York time on such Business Day for delivery two Business Days later.

“U.S. Government Obligations” shall mean and include (A) securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt and (B) to the extent in each case having an S&P Equivalent Rating of AAA, obligations issued or guaranteed by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, the Student Loan Marketing Association and the Federal Home Loan Bank.

“Utilization Fees” shall mean, collectively, the Tranche 1 Utilization Fees and the Tranche 2 Utilization Fees.

“Wholly-Owned Subsidiary” of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors’ or nominees’ qualifying shares, is owned directly or indirectly by such Person.

“Written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

SECTION 11.  The Agents.

11.01 Appointment. Each Lender hereby irrevocably designates and appoints JPMorgan Chase Bank, N.A. as Administrative Agent (such term as used in this Section 11 to include JPMorgan Chase Bank, N.A., acting as Issuing Agent under this Agreement and each Letter of Credit) to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes JPMorgan Chase Bank, N.A., as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby further irrevocably designates and appoints The Bank of New York as Collateral Agent, to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes The Bank of New York, as the Collateral Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Agent agrees to act as such upon the express conditions contained in this Section 11. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against such Agent. The provisions of this Section 11 are solely for the benefit of the Agents and the Lenders, and no Borrower shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, each Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Borrower.

11.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.03.

11.03 Exculpatory Provisions. Neither Agent nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Parent Borrower or any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for any failure of the Parent Borrower or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. Neither Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Parent Borrower or any of its Subsidiaries. Neither Agent shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by such Agent to the Lenders or by or on behalf of any Borrower to such Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Revolving Loans or of the existence or possible existence of any Default or Event of Default.

11.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

11.05 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. In the event the Collateral Agent receives such a notice, the Collateral Agent shall give prompt notice thereof to the Administrative Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

11.06 Non-Reliance. Each Lender expressly acknowledges that neither Agent nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by either Agent hereinafter taken, including any review of the affairs of the Parent Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Parent Borrower and its Subsidiaries and made its own decision to make its Revolving Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Parent Borrower and its Subsidiaries. Neither Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Parent Borrower or any Subsidiary which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

11.07 Indemnification. Each Lender agrees to indemnify each Agent and The Bank of New York as Custodian, in each case in its capacity as such, ratably according to its respective “percentages” as used in determining the Required Lenders at such time from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Agent or the Custodian, as the case may be, in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by such Agent or the Custodian, as the case may be, under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Parent Borrower or any of its Subsidiaries, provided that no Lender shall be liable to such Agent or the Custodian, as the case may be, for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of such Agent or the Custodian, as the case may be (as determined by a court of competent jurisdiction in a final and non-appealable decision). If any indemnity furnished to either Agent or the Custodian, as the case may be, for any purpose shall, in the opinion of such Agent or the Custodian, as the case may be, be insufficient or become impaired, such Agent or the Custodian, as the case may be, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 11.07 shall survive the payment of all Obligations.

11.08 The Agents in Their Individual Capacities. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Parent Borrower and its Subsidiaries as though not acting as Administrative Agent hereunder. With respect to the Revolving Loans made by it and all Obligations owing to it, such Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not such Agent, and the terms “Lender” and “Lenders” shall include such Agent in its individual capacity.

11.09 Successor Agents. (a) Either the Administrative Agent or the Collateral Agent (or both) may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time, in each case by giving 20 Business Days’ prior written notice to the Lenders and the Borrowers.

(b) Upon such resignation of the Administrative Agent, the Required Lenders shall, with the consent of the Parent Borrower (such consent not to be unreasonably withheld), appoint from among the Lenders a successor Administrative Agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall include such successor agent effective upon its appointment, and the resigning Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(c) Upon such resignation of the Collateral Agent, the Required Lenders shall, with the consent of the Parent Borrower (such consent not to be unreasonably withheld), appoint from among the Lenders a successor Collateral Agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall include such successor agent effective upon its appointment, and the resigning Collateral Agent’s rights, powers and duties as the Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement. After the retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

SECTION 12.  Miscellaneous.

12.01 Payment of Expenses, etc. The Parent Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, execution, delivery and administration of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP and of consultants and advisors to the Administrative Agent and its counsel); (ii) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative

Agent in connection with any amendment, waiver or consent relating to this Agreement or any other Credit Document; (iii) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and each of the Lenders in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and for each of the Lenders); (iv) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and (v) indemnify the Administrative Agent and each Lender, and their respective officers, directors, employees, representatives and agents (each, an “indemnified person”) from and hold each of them harmless against any and all losses, liabilities, penalties, claims, damages or expenses (collectively, “Claims”) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Revolving Loans hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)).

12.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Borrower against and on account of the Obligations and liabilities of any such Borrower to such Lender or any other Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of any such Borrower purchased by such Lender or any other Lender pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender is hereby designated the agent of all other Lenders for purposes of effecting set off pursuant to this Section 12.02 and each Borrower hereby grants to each Lender for such Lender’s own benefit and as agent for all other Lenders a continuing security interest in any and all deposits, accounts or moneys of the Borrowers maintained from time to time with such Lender.

12.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to a Borrower, at the address specified opposite its signature below; if to any

Lender, at its address specified for such Lender on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, cabled or sent by overnight courier and shall be effective when received.

12.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders. Each Lender may at any time grant participations in any of its rights hereunder or under any of its Notes to any bank or other financial institution; provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to receive the additional amounts under Sections 1.10, 1.11, 2.04 and 4.04 of this Agreement to, and only to, the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold; and provided, further, that no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Revolving Loan or Note in which such participant is participating or reduce the rate or extend the time of payment of interest thereon or Fees, or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment or Revolving Loan over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment and that an increase in any Commitment shall be permitted without the consent of any participant if such participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or any other Credit Document except in accordance with the terms hereof and thereof.

(b) Notwithstanding the foregoing, any Lender may assign all or a portion of its rights and obligations hereunder to a NAIC approved bank or other financial institution (unless otherwise agreed by the Parent Borrower and the Administrative Agent) with the prior written consent of each of (i) the Administrative Agent, (ii) in the case of an assignment of Tranche 1 Commitments or Tranche 2 Commitments (and/or the related obligations under such respective Tranche), the Issuing Agent and (iii) so long as no Default or Event of Default has occurred and is continuing, the Parent Borrower (such consent, in each case, not to be unreasonably withheld or delayed). No assignment of less than all of a Lender’s rights and obligations hereunder pursuant to the immediately preceding sentence shall, to the extent such transaction represents an assignment to an institution other than one or more Lenders hereunder, be in an aggregate amount less than the minimum of $5,000,000 unless otherwise agreed to by the Administrative Agent and the Parent Borrower in writing and no assignment shall be effective until all the then outstanding Tranche 1 Letters of Credit or Tranche 2 Letters of Credit, as the case may be, are returned by each respective beneficiary to the Issuing Agent either for cancellation and/or to be exchanged for new or amended Letters of Credit which give effect to such assignment. If any Lender so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Lender shall thereafter refer to such Lender and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to this Section 12.04(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement (appropriately completed). At the time of any such assignment, (i) Annex I shall be deemed to be amended to reflect the Commitments, if any, and outstanding Revolving Loans, if any, of the respective assignee (which shall result in a direct reduction to the Commitments, if any, and outstanding Revolving Loans, if any, of the assigning Lender) and of the other Lenders, (ii) if any such assignment occurs after the Effective Date, at the request of the assignor or the assignee, the Parent Borrower will issue new Notes to the respective assignee and to the assigning Lender in conformity with the requirements of Section 1.05, (iii) all then outstanding Tranche 1 Letters of Credit or Tranche 2 Letters of Credit, as the case may be, shall be returned by each respective beneficiary to the Issuing Agent either for cancellation and/or to be exchanged for new or amended Letters of Credit to reflect such assignment (it being understood that to the extent the respective beneficiaries do not consent to such assignment, such assignment cannot occur) and (iv) the Administrative Agent shall receive from the assigning Lender and/or the assignee Lender or financial institution at the time of each assignment the payment of a nonrefundable assignment fee of $3,500, provided that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.16 hereof. At the time of each assignment pursuant to this Section 12.04(b) to a Person which (x) is not already a Lender hereunder and (y) is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrowers and the Administrative Agent the appropriate Internal Revenue Service forms (and, if applicable a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). Each Lender and each Borrower agrees to execute such documents (including, without limitation, amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing. Promptly following any assignment pursuant to this Section 12.04(b), the assigning Lender shall promptly notify the Borrowers and the Administrative Agent thereof. Nothing in this Section 12.04 shall prevent or prohibit any Lender from pledging its Revolving Loans or Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

(c) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Borrower to file a registration statement with the SEC or to qualify the Revolving Loans under the “Blue Sky” laws of any State of the United States as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body or self-regulatory body having or claiming jurisdiction or oversight such Lender and/or its affiliates.

(d) Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by clause (b) above will upon its becoming party to this Agreement represent, that it is a commercial lender, other financial institution or other “accredited investor” (as defined in SEC Regulation D) which makes loans in the ordinary course of its business or is acquiring the Revolving Loans without a view to distribution of the Revolving Loans within the meaning of the federal securities laws, and that it will make or acquire Revolving Loans for its own account in the ordinary course of such business, provided that, subject to the preceding clauses (a) through (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

12.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of each Borrower in respect of any Obligations of such Borrower, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Tranche 1 Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Tranche 1 Revolving Loans, Tranche 1 Unpaid Drawings or Tranche 1 Fees, of a sum which with respect to the related sum or sums received by other Tranche 1 Lenders is in a greater proportion than the total of such Tranche 1 Obligation then owed and due to such Tranche 1 Lender bears to the total of such Tranche 1 Obligation then owed and due to all of the Tranche 1 Lenders immediately prior to such receipt, then such Tranche 1 Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Tranche 1 Lenders an interest in the Tranche 1 Obligations of the respective Tranche 1 Borrower to such Tranche 1 Lenders in such amount as shall result in a proportional participation by all of the Tranche 1 Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Tranche 1 Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Each of the Tranche 2 Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Tranche 2 Revolving Loans, Tranche 2 Unpaid Drawings, Tranche 2 Fees, of a sum which with respect to the related sum or sums received by other Tranche 2 Lenders is in a greater proportion than the total of such Tranche 2 Obligation then owed and due to such Tranche 2 Lender bears to the total of such Tranche 2 Obligation then owed and due to all of the Tranche 2 Lenders immediately prior to such receipt, then such Tranche 2 Lender, as the case may be, receiving such excess payment shall purchase for cash without recourse or warranty from the other Tranche 2 Lenders an interest in the Tranche 2 Obligations of the respective Tranche 2 Borrower to such Tranche 2 Lenders, in such amount as shall result in a proportional participation by all of the Tranche 2 Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Tranche 2 Lender such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

12.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP or SAP, as the case may be, consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrowers to the Lenders). In addition, except as otherwise specifically provided herein, all computations determining compliance with Section 8, including definitions used therein, shall utilize accounting principles and policies in effect from time to time; provided that (i) if any such accounting principle or policy (whether GAAP or SAP or both) shall change after the Effective Date, the Borrowers shall give reasonable notice thereof to the Administrative Agent and each of the Lenders and if within 30 days following such notice any Borrower, the Administrative Agent or the Required Lenders shall elect by giving written notice of such election to the other parties hereto, such computations shall not give effect to such change unless and until this Agreement shall be amended pursuant to Section 12.11 to give effect to such change, and (ii) if at any time the computations determining compliance with Section 8 utilize accounting principles different from those utilized in the financial statements then being furnished to the Lenders pursuant to Section 7.01, such financial statements shall be accompanied by reconciliation work-sheets.

(b) All computations of interest on Revolving Loans and Fees hereunder shall be made on the actual number of days elapsed over (i) a year of 365/366 days for interest on Revolving Loans maintained as Base Rate Loans when the Base Rate is based on the Prime Lending Rate and (ii) a year of 360 days in all cases other than that set forth in the preceding clause (i).

(c) All references in this Agreement to amounts in Dollars shall include, unless the context otherwise requires, amounts in Optional Currencies using the then U.S. Dollar Equivalent thereof.

12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN LETTERS OF CREDIT ISSUED UNDER THE LAWS OF ENGLAND AND WALES AND THE LAWS OF OTHER JURISDICTIONS, AS AGREED TO BETWEEN THE APPLICABLE BORROWER AND THE ISSUING LENDER IN ACCORDANCE WITH SECTIONS 2A.01 AND 2B.01) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW

YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (OTHER THAN WITH RESPECT TO LETTERS OF CREDIT ISSUED UNDER THE LAWS OF THE UNITED KINGDOM IN ACCORDANCE WITH SECTIONS 2A.01 and 2B.01) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER AND EACH LENDER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH BORROWER AND EACH LENDER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH BORROWER OR SUCH LENDER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH BORROWER OR SUCH LENDER. EACH BORROWER AND EACH LENDER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH BORROWER OR SUCH LENDER, AS THE CASE MAY BE, AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 12.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH BORROWER AND EACH LENDER, AS THE CASE MAY BE, HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH BORROWER IN ANY OTHER JURISDICTION.

(b) EACH BORROWER AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Parent Borrower and the Administrative Agent.

12.10 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.11 Amendment or Waiver. Neither this Agreement nor any other Credit Document (other than the Security Documents) nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by each Borrower and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) directly affected thereby, (i) extend the scheduled final maturity of any Revolving Loan or Note, or extend the required payment date of a reimbursement obligation in respect of any Letter of Credit, or extend the Commitment Expiration Date, or extend the stated expiration date of any Letter of Credit beyond the date occurring one year after the Commitment Expiration Date, or reduce the rate or extend the time of payment of interest on any Revolving Loan or Note (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount of any Revolving Loan or Note, or reduce the amount or extend the time of payment of any Fee (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 12.07(a) shall not constitute a reduction in the rate of interest or reduction in the amount of Fees for purposes of this clause (i)), (ii) except as set forth in Section 1.15 or Section 1.16, increase the Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Lender), (iii) amend, modify or waive any provision of this Section 12.11 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Loans and the Commitments on the Effective Date), (iv) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders (it being understood that (A) the Additional Tranche 1 Commitments (and the additional Tranche 1 Revolving Loans incurred in connection therewith), (B) the Additional Tranche 2 Commitments (and the additional Tranche 2 Revolving Loans incurred in connection therewith) and (C) with the consent of the Required Lenders, other additional extensions of credit pursuant to this Agreement, in each case, may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Revolving Loans and Commitments are included on the Effective Date), (v) release the Parent Borrower from its obligations under the Parent Borrower Guaranty, or (vi) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement; provided further, that (A) no such change, waiver, discharge or termination shall (i) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) from the Liens under all of the Security Documents without the consent of each Tranche 1 Lender, (ii) modify the definitions in Section 10 of “Advance Rates”, “Borrowing Base” or “Eligible Securities” without the consent of the Majority Tranche 1 Lenders or (iii) reduce any percentage specified in, or otherwise modify, the definition of Majority Tranche 1 Lenders (it being understood that the Additional Tranche 1 Commitments (and the additional Tranche 1 Revolving Loans incurred in connection therewith) and, with the consent of the

Majority Tranche 1 Lenders, other additional extensions of credit pursuant to this Agreement, in each case, may be included in the determination of the Majority Tranche 1 Lenders on substantially the same basis as the extensions of Tranche 1 Revolving Loans and Tranche 1 Commitments are included on the Effective Date) and (B) no Security Document may be changed, waived, discharged or terminated unless each such change, waiver, discharge or termination is in writing signed by each Borrower and the Majority Tranche 1 Lenders. No provision of Section 11 or any other provision relating to the rights and/or obligations of the Administrative Agent may be amended without the consent of the Administrative Agent. No provision of Section 2 or any other provision relating to the rights and/or obligations of the Issuing Agent may be amended without the consent of the Issuing Agent.

12.12 Survival. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 2.04, 4.04, 11.07 or 12.01 shall survive the execution and delivery of this Agreement and the making of the Revolving Loans, the repayment of the Obligations and the termination of the Total Commitment.

12.13 Domicile of Revolving Loans. Each Lender may transfer and carry its Revolving Loans at, to or for the account of any branch, office, Subsidiary or affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Revolving Loans pursuant to this Section 12.13 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11, 2.04 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Parent Borrower shall not be obligated to pay such increased costs (although the Parent Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

12.14 Confidentiality. (a) Each Lender shall (i) hold all non-public information (including, without limitation, all financial projections and analyses) furnished by any Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender pursuant to the requirements of this Agreement (“Confidential Information”) confidential, (ii) use Confidential Information only for purposes related to this Agreement and its position as a Lender hereunder and (iii) not disclose such Confidential Information other than as provided herein; provided that any Lender and/or its affiliates may disclose any such Confidential Information (A) as has become generally available to the public other than as a result of disclosure in violation of this Section 12.14, (B) as has become available to such Lender or any such affiliate on a non-confidential basis from a source other than the Borrowers and their respective affiliates, provided that the source is not known by such Lender to be prohibited from transmitting such information to such Lender by a contractual, legal or fiduciary obligation, (C) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body or self-regulatory body having or claiming to have jurisdiction or oversight over such Lender and/or its affiliates, (D) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation or other judicial process (it being understood that, to the extent reasonably practicable under the circumstances, each Borrower shall be given prior notice and an opportunity to contest any proposed disclosure pursuant to this clause (D)), (E) in order to comply with any law, order, regulation or ruling applicable to such Lender and/or its affiliates, (F) subject to an agreement to comply with the provisions of this Section, to any direct or indirect counterparty to any swap agreement (or any professonal advisor to such counterparty) and (G) to any permitted prospective or actual syndicate member or participant in any Revolving Loans, provided that such prospective or actual syndicate member or participant agrees with the respective assigning Lender to be bound by the provisions of this Section 12.14. The provisions of this Section 12.14 shall survive any termination of this Agreement.

(b) Notwithstanding anything herein to the contrary, any Lender (and any employee, representative or other agent of such Lender) may disclose to any and all persons, without limitation of any kind, such Lender’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby relating to such Lender and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

12.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.16 Register. Each Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 12.16, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Revolving Loans made by each of the Lenders and each repayment in respect of the principal amount of the Revolving Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the obligations any Borrower in respect of such Revolving Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Revolving Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Revolving Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Revolving Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and any Revolving Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to Section 12.04(b). Coincident with the delivery of such an Assignment Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Revolving Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Revolving Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. Each Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.16 (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision)).

12.17 USA Patriot Act. Each Lender hereby notifies each Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

SECTION 13.  Parent Borrower Guaranty.

13.01 The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Parent Borrower from the proceeds of the Revolving Loans and the issuance of the Letters of Credit, the Parent Borrower hereby agrees with the Lenders as follows: the Parent Borrower hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Parent Borrower Guaranteed Obligations of each Designated Subsidiary Borrower to the Guaranteed Creditors. If any or all of the Parent Borrower Guaranteed Obligations of any Designated Subsidiary Borrower to the Guaranteed Creditors becomes due and payable hereunder, the Parent Borrower unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Parent Borrower Guaranteed Obligations. This Parent Borrower Guaranty is a guaranty of payment and not of collection. If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Parent Borrower Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant, then and in such event the Parent Borrower agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Parent Borrower, notwithstanding any revocation of this Parent Borrower Guaranty or any other instrument evidencing any liability of any Designated Subsidiary Borrower, and the Parent Borrower shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

13.02 Bankruptcy. Additionally, the Parent Borrower unconditionally and irrevocably guarantees the payment of any and all of the Parent Borrower Guaranteed Obligations of each Designated Subsidiary Borrower hereunder to the Guaranteed Creditors whether or not due or payable by any Designated Subsidiary Borrower upon the occurrence of any of the events specified in Section 9.05 with respect to such Designated Subsidiary Borrower, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

13.03 Nature of Liability. The liability of the Parent Borrower hereunder is exclusive and independent of any security for or other guaranty of the Parent Borrower Guaranteed Obligations of any Designated Subsidiary Borrower whether executed by the Parent Borrower, any other guarantor or by any other party, and the liability of the Parent Borrower hereunder is not affected or impaired by (a) any direction as to application of payment by each Designated Subsidiary Borrower or by any other party (other than a direction by the Guaranteed Creditor receiving such payment), or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Parent Borrower Guaranteed Obligations of each Designated Subsidiary Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Designated Subsidiary Borrower, or (e) any payment made to the Guaranteed Creditors on the Parent Borrower Guaranteed Obligations which any such Guaranteed Creditor repays to any Designated Subsidiary Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Parent Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding or (f) any action or inaction of the type described in Section 13.05.

13.04 Independent Obligation. The obligations of the Parent Borrower under this Section 13 are independent of the obligations of any other guarantor, any other party or any Designated Subsidiary Borrower, and a separate action or actions may be brought and prosecuted against the Parent Borrower whether or not action is brought against any other guarantor, any other party or any Designated Subsidiary Borrower and whether or not any other guarantor, any other party or any Designated Subsidiary Borrower be joined in any such action or actions. The Parent Borrower waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability under this Section 13 or the enforcement thereof. Any payment by any Designated Subsidiary Borrower or other circumstance which operates to toll any statute of limitations as to any Designated Subsidiary Borrower shall operate to toll the statute of limitations as to the Parent Borrower.

13.05 Authorization. The obligations of the Parent Borrower under this Section 13 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any action taken by any Guaranteed Creditor to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Parent Borrower Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Parent Borrower Guaranty herein made shall apply to the Parent Borrower Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Parent Borrower Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Parent Borrower Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any Designated Subsidiary Borrower or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, any Designated Subsidiary Borrower or other obligors;

(e) settle or compromise any of the Parent Borrower Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Designated Subsidiary Borrower to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Designated Subsidiary Borrower to the Guaranteed Creditors regardless of what liability or liabilities of any Designated Subsidiary Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Parent Borrower from its liabilities under this Parent Borrower Guaranty.

13.06 Reliance. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of any Designated Subsidiary Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Parent Borrower Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

13.07 Subordination. Any indebtedness of any Designated Subsidiary Borrower now or hereafter owing to the Parent Borrower is hereby subordinated to the Parent Borrower Guaranteed Obligations of any Designated Subsidiary Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, no Designated Subsidiary Borrower shall make, or be permitted to make, any payment to the Parent Borrower in respect of such indebtedness owed to the Parent Borrower, but without affecting or impairing in any manner the liability of the Parent Borrower under the other provisions of this Parent Borrower Guaranty. Prior to the transfer by the Parent Borrower of any note or negotiable instrument evidencing any of the indebtedness of any Designated Subsidiary Borrower to the Parent Borrower, the Parent Borrower shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Parent Borrower hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Parent Borrower Guaranteed Obligations have been irrevocably paid in full in cash.

13.08 Waiver. (a) The Parent Borrower waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against each Designated Subsidiary Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Designated Subsidiary Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The Parent Borrower waives any defense based on or arising out of any defense of any Designated Subsidiary Borrower, any other guarantor or any other party, other than payment in full of the Parent Borrower Guaranteed Obligations, based on or arising out of the disability of each Designated Subsidiary Borrower, any other guarantor or any other party, or the unenforceability of the Parent Borrower Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Designated Subsidiary Borrower other than payment in full of the Parent Borrower Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Designated Subsidiary Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Parent Borrower hereunder except to the extent the Parent Borrower Guaranteed Obligations have been paid. The Parent Borrower waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Parent Borrower against any Designated Subsidiary Borrower or any other party or any security.

(b) The Parent Borrower waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Parent Borrower Guaranty, and notices of the existence, creation or incurring of new or additional Parent Borrower Guaranteed Obligations. The Parent Borrower assumes all responsibility for being and keeping itself informed of each Designated Subsidiary Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Parent Borrower Guaranteed Obligations and the nature, scope and extent of the risks which the Parent Borrower assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise the Parent Borrower of information known to them regarding such circumstances or risks.

(c) The Parent Borrower warrants and agrees that each of the waivers set forth above in this Section 13 is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.

*         *         *

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:
Wellesley House 90 Pitts Bay Road Pembroke HM 08 Bermuda Attention: Michael McGuire Telephone: +1 (441) 278-0943 Facsimile: +1 (441) 278-0493	ENDURANCE SPECIALTY HOLDINGS LTD. By: /s/ John V. Del Col Title: General Counsel and Secretary

Wellesley House 90 Pitts Bay Road Pembroke HM 08 Bermuda Michael McGuire Telephone: +1 (441) 278-0943 Facsimile: +1 (441) 278-0493	ENDURANCE SPECIALTY INSURANCE LTD. By: /s/ John V. Del Col Title: General Counsel and Secretary

1209 Orange Street Wilmington, Delaware 19801 Attention: Emily Canelo, Esq. Telephone: +1 (914) 468-8000 Facsimile: +1 (914) 997-0331	ENDURANCE U.S. HOLDINGS CORP. By: /s/ Kenneth J. LeStrange Title: Chairman of the Board and President

4th Floor, 2 Minster Court London, EC3R 7BB United Kingdom Attention: Simon Minshall Telephone: +44 (0)20 7337 2830 Facsimile: +44 (0)20 7337 2900	ENDURANCE WORLDWIDE HOLDINGS LIMITED By: /s/ Jon Godfray Title: Chief Operating Officer

4th Floor, 2 Minster Court London, EC3R 7BB United Kingdom Attention: Simon Minshall Telephone: +44 (0)20 7337 2830 Facsimile: +44 (0)20 7337 2900	ENDURANCE WORLDWIDE INSURANCE LIMITED By: /s/ Jon Godfray Name: Jon Godfray Title: Chief Operating Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Agent and a Lender By: /s/ Erin O'Rourke Title: Vice President

WACHOVIA BANK, N.A. By: /s/ William R. Goley Title: Director

ING BANK N.V., LONDON BRANCH By: /s/ N J Marchant Title: Director By: /s/ M E R Sherman Title: Managing Director

BANK OF AMERICA, N.A. By: /s/ Debra Basler Title: Senior Vice President

BARCLAYS BANK PLC By: /s/ Nicholas Bell Title: Director

LLOYDS TSB BANK PLC By: /s/ Jason Eperon Title: Vice President, Financial Institutions, USA By: /s/ Candi Obrentz Title: Assistant Vice President, Financial Institutions, USA

THE BANK OF NEW YORK By: /s/ Richard G. Shaw Title: Vice President

CALYON NEW YORK BRANCH By: /s/ Sebastian Rocco Title: Managing Director By: /s/ Charlie Kornberger Title: Managing Director

THE ROYAL BANK OF SCOTLAND PLC By: Greenwich Capital Markets, Inc., as agent for The Royal Bank of Scotland plc By: /s/ David Howes Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH By: /s/ Richard Herder Title: Managing Director By: /s/ Michael Campites Title: Vice President

THE BANK OF NOVA SCOTIA By: /s/ Todd Meller Name: Todd Meller Title: Managing Director

LANDESBANK HESSEN-THÜRINGEN NEW YORK BRANCH

By:   /s/ Samuel W. Bridges
Title: Senior Vice President Financial Institutions Public Finance

By:   /s/ Irina Rakhlis
Title: Credit Analyst Financial Institutions Public Finance

BNP PARIBAS By: /s/ Peter A. Nikitaidis Title: Director By: /s/ Nair P. Raghu Title: Vice President

COMERICA BANK By: /s/ Chatphet Saipetch Name: Chatphet Saipetch Title: Vice President

MERRILL LYNCH COMMERCIAL FINANCE CORPORATION By: /s/ Louis Alder Name: Louis Alder Title: Director

GOLDMAN SACHS CREDIT PARTNERS L.P. By: /s/ Mark Walton Title: Managing Director